                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                                PSI ENERGY INC.
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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     (5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                PSI ENERGY, INC. 1998 INFORMATION STATEMENT AND
                     CINERGY CORP. 1997 FINANCIAL REPORT


                                   BUILDING
                           A GROWTH ENERGY COMPANY
                               WORK IN PROGRESS

TABLE OF CONTENTS

Notice of Annual Meeting                                                    2
PSI Energy, Inc. 1998 Information Statement                                 3
Appendix: 1997 Financial Report                                           A-1
  Review of Financial Condition and Results of Operations                 A-1
  Consolidated Statements of Income                                      A-20
  Consolidated Balance Sheets                                            A-21
  Consolidated Statements of Changes in Common Stock Equity              A-23
  Consolidated Statements of Cash Flows                                  A-24
  Notes to Consolidated Financial Statements                             A-25
  Responsibility for Financial Statements                                A-49
  Report of Independent Public Accountants                               A-50
  Five Year Statistical Summary                                          A-51

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1998

To the Shareholders of PSI Energy, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PSI Energy, Inc. will be held in the McKinley Room of the Westin Hotel at Fountain Square, 21 East Fifth Street, Cincinnati, Ohio, on Wednesday, April 22, 1998 at 10:00 a.m., eastern daylight saving time, for the purposes of electing seven directors and transacting such other business as may legally come before the meeting, or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on Monday, February 23, 1998, will be entitled to vote at the meeting, or any adjournment or postponement thereof.

     Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

By Order of the Board of Directors,

Cheryl M. Foley
Vice President,
General Counsel and Secretary

Dated: March 23, 1998

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana  46168
(317) 839-9611

INFORMATION STATEMENT

INTRODUCTION

PSI Energy, Inc., an Indiana corporation (the "Company"), is an operating utility primarily engaged in providing electric service in north central, central, and southern Indiana, and is a subsidiary of Cinergy Corp., a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended ("Cinergy"). Cinergy is also the parent company of The Cincinnati Gas & Electric Company ("CG&E"), Cinergy Services, Inc. ("Services") and Cinergy Investments, Inc. ("Investments"). CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company ("ULH&P"), in adjacent areas in Kentucky. Services provides management, financial, administrative, engineering, legal and other services to the Company, Cinergy, CG&E, and Investments. Cinergy conducts its international and non-regulated businesses through Investments and its subsidiaries.

     This Information Statement is first being mailed on or about March 23, 1998 to the shareholders of the Company in connection with its Annual Meeting of Shareholders to be held on April 22, 1998, or any adjournment or postponement of such meeting (the "Annual Meeting"). Included as an Appendix to this Information Statement are Cinergy's consolidated financial statements and accompanying notes for the calendar year ended December 31, 1997, and other information relating to Cinergy's financial results and position. Cinergy's Summary Annual Report to Shareholders also accompanies the mailing of this material.

     The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the forwarding of this material to the beneficial owners of the Company's cumulative preferred stock held by such holders through brokerage houses and other custodians, nominees and fiduciaries and, accordingly, will reimburse CIC for its reasonable out-of-pocket expenses for forwarding the materials.

     Cinergy owns all of the 53,913,701 outstanding shares of the Company's class of common stock. There remain outstanding 4,366,887 shares of the Company's class of cumulative preferred stock as of the close of business on February 23, 1998, which also have certain voting rights as set forth in the next section.

     Since Cinergy's ownership represents more than 97% of the total votes that could be cast at the Annual Meeting, and since shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to the Board of Directors of the Company (the "Board"), the election of such director-nominees is assured. Therefore, the Board considered it inappropriate to solicit proxies for the Annual Meeting. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only holders of record of the Company's voting securities at the close of business on February 23, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. The outstanding voting securities of the Company are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in five series. The shares outstanding as of the Record Date, and the vote to which each share is entitled, are as follows:

                                                     Shares           Votes
Class                                              Outstanding      Per Share
------------------------------------------------------------------------------
Common Stock                                        53,913,701         1 vote
  (without par value)
Cumulative Preferred Stock
  Par Value $100 per share                             640,251         1 vote
  Par Value $25 per share                            3,726,636       1/4 vote

     Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the Company's class of cumulative preferred stock as of the Record Date.

SECURITY OWNERSHIP OF MANAGEMENT

The Company's director-nominees and named executive officers (as the latter term is defined on page 10) did not beneficially own any shares of any series of the Company's class of cumulative preferred stock as of December 31, 1997. The beneficial ownership of the outstanding shares of Cinergy common stock held by each director-nominee and named executive officer, and of units representing shares of Cinergy common stock paid as compensation to non-employee directors, as of December 31, 1997, is set forth in the following table.

                                           Amount and Nature
Name of Beneficial Owner(1)            of Beneficial Ownership(2)      Units(3)
-------------------------------------------------------------------------------
James K. Baker                                21,105 shares              4,257
Michael G. Browning                           26,335 shares              7,765
John A. Hillenbrand II                        35,759 shares              7,640
J. Wayne Leonard                             140,961 shares
John M. Mutz                                 103,485 shares
Jackson H. Randolph                          152,426 shares
James E. Rogers                              339,254 shares
Van P. Smith                                  24,890 shares
Larry E. Thomas                              130,366 shares
All directors and executive                1,176,174 shares(1)(2)
  officers as a group

(1) Beneficial ownership of directors and executive officers as a group represents 0.746% of the outstanding shares of Cinergy common stock; individual beneficial ownership by any director, nominee or executive officer does not exceed 0.215% of the outstanding shares of Cinergy common stock.

(2) Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker - 20,287; Mr. Browning - 20,287; Mr. Hillenbrand - 20,287; Mr. Leonard - 97,611; Mr. Mutz - 72,787; Mr. Randolph - 50,000; Mr. Rogers -145,629; Mr. Smith - 20,287; Mr. Thomas - 74,104; and all directors and executive officers as a group - 595,748.

(3) Each unit represents one share of Cinergy common stock credited to the account of the respective directors as of December 31, 1997 under Cinergy's Directors' Deferred Compensation Plan.

ELECTION OF DIRECTORS

In accordance with the By-Laws of the Company, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at seven and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and were elected by shareholders at the 1997 annual meeting. All of the proposed director-nominees have signified their willingness to serve, if elected.

     Directors will be elected at the Annual Meeting by a plurality of the votes cast. As previously stated, Cinergy intends to vote all of the outstanding shares of common stock of the Company in favor of the director-nominees set forth below and, since Cinergy's ownership of such common stock represents over 97% of the voting power of the Company, the election of such director-nominees is assured.

     Except as otherwise noted, the principal occupation or employment of each individual set forth below has been such individual's principal occupation or employment for the past five years. Each director-nominee, with the exception of Messrs. Mutz, Randolph, and Rogers, is otherwise unaffiliated with Cinergy and its subsidiaries, including the Company.

JAMES K. BAKER
DIRECTOR OF THE COMPANY SINCE 1986. DIRECTOR OF CINERGY SINCE 1994.  AGE 66.

     Mr. Baker has served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, since February 1996. He served as Chairman of the Board of Arvin Industries from November 1986 through January 1996 and as Chief Executive Officer from 1981 until June 1993. Mr. Baker is a director of Amcast Industrial Corp., First Chicago NBD Corp., Geon Company, and Tokheim Corporation.

MICHAEL G. BROWNING
DIRECTOR OF THE COMPANY SINCE 1990. DIRECTOR OF CINERGY SINCE 1994.  AGE 51.

     Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate ventures. He also served as President of Browning Real Estate, Inc., the general partner of various real estate investment partnerships, through December 30, 1994.

JOHN A. HILLENBRAND II
DIRECTOR OF THE COMPANY SINCE 1985. DIRECTOR OF CINERGY SINCE 1994.  AGE 66.

     Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is a director of Hillenbrand Industries, Inc. and National City Bank, Indiana.

JOHN M. MUTZ
DIRECTOR OF THE COMPANY SINCE 1991; MEMBER OF THE EXECUTIVE COMMITTEE. DIRECTOR OF INVESTMENTS SINCE 1995. AGE 62.

     Mr. Mutz has served as President of the Company since October 1994. He served as President of the Company's former parent, PSI Resources, Inc., from October 1993 until October 1994, and previously served as president of the Lilly Endowment, Inc. located in Indianapolis. Mr. Mutz served as lieutenant governor of the State of Indiana from 1981 to 1988. While in office, he served as president of the Indiana Senate, headed the Department of Commerce and the Department of Employment and Training Services, and served as

Commissioner of Agriculture. Mr. Mutz is a director of Conseco, Inc. and of National City Bank, Indiana.

JACKSON H. RANDOLPH
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE EXECUTIVE COMMITTEE. DIRECTOR OF CINERGY SINCE 1993 AND OF CG&E SINCE 1983. AGE 67.

     Mr. Randolph has served as Chairman of the Board of the Company, Cinergy, Investments, Services, CG&E, and ULH&P since December 1995. He served as Chairman of the Board and Chief Executive Officer of the Company, Cinergy, Investments, Services, and CG&E from October 1994 (and of ULH&P from January 1995) through November 1995. Mr. Randolph was Chairman of the Board, President and Chief Executive Officer of CG&E from May 1993 until October 1994 (and of ULH&P from June 1993 until January 1995); previously he served as President and Chief Executive Officer of CG&E and ULH&P. Mr. Randolph is a director of Cincinnati Financial Corporation, PNC Bank Corp., and PNC Bank, Ohio, N.A.

JAMES E. ROGERS
DIRECTOR OF THE COMPANY SINCE 1988; CHAIRMAN OF THE EXECUTIVE COMMITTEE. DIRECTOR OF CINERGY SINCE 1993 AND OF CG&E SINCE 1994. AGE 50.

     Mr. Rogers has served as Vice Chairman and Chief Executive Officer of the Company, CG&E, Investments, and ULH&P, and as Vice Chairman, President and Chief Executive Officer of Cinergy and Services since December 1995. He served as Vice Chairman and Chief Operating Officer of the Company, CG&E, and Investments, and as Vice Chairman, President and Chief Operating Officer of Cinergy and Services from October 1994 (and as Vice Chairman and Chief Operating Officer of ULH&P from January 1995) through November 1995. Mr. Rogers served as Chairman, President and Chief Executive Officer of the Company from August 1990 until October 1994; he previously served as Chairman and Chief Executive Officer. He also served as Chairman and Chief Executive Officer of PSI Resources, Inc., former parent of the Company, from October 1993 until October 1994; he previously served as Chairman, President and Chief Executive Officer. Mr. Rogers is a director of Bankers Life Holding Corporation, Duke Realty Investments, Inc., Fifth Third Bancorp, and The Fifth Third Bank.

VAN P. SMITH
DIRECTOR OF THE COMPANY SINCE 1986. DIRECTOR OF CINERGY SINCE 1994.  AGE 69.

     Mr. Smith is Chairman of the Board of Ontario Corporation, which manufactures precision components for semiconductor process equipment, provides custom hardware and software products, and operates commercial testing laboratories. He is a director of each of the subsidiaries of Ontario Corporation, and also a director of Lilly Industries, Inc., Meridian Insurance Group, Inc., and Meridian Mutual Insurance Co.

MEETINGS AND COMMITTEES OF THE BOARD

During the calendar year ended December 31, 1997, the Board held six meetings. All directors attended more than 75% of the aggregate number of Board and committee meetings which they were eligible to attend. The Executive Committee is the only standing committee of the Board.

COMPENSATION OF DIRECTORS

Directors who are not employees (the "non-employee directors") receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended; however, any non-employee director of the Company who also serves as a non-employee director of Cinergy or any of its affiliates shall neither receive such annual retainer fee, nor any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of the board of directors of Cinergy. Each director-nominee, as a non-employee director of the Company (Messrs. Baker, Browning, Hillenbrand and Smith), is currently also a non-employee director of Cinergy. Directors who are also employees of Cinergy or any of its subsidiaries (Messrs. Mutz, Randolph and Rogers) receive no remuneration for their services as directors.

     Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy or any of its subsidiaries may defer fees and have them accrued either in cash or in units representing shares of Cinergy common stock. If deferred in such units, dividends are credited to the individual director's plan account and thereby acquire additional such units, at the same time and rate as dividends are paid to holders of Cinergy common stock. The deferred units will be distributed to the director as shares of Cinergy common stock at the time of retirement from the appropriate board. Amounts deferred in cash earn interest at the rate per annum, adjusted quarterly, equivalent to the interest rate for a one-year certificate of deposit as quoted in THE WALL STREET JOURNAL for the first business day of the calendar quarter, and will be paid to the director at the time of retirement from the appropriate board.

     Under Cinergy's Retirement Plan for Directors, non-employee directors with five or more years of service will receive annual retirement compensation in an amount equal to the annual Board retainer fee in effect at the time of termination of service as a director, plus the product of the fee paid for attendance at a Board meeting multiplied by five. Retirement compensation is paid for as many years as the director served on the Board. This plan covers non-employee directors serving on the boards of directors of the Company, Cinergy, Services, or CG&E. Prior service by non-employee directors of the Company, PSI Resources, Inc., or CG&E is credited under this plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of Cinergy's board of directors (the "Committee"):
 (i) establishes the compensation policy; (ii) recommends, oversees and administers compensation plans for executive officers and key employees;
(iii) determines compensation for the chief executive officer; and (iv) reviews and approves compensation for the remaining executive officers, as each of these items relates to Cinergy and its subsidiaries, including the Company. The Committee is composed of Messrs. Van P. Smith (Chairman), Michael G. Browning, George C. Juilfs, and John J. Schiff, Jr., each of whom is an independent, "non-employee director" (of Cinergy) within the meaning of
Section 16(b) of the 1934 Act, and an "outside director" (of Cinergy) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each of Messrs. Smith and Browning is also such an independent, "non-employee", "outside director" of the Company.

COMPENSATION POLICY

The executive compensation program of Cinergy and its subsidiaries is designed to attract, retain and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. Compensation for executive officers consists of base salary, annual cash incentives, and long-term incentives.

     Base salaries for the executive group are targeted at the median of comparably sized utility companies based on kilowatt-hours ("kwh") sold. Because of Cinergy's low-cost position, kwh sales are considered to be a better measure than revenues for constructing a comparative group. Base salary levels are reviewed annually, and any increases are based on such factors as corporate financial results, and each individual's performance, role, and skills.

     The executive compensation program also seeks to link executive and shareholder interests through cash-based and equity-based incentive plans, in order to reward corporate and individual performance and balance short-term and long-term considerations. Annual and long-term incentive plans are structured to provide opportunities that are competitive with general industry companies.

     This emphasis on incentive compensation results in a compensation mix for the chief executive officer and the remaining executive officers consisting of annual and long-term incentives accounting for at least 50% of the employee's annual compensation. It is the Committee's view that short-term and long-term incentive opportunities that distinguish between short-term and long-term corporate goals can assist in appropriately incentivizing the type of behavior crucial to managing successfully in an increasingly competitive environment.

     Consistent with its belief that a well-planned and well-implemented executive incentive compensation program, with meaningful and measurable performance targets and competitive award opportunities, sends a strong, positive message to the financial markets, the Committee implemented a new executive long-term incentive compensation program, effective January 1, 1997 (the "LTIP"). This new program was implemented within the parameters of Cinergy's 1996 Long-Term Incentive Compensation Plan (the "Umbrella Plan"). The new program combines the interests of Cinergy's shareholders, customers, and management to enhance corporate value. (Specifics of the new program are discussed below under the heading "Long-Term Incentive Compensation and Stock Options.")

     Also, effective January 1, 1997, Cinergy adopted two non-qualified deferred compensation plans for executive officers. Cinergy's Deferred Incentive Compensation Plan allows executive officers of Cinergy and its subsidiaries, including the Company, the opportunity to defer receipt of all or a portion of cash awards otherwise payable under Cinergy's Annual Incentive Plan. Cinergy's Excess 401(k) Plan allows such executive officers to defer receipt of a portion of their base salaries that otherwise could not be deferred under Cinergy's qualified 401(k) plan due to federal government limitations on the amount of compensation that can be deferred into qualified plans.

ANNUAL INCENTIVE COMPENSATION

Approximately 430 employees, consisting of executive officers and certain others (i.e., managers, general managers or equivalent-level positions) of Cinergy and its subsidiaries, are eligible to participate in Cinergy's Annual Incentive Plan. Each participant is eligible to receive an incentive cash award or bonus to the extent that certain pre-determined corporate and individual goals are achieved. For 1997, the corporate goal was based on earnings per share. Individual performance goals varied for each executive officer; however, all related to Cinergy's overall strategic vision of becoming a premier energy services company. Achievement of the corporate goal for 1997 and achievement of individual goals each accounted for 50% of the total possible award.

     For 1997, the potential awards ranged from 2.5% to 90% of the participant's annual base salary depending upon the achievement levels and the participant's position. Graduated standards for achievement were developed to encourage each employee's contribution. The Committee reviewed and approved both the plan goals at the beginning of the year and the achievements at the end of the year.

     For 1997, the Committee determined that the corporate goal had not been achieved. Therefore, none of the participants, including the named executive officers (as defined on page10), received any credit toward payout under Cinergy's Annual Incentive Plan with respect to the corporate goal measure.

     For 1997, the Committee determined the achievement level for each named executive officer, which involved an assessment of both individual objective goals and subjective evaluation of individual performance. The Committee believed that its assessment accurately measured the performance of each such officer, and determined that the achievement level for individual goals was at the 3.0 award level on a scale ranging from 1.0 to 3.0. Consideration was given to accomplishments in 1997 that led to a total return to Cinergy's shareholders of 21.2% (representing a 6% increase from 1996) and a 7% increase in Cinergy's earnings per share (adjusted for the effects of weather and non-comparable items). Other significant accomplishments by Cinergy during 1997 included: (i) becoming a major participant in the marketing of power resulting in a megawatt trading volume increase of 600%; (ii) a 25% increase in electric generation productivity; (iii) a 14% reduction in the price of coal and 68% reduction in coal inventories; (iv) acquisition of Greenwich Energy Partners as a platform for gas commodity trading; (v) becoming the first utility to gain membership on the New York Mercantile Exchange; (vi) formation of the Cadence Network LLC joint venture (with two other energy companies) which will provide a variety of innovative products and services (e.g., consolidated billing, bill auditing, and rate and usage analysis) to multi-site national accounts customers; (vii) acquisition of the development team and all rights to future projects of Midlands Power International (a power development subsidiary of Midlands Electricity plc, Cinergy's 50%-owned regional electric distribution company located in England) furthering international development plans; and (viii) continued reengineering efforts and reductions to staff without layoffs. The relative importance of these accomplishments was equal in the determination of awards.

     For 1998, the parameters of Cinergy's Annual Incentive Plan will be the same as those applicable for 1997. The corporate goal will account for 50% of the total possible award and achievement of individual goals will account for the remaining 50%. The corporate goal for 1998 will be based on earnings per share.

LONG-TERM INCENTIVE COMPENSATION AND STOCK OPTIONS

The LTIP, the newly implemented long-term incentive compensation program, is intended to tie a significant portion of the participants' pay to long-term corporate performance, to provide a greater upside potential for outperforming peer companies as well as downside risk for underperforming, to focus on creating shareholder value through increasing total shareholder return, and to provide a significant portion of total compensation opportunity through the use of Cinergy common stock to create an ownership mindset. Approximately 80 employees, consisting of executive officers (with the exception of the chairman of the board) and certain others (i.e., general managers or equivalent-level positions) of Cinergy and its subsidiaries, are eligible for participation in the LTIP.

     The LTIP consists of two components: (1) stock options, and (2) performance-based restricted stock and performance shares (this second portion is called the "Value Creation Plan"). "Performance-based restricted stock" means grants of Cinergy common stock that are subject to transfer restrictions and risk of forfeiture for a specified restriction period, and the vesting of which are conditional upon the attainment of Performance Measures. Stock options comprise 25% of the total award opportunity under the plan, and the Value Creation Plan comprises the other 75%. The annualized target award opportunity as a percent of base salary ranges from 15% to 100% depending on the participant's position. With respect to the named executive officers eligible for participation in the LTIP, the target LTIP award values are 100% of base salary for the chief executive officer and 70% of the respective base salary for each of the remaining named executive officers. The LTIP operates on three-year, non-overlapping performance periods or cycles. The first performance period covers October 1, 1996, through December 31, 1999.

     The first portion of the LTIP consists of annual grants of stock options beginning January 1, 1997, that vest every three years. The number of options granted to a participant is determined by taking 25% of the participant's target LTIP award value and dividing it by the projected stock price appreciation of an option, to arrive at the number of options granted to a participant for each year of the three-year cycle.

     The second portion of the LTIP consists of the Value Creation Plan. The Value Creation Plan consists of a tar-get grant of performance-based restricted stock and performance shares, both of which can be earned based on Cinergy's total shareholder return ("TSR") vs. the TSR of the peer group. TSR is defined as share price appreciation plus dividends. For the three-year performance cycle, Cinergy's average TSR is measured against the average TSR of the peer group. The peer companies are the 25 largest utility companies, based on kwh sales.

     During 1997, participants were granted performance-based restricted stock equal to their three-year target for the Value Creation Plan. Each grant was determined by taking each participant's percentage of base salary target for the Value Creation Plan and dividing it by the share price on the last business day of the month preceding the date that the Committee actually made grants under the LTIP.

     At the end of the performance period, participants will earn an award based upon Cinergy's performance relative to its peer group. If Cinergy's TSR equals the TSR of the peer group, participants will earn the target number of restricted shares. Participants will earn the target number of restricted shares plus a greater number of non-restricted shares (called "performance shares") if Cinergy's TSR exceeds that of the peer group. However, if Cinergy's TSR is lower than that of the peer group, participants will not vest in some of the target restricted shares (and the opportunity to receive any performance shares) and could lose all of the restricted shares if Cinergy's performance falls dramatically below that of the peer companies. The maximum that can be earned under the Value Creation Plan by a participant for the performance cycle is three times the total LTIP target value less the value of any stock options.

     Except in the case of disability, death, voluntary termination, or retirement on or after age 50 during the three-year performance cycle, a participant must be employed by Cinergy or its subsidiaries on January 1, 2000 to receive any earned award. The earned target restricted shares will be released (become unrestricted or vested) as soon as practicable after the end of the cycle, but no later than April 1, 2000. The earned performance shares, if any, based on the added incremental value created during the cycle, will be paid in two installments. One-half will be paid as soon as practicable after January 1, 2001, but no later than April 1, 2001, and the other half will be paid as soon as practicable after January 1, 2002, but no later than April 1, 2002.

     Information with respect to stock options and performance-based restricted stock granted during 1997 to the named executive officers is set forth in the Summary Compensation Table and/or the Option/SAR Grants Table. As explained in footnote 2 to the Summary Compensation Table, column (f) reports the dollar values of restricted stock awards, determined by multiplying the number of shares in each award by the closing market price of Cinergy common stock as of the effective date of grant. As explained above, these officers will not become vested in the target shares unless Cinergy's TSR meets or exceeds the median TSR of the peer group.

     Prior to January 1, 1997, Cinergy sponsored a Performance Shares Plan (the "Performance Shares Plan"), a long-term incentive compensation plan designed to reward executive officers and other key employees for contributing to long-term success by achieving corporate and individual goals approved by the Committee. The LTIP described above is intended, in part, to replace the Performance Shares Plan. Accordingly, as part of the transition toward implementation of the LTIP, the Performance Shares Plan was amended effective November 1, 1996, to preclude the commencement of any new performance cycle subsequent to January 1, 1996, and to provide that the fifth performance cycle covering 1994-1997 be shortened to three years, i.e., 1994-1996, and that the sixth and final performance cycle covering 1996-1999 be shortened to one year, i.e., 1996. The amendments further provided that payouts under the fourth performance cycle covering 1992-1995 would be paid out as planned (one-half in 1996 and the other half in 1997), and that the payouts for the two truncated cycles would be paid out in 1998 and 1999. In recognition of the truncation of performance cycles and the ultimate termination of the Performance Shares Plan, the Company has clarified its reporting of payments earned and made under the Performance Shares Plan. This restatement of prior years' disclosures is further explained in footnote 3 to the Summary Compensation Table.

CHIEF EXECUTIVE OFFICER

Mr. Rogers' 1997 base salary was determined by the Committee after considering his employment agreement with Cinergy (see Employment Agreements and Severance Arrangements on page 13) and various surveys on chief executive compensation of both peer companies and general industry. For 1997, Mr. Rogers also earned incentive compensation under the Annual Incentive Plan in the amount of $337,504, which was based entirely upon the Committee's determination of his achievement of individual goals. Under the Annual Incentive Plan, Mr. Rogers' maximum potential award is equal to 90% of his annual base salary (including deferred compensation).

     Effective January 1, 1997, the Committee granted to Mr. Rogers stock options and performance-based restricted stock under the LTIP, the new executive incentive compensation program discussed above, which provides him with an annualized target award opportunity equal to 100% of his annual base salary. Mr. Rogers received a stock option grant to acquire 55,400 shares of Cinergy common stock at the fair market value of $33.50 per share, and also received a target grant of 58,462 performance-based restricted shares. Although Mr. Rogers has the right to vote the performance-based restricted shares, this grant is subject to the same Performance Measure as all other restricted stock grants made under the
LTIP: Cinergy's TSR vs. the TSR of the peer companies over the three-year performance period. Mr. Rogers will become vested in the target grant of performance-based restricted shares and the dividends on these shares only to the extent that Cinergy's TSR over the three-year period meets or exceeds the median TSR of the peer group.

SUMMARY

The Committee's executive compensation policy is designed to provide competitive levels of executive compensation that integrate compensation with Cinergy's goals, reward superior corporate performance, recognize individual initiative and achievement, and assist Cinergy in attracting and retaining qualified and highly motivated executive employees. In utilizing long-term, incentive-based compensation, i.e., as available under the LTIP, a greater portion of executive compensation is placed at risk. The Committee believes that ownership of stock assists in the attraction and retention of qualified executive employees, and provides them with additional incentives to devote their best efforts to pursue and sustain Cinergy's growth and profitability through the accomplishment of corporate goals. The philosophy thus intends to coalesce the interests of shareholders, customers, and management to enhance overall corporate value.

     Code Section 162(m) limits the tax deduction to one million dollars for compensation paid to each of the named executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the one million dollars limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Cinergy's Annual Incentive Plan and its Umbrella Plan have been approved by its shareholders. Half of the award opportunity under the Annual Incentive Plan is based on pre-established, objective corporate performance goals, and a significant portion of the remaining award opportunity is based on objective, individual performance goals. Both the stock options and the restricted stock features of the recently implemented LTIP (which itself was implemented under the auspices of the Umbrella Plan) are performance-based.

     The Committee will continue to review the applicability of the Internal Revenue Service ("IRS") rules and regulations to future compensation. Moreover, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, but retains the right to make subjective decisions and to award compensation that might be subject to the tax deductibility limitation under Code Section 162(m).

     The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

CINERGY COMPENSATION COMMITTEE
Van P. Smith, Chairman
Michael G. Browning
George C. Juilfs
John J. Schiff, Jr.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of the chief executive officer and each of the additional four most highly compensated executive officers (these five executive officers sometimes hereinafter collectively referred to as the "named executive officers") for services to Cinergy and its subsidiaries during the calendar years ended December 31, 1997, 1996 and 1995.

                                                                             Long-Term Compensation
                                                                     -------------------------------------
                                         Annual Compensation                 Awards                Payouts
                                    ----------------------------     --------------------------   --------
       (a)                  (b)       (c)        (d)       (e)         (f)            (g)            (h)            (i)
                                                          Other
                                                          Annual     Restricted     Securities                 All Other
                                                          Compen-       Stock       Underlying       LTIP       Compen-
Name and                             Salary   Bonus(1)    sation      Awards(2)    Options/SARs   Payouts(3)    sation
Principal Position          Year      ($)       ($)        ($)            ($)           (#)          ($)          ($)
------------------------------------------------------------------------------------------------------------------------
James E. Rogers             1997    700,008   337,504     17,039      1,951,169       55,400             0       126,956(4)
  Vice Chairman and         1996    625,000   607,518      3,697              0            0       849,750       108,108
Chief Executive Officer     1995    535,000   321,750     15,322              0            0     1,032,565       135,676

Jackson H. Randolph         1997    585,000   321,750     14,575              0            0             0        88,181(4)
  Chairman of the Board     1996    535,000   321,750     10,675              0            0       675,212       120,512
                            1995    535,000   321,750     11,594              0            0       377,381       104,112

John M. Mutz                1997    395,412   118,624      3,763        761,985       21,700             0        22,162(4)
  President                 1996    376,584   150,634      2,431              0            0       339,108        14,993
                            1995    358,656   143,462      2,041              0            0       288,470        16,530

J. Wayne Leonard            1997    378,000   113,400      6,044        728,443       20,700             0        13,976(4)
  Vice President            1996    317,720   190,632     53,985              0            0       273,141        34,220
                            1995    250,008    93,753     17,385              0            0       283,552        49,726

Larry E. Thomas             1997    336,048   100,814     11,502        647,575       18,400             0        15,809(4)
  Vice President            1996    294,350   176,610      5,030              0            0       252,285        36,162
                            1995    240,000    90,000      1,794              0            0       279,436        29,464

(1) Amounts appearing in this column reflect the Annual Incentive Plan award earned during the year listed and paid in the following year.

(2) Amounts appearing in this column reflect the dollar values of restricted stock awards, determined by multiplying the number of shares in each award by the closing market price of Cinergy's common stock as of the effective date of grant. The aggregate number of all restricted stock holdings and values at calendar year ended December 31, 1997, determined by multiplying the number of shares by the year end closing market price, are as follows: Mr. Rogers - 58,462 shares ($2,239,825); Mr. Mutz - 22,831 shares ($874,713); Mr. Leonard - 21,826 shares ($836,209);
     and Mr. Thomas -19,403 shares ($743,377). Dividends will be retained by Cinergy for the duration of the three-year performance cycle; upon settlement of the restricted stock awards, dividends will be paid in shares of Cinergy common stock based on the number of shares of restricted stock actually earned and the fair market value of Cinergy common stock on the settlement date.

(3) Amounts appearing in this column reflect the values of the shares earned under Cinergy's Performance Shares Plan, which are earned following a four-year performance cycle and paid out over a two-year period.
     Amounts are reported on a "when earned," rather than a "when paid" basis, and represent a restatement of prior years' disclosures (which reported amounts "when paid" rather than "when earned"). Amounts reported for 1996 were earned during the 1994-1997 and 1996-1999 performance cycles that were ended during 1996 in transition to the Valuation Creation Plan, and amounts reported for 1995 were earned during the 1992-1995 performance cycle.

(4) Amount includes for Messrs. Rogers, Randolph, Mutz, Leonard and Thomas, respectively: employer matching contributions under 401(k) plan and related excess benefit plan of $21,000, $17,550, $11,862, $11,340 and
     $10,081; and insurance premiums paid with respect to executive/group-term life insurance of $2,234, $688, $10,300, $2,636 and $5,728. Also includes for Mr. Rogers deferred compensation in the amount of $50,000, and for Messrs. Rogers and Randolph, respectively, above-market interest on amounts deferred pursuant to deferred compensation agreements of $38,178 and $52,681, and benefits under split dollar life insurance agreements of $15,544 and $17,262.

OPTION/SAR GRANTS TABLE

The following table sets forth information concerning individual grants of options to purchase the Company's common stock made to the applicable named executive officers during 1997.

                                                                                            Potential Realizable
                                                                                               Value at Assumed
                                                                                               Annual Rates of
                                                                                          Stock Price Appreciation
                                Individual Grants                                             for Option Term
------------------------------------------------------------------------------------      ------------------------
 (a)                             (b)               (c)           (d)         (e)             (f)            (g)
                             Number of
                             Securities         % of Total
                             Underlying        Options/SARs    Exercise
                            Options/SARs        Granted to     or Base
                              Granted          Employees in     Price     Expiration          5%            10%
Name                            (#)            Fiscal Year     ($/Sh)        Date            ($)            ($)
------------------------------------------------------------------------------------------------------------------
James E. Rogers               55,400             12.18%         33.50      1/1/2007        512,450      1,132,930
John M. Mutz                  21,700              4.77%         33.50      1/1/2007        200,725        443,765
J. Wayne Leonard              20,700              4.55%         33.50      1/1/2007        191,475        423,315
Larry E. Thomas               18,400              4.05%         33.50      1/1/2007        170,200        376,280

AGGREGATED OPTION/SAR EXERCISES AND YEAR END OPTION/SAR VALUES TABLE

The following table sets forth information concerning stock options exercised by the named executive officers during 1997, including the value realized for such options exercised, which represent the positive spread between the respective exercise price and market price on the date of exercise, and the numbers of shares for which options were held as of December 31, 1997, including the values for "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the market price of the shares of Cinergy common stock as of December 31, 1997, which was $38.3125 per share.

 (a)                          (b)            (c)                (d)                    (e)
                                                             Number of              Value of
                                                       Securities Underlying      Unexercised
                                                            Unexercised           In-The-Money
                                                            Options/SARs          Options/SARs
                                                            at Year End           at Year End
                                                                (#)                    ($)
                       Shares Acquired     Value       ---------------------    -------------------
                         on Exercise      Realized           Exercisable/          Exercisable/
Name                         (#)            ($)             Unexercisable         Unexercisable
---------------------------------------------------------------------------------------------------
James E. Rogers                 0            N/A           145,629/155,400      2,248,148/1,810,363
Jackson H. Randolph        50,000        603,125            50,000/100,000      771,875/1,543,750
John M. Mutz                    0            N/A             72,787/61,700      1,208,359/721,931
J. Wayne Leonard                0            N/A             97,611/60,700      1,744,507/717,119
Larry E. Thomas                 0            N/A             74,104/58,400      1,245,699/706,050

PENSION BENEFITS

Effective January 1, 1998, the pension benefits payable at retirement to each of the named executive officers are provided under the terms of the Cinergy Corp. Non-Union Employees' Pension Plan, a non-contributory, defined benefit pension plan (the "Cinergy Pension Plan"), plus certain supplemental plans or agreements, with the accrual of pension benefits previously earned under the terms of the applicable, former Company and CG&E pension plans being fully preserved for participants under the terms of the Cinergy Pension Plan.

     Under the terms of the Cinergy Pension Plan, the retirement income payable to a pensioner is 1.1% of final average pay plus 0.5% of final average pay in excess of covered compensation, times the number of years of credited service through 35 years. Final average pay is the average annual salary, based upon employment anniversary date, during the employee's three consecutive years producing the highest such average within the last ten anniversary years immediately preceding retirement, plus any short-term incentive and/or deferred compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years. The IRS annually establishes a dollar limit, indexed to inflation, of the amount of pay permitted for consideration under the terms of such plans, which for 1997 was $160,000.

     The Cinergy Excess Benefit Plan is designed to restore pension benefits to those individuals whose benefits under the Cinergy Pension Plan would otherwise exceed the limits imposed by the Code. Each of the named executive officers is covered under the terms of the Cinergy Excess Benefit Plan.

     The pension plan table set forth below illustrates the estimated annual benefits payable as a straight-life annuity under both Cinergy plans to participants who retire at age 62. Such benefits are not subject to any deduction for social security or other offset amounts.

     The accrued annual benefit payable to Messrs. Randolph and Mutz upon their retirement will be based upon credited service of 35 years and 3.39 years, respectively, and for Mr. Randolph will be the greater of the benefit calculated under the terms of the Cinergy Pension Plan, or the former CG&E plan and credited service of 37 years under this plan. The estimated credited years of service at age 62 for each of the remaining named executive officers are as follows: Mr. Rogers, 20.22 years; Mr. Leonard, 35 years; and Mr. Thomas, 35 years.

     Moreover, Cinergy and Mr. Randolph entered into an Amended and Restated Supplemental Executive Retirement Income Agreement, which in effect freezes as of December 31, 1994, the accrual of benefits payable to Mr. Randolph under the former CG&E Supplemental Executive Retirement Plan upon his retirement, death, or disability. Under the amended agreement, the annual supplemental retirement benefit of $511,654 shall be paid to Mr. Randolph or his beneficiary in monthly installments of $42,638 for 180 months beginning December 1, 2000.

     The Cinergy Supplemental Retirement Plan is designed to provide coverage to employees who otherwise do not qualify for full retirement benefits under the Cinergy Pension Plan. The benefit provided by the Cinergy Supplemental Retirement Plan is an amount equal to that which a covered employee with maximum permitted years of participation (35 years) would have received under the Cinergy Pension Plan, reduced by the actual benefit provided by such Plan and the Cinergy Excess Benefit Plan, and further reduced by benefits the covered employee is eligible to receive from retirement plans from previous self-employment and from previous employers. Messrs. Rogers and Mutz are covered under the terms of the Cinergy Supplemental Retirement Plan, and the estimated annual benefit payable at age 62 to each is $104,013 and $200,898, respectively.

                                               Years of Service
----------------------------------------------------------------------------------------
Compensation         5         10         15         20        25        30        35
----------------------------------------------------------------------------------------
$  300,000      $  23,095  $  46,190  $  69,285  $  92,380  $115,475  $138,570  $161,665
   400,000         31,095     62,190     93,285    124,380   155,475   186,570   217,665
   500,000         39,095     78,190    117,285    156,380   195,475   234,570   273,665
   600,000         47,095     94,190    141,285    188,380   235,475   282,570   329,665
   700,000         55,095    110,190    165,285    220,380   275,475   330,570   385,665
   800,000         63,095    126,190    189,285    252,380   315,475   378,570   441,665
   900,000         71,095    142,190    213,285    284,380   355,475   426,570   497,665
 1,000,000         79,095    158,190    237,285    316,380   395,475   474,570   553,665
 1,100,000         87,095    174,190    261,285    348,380   435,475   522,570   609,665
 1,200,000         95,095    190,190    285,285    380,380   475,475   570,570   665,665
 1,300,000        103,095    206,190    309,285    412,380   515,475   618,570   721,665
 1,400,000        111,095    222,190    333,285    444,380   555,475   666,570   777,665
 1,500,000        119,095    238,190    357,285    476,380   595,475   714,570   833,665
 1,600,000        127,095    254,190    381,285    508,380   635,475   762,570   889,665

     The Cinergy Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance coverage during employment, and with post-retirement deferred compensation. At the later of age 55 or retirement, the participant's life insurance coverage under the program is canceled. At that time, the participant receives the total amount of coverage in the form of deferred compensation payable in ten equal annual installments. The annual benefit payable, at the later of age 55 or retirement, to each of the named executive officers is $15,000 per year over ten years.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Cinergy entered into individual employment agreements with Mr. Randolph and Mr. Rogers (each sometimes hereinafter individually referred to as the "Executive") effective as of October 24, 1994.

     Pursuant to his employment agreement, Mr. Randolph served as Chairman and Chief Executive Officer of Cinergy until November 30, 1995, at which time he relinquished the position of Chief Executive Officer; he will continue to serve as Chairman of the Board of Cinergy until November 30, 2000. Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of Cinergy until November 30, 1995, and, since that time, has served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers' agreement was for an initial term of three years; it currently is automatically extended for an additional year on each annual anniversary date, unless either Cinergy or Mr. Rogers gives timely notice otherwise. During the terms of their agreements, Messrs. Randolph and Rogers receive minimum annual base salaries of $465,000 and $422,722, respectively, and each is eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and to receive other fringe benefits.

     If the Executive's employment terminates as a result of death, his beneficiary will receive a lump sum cash amount equal to the sum of (a) the Executive's annual base salary through the termination date to the extent not previously paid, (b) a pro rata portion of the benefit under Cinergy's Annual Incentive Plan calculated based upon the termination date, and (c) any compensation previously deferred but not yet paid to the Executive (with accrued interest or earnings thereon) and any unpaid accrued vacation pay. In addition to these accrued amounts, if Cinergy terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason" (as each is defined in the employment agreements), Cinergy will pay to the Executive (a) a lump sum cash amount equal to the present value of his annual base salary and benefit under Cinergy's Annual Incentive Plan payable through the end of the term of employment, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the value of all benefits to which the Executive would have been entitled had he remained in employment until the end of the term of employment under Cinergy's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable, and
(d) medical and welfare benefits for the Executive and his family through the end of the term of employment. If the Executive's employment is terminated by Cinergy for cause or by the Executive without good reason, the Executive will receive unpaid annual base salary accrued through the termination date and any accrued deferred compensation.

     Mr. Mutz has an employment agreement, which commenced on October 4, 1993, pursuant to which he serves as President, and is nominated for election as a director, of the Company until October 4, 1998. During the term of his agreement, Mr. Mutz receives a minimum annual base salary of $330,000, is eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and receives other fringe benefits. In connection with his participation in the Cinergy Supplemental Retirement Plan, Mr. Mutz's employment agreement provides that he is vested in his benefit at a rate of 20% per year of service beginning in 1994 without offset for other retirement benefits, and is guaranteed a benefit thereunder based on its current terms even if the plan subsequently is amended to reduce benefits or is terminated.

     Cinergy has individual employment agreements with Messrs. Leonard and Thomas that originally covered the term from October 24, 1994 through December 31, 1997. Currently, each of their agreements is automatically extended for an additional year on each January 1, unless either Cinergy or Messrs. Leonard or Thomas, respectively, gives timely notice otherwise. During the terms of their agreements, Messrs. Leonard and Thomas receive minimum annual base salaries of $250,000 and $240,000, respectively, and each is eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and to receive other fringe benefits.

     If the employment of Messrs. Mutz, Leonard or Thomas (each sometimes hereinafter individually referred to as the "officer") is terminated as a result of death, for cause, or by the officer without good reason, the officer or the officer's beneficiary will be paid a lump sum cash amount equal to (a) the officer's unpaid annual base salary through the termination date, (b) a pro rata portion of the officer's award under Cinergy's Annual Incentive Plan,
(c) the officer's vested accrued benefits under Cinergy's Performance Shares Plan (and also including the Cinergy Pension Plan, Excess Benefit Plan and Supplemental Retirement Plan in the case of Mr. Mutz), and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, the officer's employment is terminated prior to a change in control (as defined) without cause or by the officer for good reason, the officer will be paid (a) a lump sum cash amount equal to the present value of the officer's annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the present value of all benefits to which the officer would have been entitled had the officer remained in employment until the end of the term of the agreement under Cinergy's Performance Shares Plan and Executive Supplemental Life Insurance Program (and also including the Cinergy Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan in the case of Mr. Mutz), (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement. Mr. Mutz's employment agreement was amended, effective August 30, 1996, wherein, among other things, Cinergy waived its right to challenge Mr. Mutz in the event he elects to terminate his employment agreement for good reason.

     If the employment of any such officer is terminated after a change in control, the officer will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement, plus deferred compensation and executive life insurance benefits. In addition, the officer will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by the officer.

DEFERRED COMPENSATION AGREEMENTS

Mr. Randolph and CG&E, and Mr. Rogers and the Company, entered into deferred compensation agreements effective as of January 1, 1992, which were assumed by Cinergy effective as of October 24, 1994.

     Pursuant to the terms of his deferred compensation agreement, Mr. Randolph was credited annually with a $50,000 base salary increase in the form of deferred compensation for the five-year period from January 1, 1992 through December 31, 1996, and when his employment terminates he will receive an annual cash benefit of $179,000 payable for a 15-year period beginning January 2001.

     Pursuant to the terms of his deferred compensation agreement, Mr. Rogers was credited annually with a $50,000 base salary increase in the form of deferred compensation for the five-year period from January 1, 1992 through December 31, 1996, and is credited annually the same amount for the additional five-year period from January 1, 1997 through December 31, 2001. Mr. Rogers' deferred compensation agreement further provides that when his employment terminates for any reason, other than death, he will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 nor later than January 2010. The annual cash benefit amount payable for such 15-year period ranges from $179,000 per year, if payment begins in January 2003, to $554,400 per year if payment commences in January 2010. Comparable amounts are payable to Mr. Rogers if he dies before commencement of payment of the 15-year payments described above. In addition, if Mr. Rogers' employment terminates before January 1, 2002 for any reason other than death or disability, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above plus interest; if his employment terminates on or after January 1, 2002 for any reason other than death or disability, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 nor later than January 2010. The annual cash benefit amount payable for such period ranges from $179,000 per year, if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 2002 or if he dies (i) prior to January 1, 2002 while employed or disabled, or (ii) on or after January 1, 2002 but before commencement of payment of benefits; provided, however, if Mr. Rogers becomes disabled prior to the completion of the second award period, his payments will be proportionately reduced in the same manner as described above for disability during the first award period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Schiff, Chairman of the Board of Cincinnati Financial Corporation, an insurance holding company, serves on the Cinergy Compensation Committee and Mr. Randolph, Chairman of the Board of Cinergy and certain of its subsidiaries, including the Company, serves on the board of directors of Cincinnati Financial Corporation.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP served as independent public accountants for Cinergy and its subsidiaries, including the Company, for the year 1997. On January 28, 1998, upon recommendation of the Audit Committee of Cinergy's board of directors, such board engaged Arthur Andersen LLP as independent public accountants for Cinergy and its subsidiaries, including the Company, for the year 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

In order to be considered for inclusion in the Company's information statement for the 1999 annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at 1000 East Main Street, Plainfield, Indiana 46168 not later than November 23, 1998.

By Order of the Board of Directors,
Cheryl M. Foley
Vice President, General Counsel and Secretary

Dated:  March 23, 1998

APPENDIX: 1997 FINANCIAL REPORT


TABLE OF CONTENTS

Review of Financial Condition
  and Results of Operations                                A-1
Consolidated Statements of Income                         A-20
Consolidated Balance Sheets                               A-21
Consolidated Statements of Changes
  in Common Stock Equity                                  A-23
Consolidated Statements of Cash Flows                     A-24
Notes to Consolidated Financial Statements                A-25
Responsibility for Financial Statements                   A-49
Report of Independent Public Accountants                  A-50
Five Year Statistical Summary                             A-51



CAUTIONARY STATEMENTS REGARDING
FORWARD-LOOKING INFORMATION

Matters discussed in this report (particularly in the Review of Financial Condition) reflect and elucidate Cinergy's corporate vision of the future and, as a part of that, outline goals and aspirations, as well as specific projections. These goals and projections are considered forward-looking statements and are based on management's beliefs, as well as certain assumptions made by management. In addition to any assumptions and other factors that are referred to specifically in connection with these statements, other factors that could cause actual results to differ materially from those indicated in any forward-looking statements include, among others: Factors generally affecting utility operations - such as unusual weather conditions, unusual maintenance or repairs, or unanticipated changes in fuel costs; increased competition in the electric and gas utility environment; regulatory factors, including the failure to obtain anticipated regulatory approvals; changes in accounting principles or policies; adverse economic conditions; changing market conditions; availability or cost of capital; employee workforce factors; costs and effects of legal and administrative proceedings; changes in legislative requirements; and other risks indicated in filings with the Securities and Exchange Commission (SEC). The SEC's rules do not require forward-looking statements to be revised or updated, and Cinergy does not intend to do so.

REVIEW OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS

THE COMPANY

Cinergy Corp., a Delaware corporation (Cinergy or Company), is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Cinergy was created in the October 1994 merger of PSI Resources, Inc. (Resources) and The Cincinnati Gas & Electric Company (CG&E). Cinergy is the parent holding company of PSI Energy, Inc. (PSI), CG&E, Cinergy Investments, Inc. (Investments), and Cinergy Services, Inc. CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company (ULH&P), in adjacent areas in Kentucky. PSI is an operating utility primarily engaged in providing electric service in north central, central, and southern Indiana. Services provides management, financial, administrative, engineering, legal and other services to Cinergy, CG&E, PSI, and Investments. Cinergy conducts its international and non-regulated businesses through Investments and its subsidiaries.

FINANCIAL CONDITION

COMPETITIVE PRESSURES

ELECTRIC UTILITY INDUSTRY

INTRODUCTION The electric utility industry is transitioning from a monopoly cost-of-service regulated environment to an industry in which companies will ultimately compete to be the customers' energy provider. This transition will continue to impact the operations, structure, and profitability of Cinergy. The effects of competition are already being felt in the wholesale power markets, where the increased numbers of power marketers and brokers are reducing the margins previously experienced.

     Energy companies are positioning themselves for full competition through mergers and acquisitions, strategic alliances with other energy companies and energy-related businesses, and through the development of new products and services. Just as critical to Cinergy will be the regulatory outcome of the deregulation process in each of its three franchise states, as well as the outcome in other states where Cinergy plans to compete.

DEREGULATION PROCESS The Federal Energy Regulatory Commission (FERC) opened up the wholesale electric markets to competition in 1996 with Orders 888 and


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REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

889. The final rules provided for mandatory filing of open access/comparability transmission tariffs, provided for functional unbundling of all services, required utilities to use the filed tariffs for their own bulk power transactions, established an electronic bulletin board for transmission availability and pricing information, and established a contract-based approach to recover any potential "stranded" investments (explained below) as a result of customer choice at the wholesale level.

     Customer choice at the end-user (i.e., retail) level currently remains under the jurisdiction of individual states (see State Developments). The deregulation process has varied greatly from state to state. Several states have enacted customer choice legislation, while many states are in the early stages of studying the issues. During the process of developing customer choice legislation, utilities have been required to consider issues such as the recovery of any stranded investment, ability to compete for incumbent customers, and the potential forced divestiture of generating assets. Cinergy continues to be an advocate of competition in the electric utility industry and continues to pursue customer choice legislation at both the state and Federal levels.

     As the deregulation process has progressed, it has become clear that both scale and diversity of business are critical factors for success. Scale is critical for several reasons. A critical mass of customers allows the development of new products and back-office capabilities in a cost-effective manner. A larger balance sheet scale and diversity of commodities (i.e., gas and electric) allow the trading business to market risk intermediation products without taking excessive financial risks and to recover back-office costs in a low margin business. Merger and acquisition activity in the energy industry appears to be accelerating as companies attempt to create the desired scale.

RECENT DEVELOPMENTS

     STRANDED INVESTMENTS Due to excess capacity in the industry and the declining cost of new technology, electricity prices in a competitive market may not fully cover the costs of past commitments made by utilities while under a cost-of-service regulated environment. Fixed costs which cannot be recovered through electricity sales at market prices are referred to as stranded investments. While the recovery of prudent past investments and commitments has been supported by FERC in Order 888 and at least partially in the states in which competition-related legislation has been passed, there is no guarantee that Cinergy or any other utility will receive full recovery of potential stranded investments. In addition, in those states which have legislated open competition, many have required the divestiture of generating assets in order to qualify and obtain recovery of stranded investments.

     MIDWEST ISO During 1997, Cinergy collaborated with other Midwestern utility companies on a plan to join the transmission systems of the participating companies into a single regional system. The plan was filed with the FERC early in 1998 for approval. If approved, the new system would be managed independently by an Independent System Operator (ISO). The formation of a Midwest ISO, as it has become known, would ensure non-discriminatory open transmission access and system reliability, as well as the development of a regional transmission tariff, which would help eliminate the "pancaking" of
transmission rates in a region.   Currently, there are eight utilities
participating in the filing along with Cinergy. The proposed ISO consists of 32,000 miles of transmission lines and covers portions of eight Midwestern states, forming one of the largest ISOs in the country. FERC's approval of the plan is anticipated to come within a year.

     REPEAL OF THE PUHCA Currently, PUHCA creates a number of restrictions that make preparing for deregulation more difficult. PUHCA restricts the amount which can be invested outside the regulated utility, including foreign investments and investments in power plants. It also restricts potential merger partners to those that meet certain integration requirements.

     In 1995, the SEC endorsed recommendations for reform of PUHCA. The recommendations called for repeal and, pending repeal, significant administrative reform of the 62-year-old statute. Since the release of the SEC's report, numerous bills have been introduced in both houses of the United States (US) Congress providing for the repeal or significant amendment of PUHCA. During 1997, a bill repealing PUHCA was introduced in the US Senate but was never brought to a vote. Legislation repealing PUHCA is anticipated to be reintroduced in the US Congress in 1998. Cinergy supports the repeal of this act either as part of comprehensive reform of the electric industry or as separate legislation.

     FRANCHISE RIGHTS During 1997, several states enacted transition plans that included a variety of measures designed to create a "level playing field" for new competitors. In some cases, there has been a mandatory "divestiture" of existing customers. In others, the plans provide incentives which may encourage customers to switch suppliers by providing "above market" credits to those who switch from the incumbent utility. Also, some states have put varying restrictions on the incumbent utility's ability to compete for these customers.

STATE DEVELOPMENTS As previously mentioned, certain states have enacted legislation which will lead to complete retail competition within the next several years. These states generally have required up-front rate reductions and the opportunity for all customer classes to

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REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

choose an electricity provider. A few states have phased-in customer choice, but still provided for immediate rate reductions.

     All states passing legislation have included some mechanism for recovery of stranded investment. However, states have varied on the methodology to be applied in determining the level of stranded investment, and divestiture of generation assets has been required in a few states.

     As discussed below, the three states in which Cinergy operates public utility companies have all had legislation introduced which would provide for full retail customer choice. None of these states has yet passed legislation, but policymakers and stakeholders continue to work to resolve issues with an eye toward passage.

     INDIANA A customer choice bill (SB427) was introduced during the 1997 Indiana legislative session, with support from a coalition made up of Cinergy, the Indiana Manufacturers Association, the Indiana Industrial Energy Consumers, Inc., and one other Indiana investor-owned electric utility. After amendments were made, essentially stripping the bill of most of its provisions and turning it into a bill calling for the study of deregulation by a legislative committee known as the Regulatory Flexibility Committee (Study Committee), SB427 passed the legislature and was signed by the governor.

     The Indiana Utility Regulatory Commission (IURC) issued a report titled "Energy Report: Public Policy Considerations" (Report) to the Study Committee in November 1997. The scope and purpose of the Report was to provide information to the Study Committee which would enable them to answer the question of whether retail customer choice was in the best interest of Indiana. Public policy issues listed by the Report for the Study Committee to consider were: jurisdiction over retail transmission; recovery of stranded investments; estimation methodology of any stranded investments allowed to be recovered; method for recovery of stranded investments; low-income and environmental programs; and impact of deregulation on state and local taxes. The Report's conclusion was: "In the long run, competition in the electricity market could be in the best interest of Indiana. Experience in other states has shown that the best outcomes and smoothest process to bring about customer choice in the electric industry have resulted from a cooperative effort led by the governor, the legislature and the state commission working together with all stakeholders. Indiana should be prepared to respond to competition created by other states, especially those surrounding Indiana, and to any federal legislation that requires nationwide competition in the electricity market." As a result of the IURC report and other testimony to the Study Committee, the Study Committee recommended that they continue to study changes in the electric industry.

     Another customer choice bill (SB431), sponsored by, among others, those who supported the customer choice bill during 1997, was introduced in the Indiana Senate in January 1998. In the House of Representatives, House Bill 1190 (HB1190) was introduced. This bill calls for a study by the IURC of the effects deregulation would have on Indiana. Although the legislature is much more knowledgeable on the customer choice issues as a result of the Study Committee's report and debating the 1997 customer choice bill, neither SB431 or HB1190 was passed during the 1998 legislative session.

     OHIO Although the Ohio legislature did not pass customer choice legislation during 1997, it did create the Joint Select Committee on Electric Industry Deregulation (Committee) to examine competition and restructuring issues. The Committee heard testimony from a variety of stakeholders on various customer choice issues throughout the spring of 1997. In December 1997, the Committee's chairpersons unveiled the outline of a plan designed to bring competition into Ohio's retail electric industry in the year 2000. The chairpersons' plan is based on five basic policies: all customers, including residential, can participate from the outset; the cost of electricity will decrease from the outset and continue to decrease at an accelerating rate for all customers during the transition period; current low-income assistance programs will be continued; current reliability and quality of service will be maintained; and open free markets will be established with lower prices driven by competition. The plan would provide for competition among utilities to begin January 1, 2000, with a five-year transition period.

     Furthermore, the plan addresses the tax consequences of a deregulated environment through the creation of a revenue-neutral system. The current tax structure of Ohio subjects Ohio electric utility companies to certain state taxes which would not be paid by out-of-state competitors selling power in Ohio retail markets. The new system attempts to remedy this disadvantage while not diminishing the amount of tax revenues currently being collected by state and local governments.

     The chairpersons were not able to get their plan adopted by the full committee. Some of the primary concerns that have been expressed are that the plan does not adequately address utilities' stranded investment concerns, and that the proposal to create retail marketing areas, or "buying pools," throughout the state during the transition period would be unduly disruptive in that customers who did not affirmatively elect to remain with their incumbent utility would be assigned to the buying pool under a Public Utilities Commission of Ohio (PUCO) designed and administered bidding process. The chairpersons have announced intentions to introduce a bill in 1998.

     Also in Ohio, a bill was introduced in November 1997 (HB 625) authorizing the issuance of electric utility rate reduction bonds that would permit utilities to securitize certain assets. The bill itself does not provide for retail competition but, rather, specifies financing issues a utility may engage in to prepare for competition. It is uncertain whether this bill or any bill providing for retail competition will be passed in Ohio in 1998.

     KENTUCKY In January 1998, the House Chairman of the Tourism, Development and Energy Committee introduced a customer choice bill (HB 443). The bill would allow persons and businesses in participating service areas to choose their supplier of electricity beginning January 1, 2000. It would also ensure a rate cap to prevent any increase in generation energy prices for six years, with certain exceptions. Because of its low electric rates, Kentucky has not to date been moving aggressively toward retail customer choice. It is uncertain whether HB 443 will be passed in Kentucky in 1998.

UNITED KINGDOM Transition to full competition in the United Kingdom's (UK) electric utility industry began with the industry's privatization in 1991. When the industry was privatized, the generation, transmission, and regional distribution businesses were, in effect, unbundled into separate companies. The regional distribution companies, including Midlands Electricity plc (Midlands) (Cinergy, through a joint venture owns a 50% interest in Midlands, see Note 1(e) of the Notes to Consolidated Financial Statements), own no transmission facilities and are limited as to the amount of generation they may own. Third-party access to the transmission and local distribution systems was also put in place, enabling licensed suppliers to use these networks.

     As a result of the transition plan, larger users of electricity have been free to choose their supplier since 1994 or earlier. Full competition for all customers was scheduled to be phased in beginning in April 1998. However, due to delays with the design and testing of information systems, the phase-in to full competition has been delayed to September 1998. Midlands' service territory is now scheduled to begin open competition in October 1998.

     To date, new entrants to the industry have been limited to independent power producers, who compete with the formerly state-run generators by using new, efficient technology. There have been no major new entrants into the supply business from outside the industry. However, new entrants are expected to emerge as full competition opens.

     A substantial portion of Midlands' operating profit is related to the distribution business, which will remain a regulated monopoly. Midlands intends to market both gas and electric service in the supply business, as all customers gain the ability to choose suppliers.

GAS UTILITY INDUSTRY

CUSTOMER CHOICE The PUCO approved CG&E's gas customer choice program during 1997. The plan, which made customer choice available to all residential and small commercial customers, went into effect in November 1997. As of January 30, 1998, approximately 7,300 customers have opted to participate in this program. Large industrial, commercial, and educational institution customers already had the ability to select their own gas supplier. In 1997, the PUCO approved two other gas customer choice programs in the state. Cinergy Resources, Inc. (CRI), Cinergy's gas retail marketing subsidiary, is one of many entities competing for customer gas supply business in these programs.

     CG&E continues to provide the gas transportation service for all customers on its system without regard to the supplier of the gas commodity. CG&E receives a transportation charge from customers which is based on its current regulated rates.

LOSS OF TRANSPORTATION CUSTOMER Late in 1997, AK Steel, Cinergy's largest natural gas transportation customer, informed CG&E that it plans to build its own pipeline to connect directly to an interstate natural gas pipeline. The interruptible contract with CG&E, which represents approximately $7 million of annual revenues, will expire at the end of 1998. Under that contract, AK Steel purchases gas directly from other suppliers but uses CG&E's pipelines to deliver the gas. AK Steel is able to pursue this alternative because of its close proximity to an existing interstate pipeline. With few customers being similarly situated, Cinergy and CG&E do not currently anticipate others proceeding in a similar manner.

CINERGY'S RESPONSE TO THE CHANGING
COMPETITIVE ENVIRONMENT

Cinergy believes competition will benefit electric customers individually and the economy as a whole. Cinergy has taken steps to prepare not only for the changing environment, but to assure fairness and consistency in the setting of rules and regulations in the various markets in which Cinergy competes. Cinergy's basic approach to the deregulation environment is to have set a goal to be a top five utility in five measures of scale and productivity within five years. Examples of steps taken to achieve this goal include the following:

     * Cinergy reorganized its operations into four strategic business units. This functional unbundling separated Cinergy's business into Energy Services, Energy Delivery, Energy Commodities, and International business units. Each business unit is responsible for business expansion in its own markets.

     * Cinergy enhanced its international presence in 1996 by acquiring its interest in Midlands, an electricity

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

distribution company located in the UK. In 1997, Cinergy furthered its international development plans by acquiring the development team and all rights to future projects of Midlands Power International, a power development subsidiary of Midlands.

     * Cinergy formed a joint venture with Trigen Energy Corporation (Trigen) to develop and operate cogeneration and trigeneration facilities throughout the US and Canada which enables Cinergy to compete for customers outside its own franchise territory prior to and following the arrival of retail competition.

     * Cinergy has partnered with two other energy companies to form Cadence Network LLC which will provide a variety of innovative products and services to multi-site national accounts customers. These services include consolidated billing, bill auditing, and rate and usage analysis.

     * Cinergy has become a major participant in the marketing of power, resulting in megawatt sales volume increases of 600% and 80% in 1997 and 1996, respectively.

     * In 1997, Cinergy acquired Greenwich Energy Partners (Greenwich). Greenwich is a small proprietary trader of energy commodities. Through its acquisition of Greenwich, Cinergy became the first utility company to hold a seat on the New York Mercantile Exchange (NYMEX). The NYMEX is the world's largest physical commodity futures exchange and preeminent trading forum for energy and precious metals.

     * In 1996, the NYMEX began trading electricity futures and options contracts with contract delivery points in the western US. During the first half of 1998, the NYMEX will begin trading contracts with delivery points located in the Midwest, Mid-Atlantic, and Southern regions of the country. Cinergy's transmission system was selected as the delivery point for the Midwest region. Cinergy's acquisition of the NYMEX seat and its selection as a delivery point for electricity futures trading demonstrates Cinergy's participation as a leader in the evolving power markets.

SUBSTANTIAL ACCOUNTING IMPLICATIONS

Historically, regulated utilities have applied the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (Statement 71). The accounting afforded regulated utilities in Statement 71 is based on the fundamental premise that rates authorized by regulators allow recovery of a utility's costs in its generation, transmission, and distribution operations. These principles have allowed the deferral of costs (i.e., regulatory assets) based on assurances of a regulator as to the future recoverability of the costs in rates charged to customers. Certain criteria must be met for the continued application of the provisions of Statement 71, including regulated rates designed to recover the specific utility's costs. Failure to satisfy the criteria in Statement 71 would eliminate the basis for recognition of regulatory assets.

     Based on Cinergy's current regulatory orders and the regulatory environment in which it currently operates, the recognition of its regulatory assets as of December 31, 1997, is fully supported. However, in light of recent trends in customer choice legislation, the potential for future losses resulting from discontinuance of Statement 71 does exist. Such potential losses, if any, cannot be determined until such time as a legislated plan has been approved by each state in which Cinergy operates a franchise territory.
Cinergy intends to continue its pursuit of competitive strategies which mitigate the potential impact of these issues on the financial condition of the Company.

SECURITIES RATINGS

The current ratings provided by the major credit rating agencies; Duff & Phelps Credit Rating Co. (D&P), Fitch Investors Service, LP (Fitch), Moody's Investors Service (Moody's), and Standard and Poor's (S&P) are included in the following table:

                                     D&P          Fitch        Moody's            S&P
--------------------------------------------------------------------------------------
CINERGY
  Corporate Credit                   BBB+           BBB+           Baa2           BBB+
  Commercial Paper                    D-2            F-2            P-2            A-2
CG&E
  Secured Debt                         A-             A-             A3             A-
  Senior Unsecured Debt              BBB+      Not rated           Baa1           BBB+
  Junior Unsecured Debt               BBB      Not rated           Baa2           BBB+
  Preferred Stock                     BBB           BBB+           baa1           BBB+
  Commercial Paper                   D-1-            F-2            P-2      Not rated
PSI
  Secured Debt                         A-              A             A3             A-
  Unsecured Debt                     BBB+             A-           Baa1           BBB+
  Preferred Stock                     BBB           BBB+           baa1           BBB+
  Commercial Paper                   D-1-            F-2            P-2      Not rated
ULH&P
  Secured Debt                         A-      Not rated             A3             A-
  Unsecured Debt                Not rated      Not rated           Baa1           BBB+

     THESE SECURITIES RATINGS MAY BE REVISED OR WITHDRAWN AT ANY TIME, AND EACH RATING SHOULD BE EVALUATED INDEPENDENTLY OF ANY OTHER RATING.

REGULATORY MATTERS

INDIANA

IURC ORDERS -- PSI'S RETAIL RATE PROCEEDING AND DEMAND-SIDE MANAGEMENT (DSM) PROCEEDING In September 1996, the IURC issued an order (September 1996 Order) approving an overall average retail rate increase for PSI of 7.6% ($75.7 million annually).

Among other things, the IURC authorized the inclusion in rates of the costs of a 262-mw clean coal power generating facility located at Wabash River Generating Station (Clean Coal Project) and the costs of a scrubber at Gibson Generating Station. The order also reflects a return on common equity of 11.0%, before the 100 basis points additional common equity return allowed as a merger savings sharing mechanism in the IURC's February 1995 order (February 1995 Order) discussed further herein, with an 8.21% overall rate of return on net original cost rate base.

     In October 1996, The Office of the Utility Consumer Counselor (UCC) and the Citizens Action Coalition of Indiana, Inc. (CAC) filed a Joint Petition for Reconsideration and Rehearing of the September 1996 Order with the IURC. A settlement agreement with the UCC and CAC was approved in its entirety by the IURC in August 1997. This settlement agreement reduced the original rate increase by $2.1 million (.2%). Major provisions of the settlement agreement include: a) a $4.1 million increase in the annual amortization of certain regulatory assets; b) a retail rate reduction of $1 million annually; c) a $.9 million reduction in retail rates to reflect an August 31, 1995, cut-off date for costs to achieve merger savings instead of an October 31, 1996, cut-off date; and d) authorization to defer for subsequent recovery costs to achieve merger savings incurred between September 1, 1995, and October 31, 1996.

     A settlement agreement between PSI and certain intervenors, in a proceeding established to review PSI's current and proposed DSM programs, was approved by the IURC in December 1996 (December 1996 DSM Order). Beginning January 1, 1997, and continuing through December 31, 2000, the settlement agreement allows PSI to recover $35 million per year through a non-bypassable charge in PSI's retail rates. The $35 million is designed to recover all previously incurred, but as yet unrecovered, DSM costs and all costs related to satisfying remaining commitments associated with a previous DSM settlement agreement. The $35 million also includes recovery of carrying costs. Further, the agreement authorizes PSI to spend up to $8 million annually on ongoing
DSM programs through the year 1999 and to collect such amounts currently in retail rates.

FEBRUARY 1995 ORDER -- RETAIL RATE PROCEEDING AND MERGER SAVINGS ALLOCATION PLAN The IURC's February 1995 Order approved a settlement agreement among PSI and certain intervenors authorizing PSI to increase retail rates $33.6 million before credits to base rates of $4.4 million in 1995 and an additional $2.2 million and $2.4 million in 1996 and 1997, respectively, to reflect the sharing with customers of non-fuel operation and maintenance expense merger savings (Non-fuel Merger Savings).

     Additionally, the February 1995 Order provided PSI an opportunity to earn up to an additional 100 basis points above the common equity return authorized in the September 1996 Order until December 31, 1997. To be eligible for such additional earnings, PSI had to meet certain performance-related standards. PSI met those standards, which were measured in conjunction with quarterly fuel adjustment clause filings. Beginning January 1, 1998, the 100 basis point increment to the authorized common equity return will be phased out over a twelve-month period.

     Effective with this order, PSI began recovering carrying costs on certain environmental-related projects under construction. This recovery continues until the date of an approved rate order reflecting such projects in rates. Through this mechanism, revenues were increased by $9 million, $18 million, and $2 million on an annual basis in February 1995, March 1995, and January 1996, respectively.

COAL CONTRACT BUYOUT COSTS In August 1996, PSI entered into a coal supply agreement with Eagle Coal Company (Eagle) for the supply of approximately three million tons of coal per year. The agreement, which terminates December 31, 2000, provides for a buyout fee of $179 million (including interest) to be included in the price of coal to PSI over the term of the contract. This fee represents the costs to Eagle of the buyout of the coal supply agreement between PSI and Exxon Coal and Minerals Company. The retail jurisdictional portion of the buyout charge, excluding the portion applicable to joint owners, is being recovered through the quarterly fuel adjustment clause, with carrying costs on unrecovered amounts, through December 2002. PSI has also filed a petition at the FERC for recovery of the wholesale jurisdictional portion of the buyout costs through the wholesale fuel adjustment clause. Generally, the FERC will allow recovery if the utility can demonstrate there will be net benefits to customers during the buyout cost recovery period. The FERC is expected to issue an order on PSI's petition early in 1998. (See Note 1(i) of the Notes to Consolidated Financial Statements.)

OHIO

PUCO ORDER -- CG&E'S GAS RATE PROCEEDING In December 1996, the PUCO issued an order (December 1996 Order) approving an overall average increase in gas revenues for CG&E of 2.5% ($9.3 million annually). The PUCO established an overall rate of return of 9.7%, including a return on common equity of 12.0%. In developing this return on common equity, the PUCO considered, among other things, CG&E's efforts to reduce costs and increase operating efficiency and its proposals to allow residential customers to choose their natural gas supplier. The PUCO disallowed certain of CG&E's requests, including the requested working capital allowance, recovery of certain capitalized infor-

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

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

mation systems development costs, and certain merger-related costs. These disallowances resulted in a pretax charge to earnings during the fourth quarter of 1996 of $20 million ($15 million net of taxes or $.10 per share, $.09 per share diluted). CG&E's request for a rehearing on the disallowed information systems costs and other aspects of the order was denied.

     In April 1997, CG&E filed a notice of appeal with the Supreme Court of Ohio challenging the disallowance of information systems costs and the imputation of certain revenues. Cinergy and CG&E cannot predict what action the Supreme Court of Ohio may take with respect to this appeal.

OTHER In April 1994, the PUCO issued an order approving a settlement agreement among CG&E and certain intervenors which, among other things, resolved outstanding issues related to the merger. As part of this settlement, CG&E agreed to a moratorium on increases in base electric rates until January 1, 1999 (except under certain circumstances). In return, CG&E is allowed to retain all PUCO electric jurisdictional Non-fuel Merger Savings until 1999.

     Consistent with the provisions of the settlement agreement and the December 1996 Order, CG&E expensed merger transaction costs and costs to achieve merger savings (Merger Costs) applicable to its PUCO jurisdiction of $5 million and $41 million (including $6 million as a result of the December
1996 Order) in 1995 and 1996, respectively. CG&E and its utility subsidiaries have deferred a portion of the Merger Costs incurred through December 31, 1996, for future recovery in customer rates.

     Additionally, in December 1996, the PUCO issued an order applicable to CG&E's DSM programs. The order requires CG&E to spend up to one-half of the annual $5 million currently included in retail rates on PUCO-sanctioned low-income residential programs. The remaining portion of the $5 million is to be applied to the recovery of DSM cost deferrals. CG&E's participation in the low-income programs will be a factor considered by the PUCO in setting future rates of return and approving competitive transition plans.

KENTUCKY

In exchange for the Kentucky Public Service Commission's (KPSC) support of the merger, in May 1994, ULH&P accepted the KPSC's request for an electric rate moratorium commencing after ULH&P's next retail rate case (which has not yet been filed) and extending to January 1, 2000. In addition, the KPSC has authorized concurrent recovery of costs related to various DSM programs of ULH&P.

POTENTIAL DIVESTITURE OF GAS OPERATIONS

Under the PUHCA, the divestiture of CG&E's gas operations may be required. The key question under the relevant PUHCA standards is the amount of increased operating costs, if any, that would result from the gas operations being divested and operated on a stand-alone basis.

     In its order approving the merger, the SEC reserved judgment over Cinergy's ownership of CG&E's gas operations for three years, at the end of which period Cinergy would be required to address the matter. In February 1998, Cinergy made a filing with the SEC setting forth its rationale for retention of the gas operations. The filing includes, among other things, a study showing that, if divested and operated on a stand-alone basis, the gas operations would bear significant increased operating costs, greater than those cited by the SEC in two 1997 cases permitting electric registered holding companies to acquire and retain gas properties. For these and other reasons stated in Cinergy's filing, Cinergy believes its retention of CG&E's gas properties meets all relevant standards under the PUHCA.

ENVIRONMENTAL ISSUES

CLEAN AIR ACT AMENDMENTS OF 1990 (CAAA)

The 1990 revisions to the Clean Air Act require reductions in both sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from utility sources. Reductions of these emissions are to be accomplished in two phases. Compliance under Phase I was required by January 1, 1995, and Phase II compliance is required by January 1, 2000. To achieve the SO2 reduction objectives of the CAAA, emission allowances have been allocated by the US Environmental Protection Agency (EPA) to affected sources (e.g., Cinergy's electric generating units). Each allowance permits one ton of SO2 emissions. The CAAA allows compliance to be achieved on a national level, which provides companies the option to achieve this compliance by reducing emissions and/or purchasing emission allowances.

     Cinergy's operating strategy for Phase I was based upon the compliance plans developed by PSI and CG&E and approved by the IURC and the PUCO, respectively. All required modifications to Cinergy's generating units to implement the compliance plans were completed prior to January 1, 1995.

     To comply with Phase II SO2 emission requirements, Cinergy's current strategy includes a combination of switching to lower-sulfur coal blends and utilizing an emission allowance banking strategy. This cost-effective strategy will allow Cinergy to meet Phase II SO2 reduction requirements while maintaining optimal flexibility to meet changes in output due to increased customer choice, as well as potentially significant future environmental requirements. Cinergy intends to utilize an emission allowance banking strategy to the extent a viable emission allowance market exists. However, the availability and economic value of emission allowances over the long-term is still uncertain. In the event the market price for emission allowances or lower-sulfur coal increases substantially from the current forecast, Cinergy could be forced to consider high capital cost options.

     To meet NOx reductions required by Phase II, Cinergy may install additional low NOx burners on certain affected units in addition to the use of a system-wide NOx emission averaging strategy.

     Cinergy is forecasting CAAA compliance capital expenditures of $19 million during the 1998 through 2002 period. These expenditures are included in the amounts provided in the "Capital Requirements" section herein. In addition, operating costs may increase due to higher fuel costs (e.g., higher-quality, lower-sulfur coal; increased use of natural gas) and maintenance expenses.

AMBIENT AIR STANDARDS

The EPA recently revised the National Ambient Air Quality Standards for ozone and fine particulate matter. These new rules increase the pressure for additional emissions reductions. On September 23, 1997, Cinergy announced a proposal to reduce its NOx emissions rate by two-thirds to 0.25 pounds of NOx per one million British thermal units (MMBtu). At that time, Cinergy's preliminary cost estimate for the two-thirds reduction was between $74 million and $204 million (stated in 1997 dollars). Subsequent to Cinergy's announcement, the EPA announced on October 10, 1997, its proposed call for revisions to State Implementation Plans (SIPs) for statewide reductions in NOx emissions, proposing utility NOx emissions at a rate of 0.15 pounds per MMBtu. The EPA's schedule calls for all reductions to be in place as early as 2002. These initiatives will force significant reductions in NOx emissions from many sources. The EPA has stated that electric utility generating facilities specifically are targeted. The final total level of NOx reductions will depend upon the outcome of the SIP revision process. Cinergy estimates that the capital costs for additional NOx controls at its facilities at the
0.15 pounds of NOx per MMBtu rate proposed by the EPA could exceed $524 million (stated in 1997 dollars) over the next five years depending upon the final level of reductions, details of a NOx trading program, and the time frame for implementation.

     In February 1998, Cinergy joined with various utilities, labor groups, and other organizations from several Midwest, Great Lakes, Mid-Atlantic, and Southeast states in forming the Alliance for Constructive Air Policy (ACAP). This coalition is committed to working with policymakers to find cost-effective, equitable approaches for reducing ozone pollution in key regions of the country. The ACAP is developing an alternative to the EPA's proposed call for SIPs revisions to reduce NOx emissions (see discussion above). The ACAP's proposal is a two-step process to achieve reductions in NOx emissions. The first step involves NOx emission reductions of 55 percent from 1990 levels, or a reduction in the NOx emission rate to 0.35 pounds of NOx per MMBtu, whichever is less stringent, by 2004. The second step involves the development of enhanced subregional air quality modeling that would be used to determine if any additional reductions are necessary to reach local attainment. These additional reductions, if needed, would be implemented by 2007. The ACAP is also promoting the establishment of a subregional trading market for NOx emissions. This system would allow for a market-based approach to limiting emissions and would produce cost savings and incentives for the development of new technologies to improve air quality. Capital costs required for Cinergy to be in compliance under the ACAP's proposals would be significantly less than those under the current EPA proposal. But as stated above, final costs of compliance depend on the final level of reductions required, details of a NOx trading program, and the time frame for implementation and compliance.

     The impact of the particulate standards cannot be determined at this time. The EPA estimates it will take up to five years to collect sufficient ambient air monitoring data. The states will then determine the sources of these particulates and determine a reduction strategy. The ultimate effect of the new standard could be requirements for newer and cleaner technologies and additional controls on conventional particulates and/or reductions in SO2 and NOx emissions from utility sources. Since these studies and determinations have not been made, Cinergy cannot predict the outcome or effect of the new particulate standards.

GLOBAL CLIMATE CHANGE

On December 11, 1997, delegates to the United Nations' climate summit in Japan adopted a landmark environmental treaty (Kyoto Protocol) to deal with global warming. The Kyoto Protocol establishes legally binding greenhouse gas emission targets for developed nations. The Kyoto Protocol framework lacks details related to definitions, implementation, and enforcement plans. For the Kyoto Protocol to enter into force within the US it will have to be ratified by a two-thirds vote of the US Senate. In July 1997, the US Senate passed a resolution advising the Clinton Administration that they would not favorably consider a protocol which did not include commitments for all nations of the world, or that would cause harm to the US economy. The Kyoto Protocol, in its

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

present form, is unlikely to be ratified by the US Senate since it does not meet the requirements of this resolution.

     Significant uncertainty exists concerning the science of climate change, and the Clinton Administration's environmental and energy policies and how it intends to reduce greenhouse gas emissions. Cinergy's plan for managing the potential risk and uncertainty of climate change includes: (1) implementing cost-effective greenhouse gas emission reduction and offsetting activities;
(2) encouraging the use of alternative fuels for transportation vehicles (a major source of greenhouse gases); (3) funding research of more efficient and alternative electric generating technologies; (4) funding research to better understand the causes and consequences of climate change; and (5) encouraging a global discussion of the issues and how best to manage them. Cinergy believes that voluntary programs, such as the US Department of Energy Climate Challenge Program, which Cinergy joined in 1995, are the most cost-effective means to limit greenhouse gas emissions.

AIR TOXICS

The air toxics provisions of the CAAA exempted fossil-fueled steam utility plants from mandatory reduction of air toxics until the EPA completed a study. The final report issued in February 1998, confirmed utility air toxic emissions pose little risk to public health. It stated mercury is the pollutant with the greatest potential threat, while others require further study. A Mercury Study Report issued in December 1997, stated that mercury is not a risk to the average American and expressed uncertainty whether reductions in current domestic sources would reduce human mercury exposure. US utilities are a large domestic source, but negligible compared to global mercury emissions. The EPA was unable to show a feasible mercury control technology for coal-fired utilities. The EPA must determine the need for regulation by April 15, 1998. If more air toxics regulations are issued, the compliance cost could be significant. Cinergy cannot predict the outcome or effects of the EPA's determination.

OTHER

As more fully discussed in Note 12(b)(ii) of the Notes to Consolidated Financial Statements, PSI has received claims from Indiana Gas Company, Inc.
(IGC) and Northern Indiana Public Service Company (NIPSCO) that PSI is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act with respect to certain manufactured gas plant
(MGP) sites, and therefore responsible for the costs of investigating and remediating these sites.

     In August 1997, NIPSCO filed suit against PSI seeking recovery from PSI of NIPSCO's past and future costs of investigating and remediating MGP related contamination at the Goshen, Indiana, MGP site. NIPSCO alleged that it has already incurred about $400,000 in response costs at the site and that remediation of the site will cost about $2.7 million. PSI denied liability in its answer to the complaint. The parties are currently engaged in the discovery process and the case has not yet been scheduled for trial.

     Also, in August 1997, PSI reached an agreement with IGC settling IGC's claims that PSI should contribute to IGC's response costs related to 13 of the 19 MGP sites conveyed by PSI to IGC in 1945. This agreement requires PSI and IGC to share past and future response costs equally (50%/50%) at the 13 sites. Further, the parties must jointly approve future management of the sites and the decision to spend additional funds. The settlement does not address five sites PSI acquired from NIPSCO and subsequently sold to IGC.

     It is premature, at this time, to predict the nature, extent, and ultimate costs of, or PSI's responsibility for, environmental investigations and remediations at MGP sites owned or previously owned by PSI or its predecessors. PSI continues to gather information pertaining to each of these MGP sites, including the 13 sites which are the subject of the agreement with IGC and the Goshen site which is the subject of NIPSCO's complaint. Reserves recorded, based on information currently available, are not material to Cinergy's financial condition or results of operations. However, as further investigation and remediation activities are undertaken at these sites, the potential liability for MGP sites could be material to Cinergy's financial condition or results of operations.

     Refer to Note 12(b) and (c) of the Notes to Consolidated Financial Statements for a more detailed discussion of the status of certain environmental issues.


CAPITAL REQUIREMENTS

CONSTRUCTION AND OTHER INVESTING ACTIVITIES

Construction expenditures for the Cinergy system are forecasted to be approximately $375 million for 1998, and over the next five years (1998 -
2002), are forecasted to aggregate approximately $1.7 billion. Substantially all of these expenditures are for capital improvements to and expansion of Cinergy's operating facilities.

     Cinergy is forecasting no investments in new generating facilities under the belief that excess supply in the market will continue in the near term. If deregulation of the generation component of the electric utility industry does not occur in the manner or in the time frame anticipated, and depending on capacity constraints, franchise demand requirements, and the regulatory requirements dictated for Integrated Resource Planning, Cinergy could be forced to make capital investments in new generating facilities in lieu of relying upon the existing market for its energy needs. (ALL FORECASTED AMOUNTS ARE IN NOMINAL DOLLARS, EXCLUDE CAPITAL COSTS FOR ADDITIONAL NOX CONTROLS AT CINERGY'S FACILITIES (SEE "AMBIENT AIR STANDARDS" IN THE "ENVIRONMENTAL ISSUES" SECTION HEREIN), AND REFLECT ASSUMPTIONS AS TO THE ECONOMY, CAPITAL MARKETS, CONSTRUCTION PROGRAMS, LEGISLATIVE AND REGULATORY ACTIONS, FREQUENCY AND TIMING OF RATE INCREASES, AND OTHER RELATED FACTORS, ALL OR ANY OF WHICH MAY CHANGE SIGNIFICANTLY.)

     As discussed in the "Competitive Pressures" section, during 1996, Cinergy acquired a 50% interest in Midlands. Cinergy and GPU, Inc. (GPU) formed Avon Energy Partners Holdings (Avon Energy), a 50%/50% joint venture, and acquired the outstanding common stock of Midlands through Avon Energy's wholly-owned subsidiary for approximately $2.6 billion. Cinergy and GPU have each invested approximately $500 million in Avon Energy. Cinergy funded its investment through its credit facility. Avon Energy funded the remainder of the purchase price through the issuance of non-recourse debt (see Note 1(e) of the Notes to Consolidated Financial Statements).

     During 1996, Cinergy and Trigen formed a joint venture, Trigen-Cinergy Solutions LLC (Trigen-Cinergy). Cinergy may invest up to $100 million and provide guaranties of debt and other obligations in an aggregate amount not to exceed $250 million at any one time with respect to energy-related products and services, including those undertaken by Trigen-Cinergy. (See the "Competitive Pressures" section herein.)

     With respect to international development, subject to identifying projects which meet Cinergy's investment objectives, Cinergy may invest or commit up to $100 million during 1998. Funding of these investments or commitments will be provided through additional debt borrowings. (See the "Competitive Pressures" section herein.)

     Cinergy's net cash used in investing activities was $377 million in 1997, compared to $871 million and $363 million in 1996 and 1995, respectively. The decrease in 1997 was primarily attributable to the effect of Cinergy's investment in Midlands during 1996.

OTHER COMMITMENTS

SECURITIES REDEMPTIONS

Mandatory redemptions of long-term debt total $501 million during the period 1998 through 2002. On January 29, 1998, PSI gave notice of its intention to redeem on March 1, 1998, all outstanding shares of its 7.44% Series Cumulative Preferred Stock at a redemption price of $25 per share. On February 27, 1998, CG&E announced its intention to redeem on March 29, 1998, $41 million principal amount of its 7 3/8% Series First Mortgage Bonds (due November 1, 2001) at a redemption price of 100.30% and to redeem on March 30, 1998, the entire $100 million principal amount of its 8 1/2% Series First Mortgage Bonds (due September 1, 2022) at a redemption price of 100%, both through the maintenance and replacement fund (M&R Fund) provision of CG&E's first mortgage bond indenture. Additionally, on the same date, CG&E announced its intention to redeem on March 30, 1998, the remaining $19 million principal amount of its 7 3/8% Series First Mortgage Bonds (due November 1,
2001) at a redemption price of 100.87%. Cinergy will continue to evaluate opportunities for the refinancing of outstanding securities beyond mandatory redemption requirements.

     M&R Fund provisions contained in CG&E's, PSI's, and ULH&P's first mortgage bond indentures require cash payments, bond retirements, or pledges of unfunded property additions each year based on an amount related to the net revenues of the respective company.

WINDFALL PROFITS TAX

During the third quarter of 1997, a windfall profits tax was levied against Midlands. Cinergy's share of the tax to be paid by Midlands in two equal installments, due December 1, 1997, and 1998, is approximately 67 million pounds sterling ($109 million or $.69 per share, basic and diluted). Midlands borrowed the funds to finance the first installment. Cinergy expects Midlands will borrow funds as necessary to pay the final installment. As Cinergy's management believes this charge to be unusual in nature, and does not expect such a charge to recur, the tax was recorded as an extraordinary item in Cinergy's Consolidated Statement of Income during the third quarter of 1997. No related tax benefit was recorded for the charge as the windfall profits tax is not deductible for corporate income tax purposes in the UK, and Cinergy expects that benefits, if any, derived for US Federal income taxes will not be significant.

YEAR 2000 COSTS

Cinergy, like most owners of information systems, will be required to modify significant portions of its systems to accommodate requirements brought about by the turn of the century. During 1997, Cinergy incurred costs of approximately $5 million to modify existing computer systems and applications. Preliminary estimates of the remaining total costs to be incurred prior to 2000 are approximately $8 million. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life.

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES

Cinergy forecasts that its need for external funds during the 1998 through 2002 period will primarily be for the refinancing of existing securities. (THIS FORECAST REFLECTS NOMINAL DOLLARS AND ASSUMPTIONS AS TO THE ECONOMY, CAPITAL MARKETS, CONSTRUCTION PROGRAMS, LEGISLATIVE AND REGULATORY ACTIONS, FREQUENCY AND TIMING OF RATE INCREASES, AND OTHER RELATED FACTORS, ALL OR ANY OF WHICH MAY CHANGE SIGNIFICANTLY.)

INTERNAL FUNDS

GENERAL

Currently, the majority of Cinergy's revenues and corresponding cash flows are derived from cost-of-service regulated operations. Cinergy believes it is likely that the generation component of the electric utility industry will ultimately be deregulated. However, the timing and nature of the deregulation and restructuring of the industry is uncertain. In the interim, revenues provided by cost-of-service regulated operations are anticipated to continue as the primary source of funds for Cinergy. As a result of its low-cost position and market strategy, over the long term, Cinergy believes it will be successful in a more competitive environment. However, as the industry becomes more competitive, future cash flows from Cinergy's operations could be subject to a higher degree of volatility than under the present regulatory structure.

     For the year ended December 31, 1997, Cinergy's cash provided from operating activities was $753 million compared to $855 million and $736 million in 1996 and 1995, respectively. The decrease in 1997 was primarily due to CG&E's and ULH&P's sales of accounts receivable during 1996. The decrease was offset, in part, by PSI's payment in 1996 of $80 million in accordance with a 1989 settlement agreement between PSI and Wabash Valley Power Association, Inc. (See Notes 6 and 12(e) of the Notes to Consolidated Financial Statements.)

MERGER SAVINGS

As previously discussed in the "Regulatory Matters" section, CG&E currently has a regulatory order in effect which provides a mechanism for the retention of a portion of net Non-fuel Merger Savings.

COMMON STOCK

During 1997, 1996, and 1995, Cinergy issued 66 thousand, 15 thousand, and 2.6 million new shares, respectively, of common stock pursuant to its dividend reinvestment and stock purchase plan and various stock-based employee plans. In addition, Cinergy purchased 1.7 million and 1.2 million shares on the open market to satisfy substantially all of its 1997 and 1996 obligations, respectively, under these plans. Cinergy plans to continue using market purchases of common stock to satisfy all or at least a portion of its obligations under these plans.

LONG-TERM DEBT

As of December 31, 1997, CG&E, PSI, and ULH&P had state regulatory authority for long-term debt issuances of $300 million, $300 million, and $50 million, respectively. Regulatory approval to issue additional amounts of securities will be requested as needed.

SHORT-TERM DEBT

In 1997, Cinergy amended its existing credit facility. At year-end, Cinergy had two separate credit facilities, a $350 million acquisition commitment and a $400 million revolving credit facility, which provides credit support for Cinergy's newly instituted commercial paper program (see below). As of December 31, 1997, approximately $111 million of the $400 million revolving facility, excluding the amount reserved for commercial paper support, remained unused and available.

     Cinergy's newly instituted commercial paper program is limited to a maximum outstanding principal amount of $200 million. As of December 31, 1997, approximately $161 million of commercial paper was outstanding under this program. The majority of the proceeds were used to reduce the acquisition commitment to the year-end level of $350 million. The entire $350 million was utilized to fund the acquisition of Midlands through Avon Energy and its wholly-owned subsidiary. CG&E and PSI also have the capability to issue commercial paper which must be supported by committed lines (unsecured lines of credit) of the respective company. Neither CG&E nor PSI issued commercial paper in 1997 or 1996.

     Cinergy's utility subsidiaries had regulatory authority to borrow up to $853 million as of December 31, 1997. In connection with this authority, committed lines have been established which permit borrowings of up to $270 million, of which $140 million remained unused and available at December 31, 1997. Also, pursuant to this authority, uncommitted lines (short-term borrowings with various banks on an "as offered" basis) have been established. Under these arrangements, $154 million was unused and available at December 31, 1997.

     In addition, Cinergy UK, Inc., a subsidiary of Investments, which holds Cinergy's 50% investment in Avon Energy, entered into a $40 million non-recourse credit agreement in 1996, which was terminated in October of 1997. This agreement was replaced by a one year $115 million non-recourse revolving credit agreement, which had $81 million unused as of December 31, 1997.

     Net cash used in financing activities totaled $343 million in 1997, as compared to $110 thousand and $410 million in 1996 and 1995, respectively. The change in cash flow from financing activities for 1997 primarily resulted from Cinergy borrowing under its credit facility in 1996 to fund the acquisition of Midlands.

     On January 20, 1998, the SEC issued an order under the PUHCA permitting Cinergy to issue and sell from time to time through December 31, 2002: 1) Short-term notes and commercial paper in an aggregate principal amount not to exceed $2 billion outstanding at any time; and 2) up to approximately 30 million additional shares of Cinergy common stock. Cinergy intends to use the net proceeds from the issuance and sales of the above mentioned securities for general corporate purposes.

SALE OF ACCOUNTS RECEIVABLE

In January 1996, CG&E, PSI, and ULH&P entered into an agreement to sell, on a revolving basis, undivided percentage interests in certain of their accounts receivable up to an aggregate maximum of $350 million, of which $252 million, net of reserves, has been sold as of December 31, 1997. The Consolidated Balance Sheets are net of $252 million and $246 million sold at December 31, 1997 and 1996, respectively.

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

The following discussions about Cinergy's market risk sensitive instruments and positions and risk management activities include forward-looking information and statements that involve risks and uncertainties. The forward-looking information and statements presented are only estimates of what may occur in the future, assuming certain adverse market conditions, due to their dependence on model characteristics and assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, rather they merely present indications of reasonably possible losses.

ENERGY COMMODITIES SENSITIVITY

During 1996 Cinergy functionally reorganized its operations into four strategic business units, including an energy commodities business unit. The energy commodities business unit includes Cinergy's power marketing and trading function, which was formally established in 1995 and was the natural successor of CG&E's and PSI's existing bulk power operations.

     At present, the competitive electric power market is dominated by a small number of large participants (primarily utilities and a few power marketers), trading liquidity is limited, and pricing is not transparent. However, similar to the development of natural gas markets, the market for trading electricity is expected to develop rapidly and Cinergy plans to be a major participant.

     The transactions associated with Cinergy's power marketing and trading function give rise to various risks, including market risk. Market risk represents the potential risk of loss from changes in the market value of a particular commitment arising from adverse changes in market rates and prices. Cinergy's power marketing and trading operations are actively conducted in all regions of the US. These operations subject Cinergy to the risks and volatilities associated with the energy commodities (e.g., primarily electricity) which it markets and trades. The wholesale power marketing and trading business continues to be very competitive and, as a result, margins have declined throughout the year. As Cinergy continues to develop and expand its power marketing and trading business (and due to its substantial investment in generating assets), its exposure to movements in the price of electricity and other energy commodities will become greater. As a result, Cinergy may be subject to increased earnings volatility.

     Cinergy's power marketing and trading activities principally consist of marketing and trading over-the-counter contracts for the purchase and sale of electricity. The majority of these contracts commit Cinergy to purchase or sell electricity at fixed prices in the future (i.e., fixed-price forward purchase and sales contracts). Cinergy also markets and trades over-the-counter option contracts. The majority of these forward and option contracts require settlement by physical delivery of electricity or are netted out in accordance with industry trading standards. The use of these types of physical commodity instruments is designed to allow Cinergy to manage and hedge its contractual commitments, reduce its exposure relative to the volatility of cash market prices, and take advantage of selected arbitrage opportunities. The use of derivative commodity instruments intended to be settled in cash was not significant during 1997.

     Cinergy values its portfolio of over-the-counter forward and option contracts using the aggregate lower of cost or market method. To the extent there are estimated net aggregate losses in the portfolio, Cinergy reserves for such losses. As these contracts are settled, actual gains and losses may differ from the estimated gains and losses utilized in calculating the aggregate lower of cost or market reserve due to changing market conditions.

     Cinergy structures and modifies its net position to capture expected changes in future demand, seasonal market pricing characteristics, overall market sentiment, and price relationships between different time periods and trading regions. Therefore, at times, Cinergy creates a net open position or allows a net open position to continue when it believes future changes in prices and market conditions will make the positions profitable. Position imbalances may also occur because of the

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

basic lack of liquidity in the wholesale power market itself. To the extent net open positions exist, Cinergy is exposed to the risk that fluctuating market prices of electric power may potentially impact its financial condition or results of operations adversely if prices do not move in the manner or direction expected.

     Cinergy measures the risk inherent in its portfolio utilizing value-at-risk analysis and other methodologies, which simulate forward price curves in electric power markets to quantify estimates of the magnitude and probability of potential future losses related to open contract positions. Cinergy's value-at-risk expresses the potential loss in fair value of its forward contract and option position over a particular period of time, with a specified likelihood of occurrence, due to an adverse market movement. Cinergy reports value-at-risk as a percentage of its earnings, based on a 95% confidence interval, utilizing one day holding periods. On a one day basis as of December 31, 1997, Cinergy's value-at-risk for its power marketing and trading activities was less than 2% of Cinergy's "Income Before Interest And Other Charges". The value-at-risk model uses the variance-covariance statistical modeling technique and historical volatilities and correlations over the past 200 day period. The estimated market prices used to value these transactions for value-at-risk purposes reflect the use of established pricing models and various factors including quotations from exchanges and over-the-counter markets, price volatility factors, the time value of money, and location differentials.

     Cinergy Capital & Trading, Inc. (CC&T), a subsidiary of Investments, specializing in energy risk management, marketing, and proprietary arbitrage trading, actively trades derivative commodity instruments, customarily settled in cash, including futures, forwards, swaps, and options. CRI also utilizes derivative commodity instruments, customarily settled in cash, to hedge purchases and sales of natural gas. The trading and hedging activities of CC&T and the hedging activities of CRI were not significant to Cinergy's financial condition or results of operations.

     Credit risk represents the risk of loss which would occur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations with the Company. Concentrations of credit risk relate to significant customers or counterparties, or groups of customers or counterparties, possessing similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

     Concentration of credit risk with respect to Cinergy's trade accounts receivable from electric and gas retail customers is limited due to Cinergy's large number of customers and diversified customer base of residential, commercial, and industrial customers. Sales for resale customers on Cinergy's electric system include traditional electric cooperatives and municipalities with which CG&E and PSI have long-standing relationships. Contracts for sales of electricity for resale outside of Cinergy's system are principally with power marketers, other investor owned utilities, electric cooperatives, and municipalities. As of December 31, 1997, approximately 65% of Cinergy's power marketing and trading activity represents commitments with 10 counterparties. The majority of these contracts are for terms of one year or less. As the competitive electric power market expands, counterparties will increasingly include new market entrants, such as other power marketers, brokers, and commodities traders. This increased level of new market entrants, as well as competitive pressures on the utility market participants, could increase Cinergy's exposure to credit risk. As of December 31, 1997, Cinergy's management believes nonperformance of contractual obligations by any one counterparty of Cinergy's power marketing and trading function would not result in losses which are significant to the financial condition or results of operations of Cinergy.

     Cinergy's energy commodities business unit has established a risk management function and has implemented active risk management policies and procedures to manage and minimize its exposure to price risks and associated volatilities, other market risks, and credit risk. Cinergy maintains credit policies with regard to its counterparties in order to manage and minimize its exposure to credit risk. These policies include requiring parent company guaranties and various forms of collateral under certain circumstances and the use of mutual netting/closeout agreements. Cinergy manages, on a portfolio basis, the market risks inherent in its power marketing and trading transactions subject to parameters established by Cinergy's Risk Policy Committee. Market risks are monitored by the Risk Management Group of Cinergy's energy commodities business unit, which operates separately from the units which originate or actively manage the market risk exposures, to ensure compliance with Cinergy's stated risk management policies and procedures. These policies and procedures are reviewed and monitored on a continuous basis to ensure their responsiveness to changing market and business conditions. In addition, efforts are ongoing to develop systems to improve the timeliness and quality of market and credit risk information.

EXCHANGE RATE SENSITIVITY

Cinergy has exposure to fluctuations in the US dollar/UK pound sterling exchange rate through its investment in Midlands. Cinergy used dollar denominated variable interest rate debt to fund this investment, and has hedged the exchange rate exposure related to this transaction through a currency swap executed in February 1997. Under the swap, Cinergy exchanged $500 million for 330 million pounds sterling. When the swap terminates in the year 2002, these amounts will be re-exchanged; that is, Cinergy will be repaid $500 million and will be obligated to repay to the counterparty 330 million pounds sterling. To fund this repayment, Cinergy could buy 330 million pounds sterling in the foreign exchange market at the prevailing spot rate or enter into a new currency swap.

     The purpose of this swap is to hedge the value of Cinergy's investment in Midlands against changes in the dollar/sterling exchange rate. When the pound sterling weakens relative to the dollar, the dollar value of Cinergy's investment in Midlands as shown on its books declines; however, the value of the swap increases, offsetting the decline in the investment. The reverse is true when the pound sterling appreciates relative to the dollar. The translation gains and losses related to the principal exchange on the swap and on Cinergy's original investment in Midlands are recorded in the cumulative foreign currency translation adjustment which is reported as a separate component of common stock equity in the Consolidated Financial Statements.

     In connection with this swap, Cinergy must pay semi-annual interest on its pound sterling obligation and will receive interest on the dollar notional amount. At December 31, 1997, the fair value of this swap, reflecting the semi-annual interest obligations through February 2002, and the final principal exchange, was $(48) million. This was largely offset by a $41 million currency translation gain to date on Cinergy's investment in Midlands.

     The following table summarizes the details of the swap. (For presentation purposes, the pound sterling payment obligation has been converted to US dollars using the dollar/sterling spot exchange rate at December 31, 1997, of
1.64515. The interest rates are based on the six-month London Interbank Offered Rate (LIBOR) implied forward rates at December 31, 1997.)

                                                           Expected Maturity Date
($US equivalent in millions)         1998      1999       2000       2001        2002     Thereafter      Total
---------------------------------------------------------------------------------------------------------------
CURRENCY SWAP
Receive principal ($US)               $-        $-         $-         $-         $500         $-          $500
Average interest receive rate         -%        -%         -%         -%          6.1%         -%          6.1%
Pay principal (LUK)                   $-        $-         $-         $-         $543         $-          $543
Average interest pay rate             -%        -%         -%         -%          7.0%         -%          7.0%

INTEREST RATE SENSITIVITY

Cinergy's net exposure to changes in interest rates primarily consists of short-term debt instruments with floating interest rates that are benchmarked to US short-term money market indices. At December 31, 1997, this included
(i) short-term bank loans and commercial paper totaling $870 million, (ii) $244 million of pollution control related debt which is classified as other short-term obligations on Cinergy's Consolidated Balance Sheets, and (iii) a $252 million sale of accounts receivable (Cinergy's Consolidated Balance Sheets are net of this sale). At December 31, 1997, interest rates on bank loans, commercial paper, and the sale of accounts receivable approximated 6%, and the interest rate on the pollution control debt approximated 4%. Current forward yield curves project no significant change in applicable short-term interest rates over the next five years.

  The following table presents the principal cash repayments and related weighted average interest rates by maturity date for Cinergy's long-term fixed-rate debt, other debt and capital lease obligations as of December 31, 1997:

                                                                              Expected Maturity Date
                                                                                                                             Fair
(In millions)                      1998         1999        2000         2001         2002       Thereafter      Total      Value
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Long-term Debt(a)
 Fixed rate                         $35         $186         $31          $100         $149        $1 650        $2 151     $2 240
 Average interest rate(b)           5.3%         6.3%        5.7%          6.1%         7.3%          7.2%          7.1%
 Other(c)                           $ -         $  -         $ -          $  -         $  -        $  100        $  100     $   97
 Average interest rate(b)             -%           -%          -%            -%           -%          6.5%          6.5%
Capital Lease
 Variable rate                      $ -         $  -         $ -          $ 22         $  -        $    -        $   22     $   22
 Average interest rate(b)             -%           -%          -%          5.6%           -%            -%          5.6%

(a) Includes amounts reflected as long-term debt due within one year.

(b) For the long-term debt obligations, the weighted average interest rate is based on the coupon rates of the debt that is maturing in the year reported. For the capital lease, the interest rate is based on a spread over 3-month LIBOR, and averaged to be approximately 6% in 1997. For the variable rate Liquid Asset Notes with Coupon Exchange (LANCEs), the current forward yield curve suggests the interest rate on these notes would be fixed at 6.50% commencing October 1, 1999.

(c) Variable rate LANCEs.

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     To manage Cinergy's exposure to fluctuations in interest rates and to lower funding costs, Cinergy constantly evaluates the use of, and has entered into, several interest rate swaps. Under these swaps, Cinergy or its subsidiaries agree with counterparties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed notional amount. This interest differential paid or received is recognized in the Consolidated Statements of Income as a component of interest expense.

     Through two interest rate swap agreements, Cinergy has effectively fixed the interest rate on the pound sterling denominated obligation created by the currency swap discussed above. Each contract requires Cinergy to pay semi-annually a fixed rate and receive a floating rate through February 2002. The combined notional amount of both swaps is 330 million pounds sterling. Translation gains and losses related to Cinergy's interest obligation, which is payable in pounds sterling, are recognized as a component of interest expense in the Consolidated Statements of Income.

     At December 31, 1997, PSI had two interest rate swap agreements outstanding with notional amounts of $100 million each. One contract, with three years remaining of a four-year term, requires PSI to pay a floating rate and receive a fixed rate. The second contract, with a six-month term, requires PSI to pay a fixed rate and receive a floating rate. In both cases, the floating rate is based on applicable LIBOR. The following table presents notional principal amounts and weighted average interest rates by contractual maturity dates for the interest rate swaps of Cinergy and PSI. The variable rates are the average implied forward rates during the contract based on the six month LIBOR yield curve at December 31, 1997. Although Cinergy's swaps require payments to be made in pounds sterling, the table reflects the dollar equivalent notional amounts based on spot market foreign currency exchange rates at December 31, 1997.

                                                                         Expected Maturity Date
                                                                                                                          Fair
($US Equivalent in millions)           1998      1999       2000       2001       2002     Thereafter     Total          Value
------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE DERIVATIVES
Interest Rate Swaps
  Receive fixed/pay
  variable ($US)                       $  -      $  -       $100        $-        $  -         $-          $100           $ -
  Average pay rate                      5.9%      6.0%       6.1%        -%          -%         -%          6.0%
  Average receive rate                  6.1%      6.1%       6.1%        -%          -%         -%          6.1%
  Receive variable/
  pay fixed ($US)                      $100      $  -       $  -        $-        $  -         $-          $100           $ -
   Average pay rate                     6.0%        -%         -%        -%          -%         -%          6.0%
   Average receive rate                 5.9%        -%         -%        -%          -%         -%          5.9%
 Receive variable/
  pay fixed (LUK)                      $  -      $  -       $  -        $-        $543(a)      $-          $543(a)        $(3)
   Average pay rate                       -%        -%         -%        -%        7.1%         -%          7.1%
   Average receive rate                   -%        -%         -%        -%        6.9%         -%          6.9%

(a) Notional converted to US dollars using the Sterling spot exchange rate at December 31, 1997, of 1.64515.

INFLATION

Cinergy believes that the recent inflation rates do not materially affect its financial condition or results of operations. However, under existing regulatory practice, only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

DIVIDEND RESTRICTIONS

See Note 2(b) of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

KILOWATT-HOUR (KWH) SALES

Increased activity in Cinergy's power marketing and trading operations led to higher non-firm power sales for resale and significantly contributed to the increase in total kwh sales of 78.7%, as compared to 1996. The increase in retail sales, which reflects a higher average number of commercial and industrial customers, was partially offset by a decline in residential sales as a result of mild weather. (See Note 1(c) of the Notes to Consolidated Financial Statements and the "Market Risk Sensitive Instruments and Positions" section for discussions on Cinergy's power marketing and trading operations.)

     Cinergy's total kwh sales in 1996, as compared to 1995, increased 11.0% reflecting an increase in sales to all customer classes. Increased activity in Cinergy's power marketing and trading operations led to higher non-firm power sales for resale. The increase in retail sales which reflects a higher average number of residential and commercial customers was partially offset by the return to more normal weather in 1996. The increase in industrial sales was due to growth in the primary metals sector.

     As compared to 1994, total kwh sales in 1995 increased 4.1% reflecting higher sales to all retail customer classes. Contributing significantly to this increase were higher residential and commercial sales due to warmer weather during the 1995 summer cooling season and colder weather during the fourth quarter of 1995. Additionally, increased sales to industrial customers, reflecting growth in the primary metals and chemicals sectors, contributed to the increased kwh sales level. These increases were offset, in part, by a decline in non-firm power sales for resale.

     Year-to-year changes in kwh sales for each major class of customers are shown below:

                                                Increase (Decrease)
                                                 from Prior Year
                                        1997           1996           1995
--------------------------------------------------------------------------
Retail
  Residential                           (3.8)%          2.4%           5.8%
  Commercial                             1.6            1.3            4.3
  Industrial                             2.9            3.3            4.6
Total retail                              .3            2.4            4.9
Sales for resale
  Firm power obligations                15.5           10.5            1.7
  Non-firm power transactions          460.3           82.0           (1.3)
Total sales for resale                 363.9           59.6            (.4)
Total sales                             78.7           11.0            4.1

     Cinergy currently forecasts a 2% annual compound growth rate in kwh sales over the 1998 through 2002 period. This forecast excludes non-firm power sales for resale and any potential new off-system, long-term firm power sales.

THOUSAND CUBIC FEET (MCF) SALES AND TRANSPORTATION

The milder weather experienced in 1997 contributed to a decrease in residential and commercial gas sales volumes and led to an 8.2% decrease in total sales volumes and a 1.1% decrease in total sales and transportation volumes, as compared to 1996. An increase in gas transportation volumes and a decline in industrial sales resulted from customers electing to purchase gas directly from suppliers using transportation services provided by Cinergy.

     Mcf gas sales and transportation volumes increased 8.4% in 1996, as compared to 1995. Colder weather in the first half of 1996 led to increased gas sales to residential and commercial customers. Also contributing to the increase in total sales was an increase in the number of residential and commercial customers. Industrial sales decreased and gas transported increased as customers continued to purchase gas directly from suppliers.

     Total gas sales and transportation volumes increased 8.6% in 1995, as compared to 1994. Increased sales to residential customers, resulting from colder weather during the fourth quarter of 1995 and an increase in the number of customers, contributed to the higher sales levels. Additionally, increases in commercial and industrial transportation volumes, which resulted from customers electing to purchase gas directly from suppliers, more than offset declines in industrial and commercial sales.

     Year-to-year changes in Mcf sales for each major class of customers and Mcf transportation volumes are shown below:

                                            Increase (Decrease)
                                              from Prior Year
                                       1997          1996          1995
-------------------------------------------------------------------------
Retail
  Residential                         (6.4)%          3.6%          10.5%
  Commercial                          (9.7)           7.8           (2.0)
  Industrial                          (8.8)         (13.3)         (26.6)
Total sales                           (8.2)           2.1            1.5
Gas transported                       10.1           19.8           24.4
Total gas sold and transported        (1.1)           8.4            8.6

OPERATING REVENUES

ELECTRIC OPERATING REVENUES

Increased kwh sales, as previously discussed, a full year's effects of PSI's retail rate increases approved in the September 1996 Order, as amended in August 1997, and the December 1996 DSM Order significantly contributed to the $1 billion (39%) increase in electric operating revenues, when compared to 1996. Also contributing to the increase was the return of approximately $13 million to customers in 1996 in accordance

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

with the February 1995 Order. The February 1995 Order required all retail operating income above a certain rate of return to be refunded to customers. Partially offsetting these increases was the operation of CG&E's fuel adjustment clauses reflecting a lower average cost of fuel used in electric production.

     The $156 million (6%) increase in 1996 electric operating revenues, as compared to 1995, is due, in large part, to the increase in kwh sales as previously discussed. Also contributing to the increase was the effect of PSI's September 1996 Order, as well as, a full year's effect of PSI's 4.3% retail rate increase approved in the February 1995 Order and PSI's 1.9% increase for carrying costs on construction work in progress property which was approved by the IURC in March 1995. These rate increases were offset by the return of approximately $10 million to PSI's customers in accordance with the February 1995 Order, the operation of CG&E's fuel adjustment clauses reflecting a lower average cost of fuel used in electric production, and a decrease in ULH&P's electric rates reflecting a reduction in the cost of electricity purchased from CG&E.

     Higher retail kwh sales, PSI's electric rate increases which became effective in February 1995 and March 1995, and a full year's effect of CG&E's electric rate increase which became effective in May 1994, significantly contributed to the $167 million (7%) increase in electric operating revenues for 1995, when compared to 1994.

     An analysis of electric operating revenues for the past three years is shown below:

(dollars in millions)                          1997           1996           1995
---------------------------------------------------------------------------------
Previous year's electric
  operating revenues                         $2 769         $2 613         $2 446
Increase (Decrease) due to change in:
  Price per kwh
    Retail                                        9             (1)            54
    Sales for resale
      Firm power obligations                    (10)            (4)            (1)
      Non-firm power transactions               113              -              4
---------------------------------------------------------------------------------
  Total change in price per kwh                 112             (5)            57
  Kwh sales
    Retail                                        7             56            109
    Sales for resale
      Firm power obligations                     14              9              1
      Non-firm power transactions               956             94             (1)
---------------------------------------------------------------------------------
  Total change in kwh sales                     977            159            109
  Other                                           4              2              1
---------------------------------------------------------------------------------
Current year's electric
  operating revenues                          $3862          $2769          $2613

GAS OPERATING REVENUES

The increasing trend of industrial customers purchasing gas directly from producers and using CG&E facilities to transport the gas (see the "Mcf Sales and Transportation" section) continues to put downward pressure on gas operating revenues. Since providing transportation services does not necessitate recovery of the cost of gas purchased, the revenue per Mcf transported is less than the revenue per Mcf sold. As a result, a higher relative volume of gas transported to gas sold translates into lower gas operating revenues.

     CG&E's gas rate increase of 2.5% ($9 million annually) approved by the PUCO in the December 1996 Order and the operation of a gas cost recovery mechanism, reflecting a higher average cost per Mcf of gas purchased, contributed to the $17 million (4%) increase in gas operating revenues as compared to 1996. These increases were partially offset by the previously discussed changes in Mcf gas sales.

     In 1996, gas operating revenues increased $63 million (15%), as compared to 1995. This increase is attributable to the increase in gas sales and transportation volumes. Also contributing to the increase was the operation of fuel adjustment clauses, reflecting a higher average cost per Mcf of gas purchased.

     Gas operating revenues declined $32 million (7%) in 1995, as compared to 1994, as a result of the aforementioned trend toward increased transportation services and the operation of fuel adjustment clauses, reflecting a lower average cost per Mcf of gas purchased.

OPERATING EXPENSES

FUEL

FUEL USED IN ELECTRIC PRODUCTION Electric fuel costs declined $20 million (3%) when compared to 1996.

     An analysis of fuel costs for the past three years is shown below:

(dollars in millions)                        1997           1996           1995
-------------------------------------------------------------------------------
Previous year's fuel expense                 $713           $717           $713
Increase (Decrease) due to change in:
  Price of fuel                                 7            (48)           (23)
  Deferred fuel cost                          (55)            42             (2)
  Kwh generation                               28              2             29
-------------------------------------------------------------------------------
Current year's fuel expense                  $693           $713           $717

GAS PURCHASED The increase in gas purchased expense of $17 million (7%) in 1997, as compared to 1996, reflects a higher average cost per Mcf of gas purchased. This increase was partially offset by a decline in the volumes of gas purchased.

     Gas purchased increased $43 million (21%) in 1996, as compared to 1995, due to an increase in volumes purchased and a higher average cost per Mcf of gas purchased.

     In 1995, gas purchased expense decreased $42 million (17%), as compared to 1994, primarily reflecting a decline in the average cost per Mcf of gas purchased.

PURCHASED AND EXCHANGED POWER

Purchased and exchanged power increased $1.1 billion and $111 million in 1997 and 1996, respectively. These increases primarily reflect increased purchases of non-firm power for resale to others as a result of increased activity in Cinergy's power marketing and trading operations. (See Note 1(c) of the Notes to Consolidated Financial Statements and the "Market Risk Sensitive Instruments and Positions" section for discussions on Cinergy's power marketing and trading operations.)

OTHER OPERATION

Other operation expenses increased $40 million (7%) in 1997, as compared to 1996. This increase is primarily due to higher other operation expenses of PSI relating to the Clean Coal Project, amortization of deferred DSM expenses, and amortization of deferred expenses associated with the Clean Coal Project, all of which are being recovered in revenues pursuant to either the September 1996 Order or the December 1996 DSM Order. The effect of PSI discontinuing deferral of certain DSM-related costs in accordance with provisions of the December 1996 DSM Order also added to the increase. Further contributing to the increase is the effect of CG&E curtailing certain deferrals associated with its DSM programs for new participants after December 31, 1996, due to the December 1996 Order that changed the benefit/cost tests that DSM programs must surpass in Ohio in order for certain DSM-related costs to be eligible for deferral. These increases were partially offset by the effect of charges in 1996 for early retirement and severance programs and the December 1996 Order (see below).

     Other operation expenses increased $78 million (15%) in 1996, as compared to 1995. This increase is due to a number of factors, including increased administrative and general expenses reflecting, in part, charges of $35 million for voluntary early retirement and severance programs and charges totaling $6 million related to the December 1996 Order.

     In 1995, other operation expenses decreased $29 million (5%), as compared to 1994. Charges of $62 million in 1994 for Merger Costs and other expenditures which cannot be recovered from customers under the merger savings sharing mechanisms authorized by regulators significantly contributed to the decrease. In addition, emphasis on achieving merger savings and other cost reductions led to lower operating costs for 1995. These decreases were partially offset by the recognition of postretirement benefit costs on an accrual basis, an increase in the ongoing level of DSM expenses, and the amortization of deferred postretirement benefit costs, deferred Merger Costs, and deferred DSM costs, all of which are being recovered in revenues pursuant to the February 1995 Order.

MAINTENANCE

In 1997, maintenance costs decreased $17 million (9%), as compared to 1996. This decrease is primarily attributable to reduced outage related charges and other maintenance costs associated with PSI's and CG&E's electric production facilities. Reduced maintenance costs associated with PSI's electric transmission and distribution facilities also contributed to the decrease for 1997.

     An increase of $12 million (6%) in maintenance costs for 1996, as compared to 1995, is primarily attributable to increased maintenance associated with the Clean Coal Project which began commercial operation in November 1995. Increased transmission and distribution expenses also contributed to the higher level of maintenance expense.

     Maintenance costs decreased $19 million (9%) in 1995, as compared to 1994, primarily due to improved scheduling of routine maintenance on electric generating units. Lower maintenance costs on gas and electric distribution facilities also contributed to this decrease.

DEPRECIATION

In 1995, depreciation expense decreased $15 million (5%), when compared to 1994, due in large part to the adoption of lower depreciation rates for PSI effective in March 1995. This decrease was partially offset by the effect of additions to utility plant.

AMORTIZATION OF PHASE-IN DEFERRALS AND PHASE-IN DEFERRED RETURN

Amortization of phase-in deferrals and phase-in deferred return reflect the PUCO-ordered phase-in plan for the Wm. H. Zimmer Generating Station. (See
Note 1(k) of the Notes to Consolidated Financial Statements.)

POST-IN-SERVICE DEFERRED OPERATING EXPENSES - NET

Post-in-service deferred operating expenses - net reflect various deferrals of depreciation, operation and maintenance expenses (exclusive of fuel costs), and property taxes on certain generating units and other utility plant from the in-service date until the related plant is reflected in retail rates, net of amortization of these deferrals as they are recovered through retail rates. (See Note 1(h) of the Notes to Consolidated Financial Statements.)

TAXES OTHER THAN INCOME TAXES

Taxes other than income taxes increased $12 million (5%) in 1995, primarily due to increased property taxes resulting from a greater investment in taxable property and higher property tax rates.

OTHER INCOME AND EXPENSES - NET

POST-IN-SERVICE CARRYING COSTS

Post-in-service carrying costs reflect the deferral of carrying costs on certain generating units and other utility plant from the in-service date until the related plant is reflected in retail rates. (See Note 1(h) of the Notes to Consolidated Financial Statements.)

EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES

The increase in equity in earnings of unconsolidated subsidiaries of $35 million for 1997, as compared to 1996, primarily reflects a full year's effect of the investment in Midlands. Midlands was purchased during the second quarter of 1996.

OTHER - NET

The $9 million change in other - net for 1997, as compared to 1996, is due, in part, to charges in 1996 of approximately $14 million associated with the December 1996 Order, a gain of approximately $4 million in 1997 on the sale of a PSI investment, and a loss of approximately $5 million in 1996 on the sale of a foreign subsidiary. These items were partially offset by gains of approximately $6 million in 1996 related to the sale of certain CG&E assets, approximately $2 million of increased expenses in 1997 associated with the sales of accounts receivable for PSI, CG&E, and ULH&P, and expenses of approximately $4 million resulting from the inclusion of the Greenwich acquisition in 1997.

     In 1996, other - net changed $37 million, as compared to 1995, due to a number of factors including $4 million of interest received in 1995 on an income tax refund related to prior years, charges totaling $14 million associated with the December 1996 Order, expenses associated with CG&E's and ULH&P's sales of accounts receivable in 1996, and the effect of a $10 million gain in 1995 on the sale of Cinergy's investment in an Argentine utility.

     The $31 million change in other - net in 1995, as compared to 1994, is due, in part, to interest on the income tax refund and the $10 million gain discussed above and charges of $17 million in 1994 for merger-related and other expenditures which cannot be recovered from customers.

INTEREST AND OTHER CHARGES

INTEREST ON LONG-TERM DEBT

Interest on long-term debt decreased $23 million (11%) in 1996, as compared to 1995, due to the refinancing and redemptions of long-term debt by CG&E, PSI, and ULH&P during 1995 and 1996.

OTHER INTEREST

The $29 million increase in other interest, as compared to 1996, is primarily due to interest expense on increased short-term borrowings used to fund CG&E's redemption of first mortgage bonds and Cinergy's investments in non-regulated companies, including Avon Energy.

     In 1996, other interest increased $10 million (50%), as compared to 1995, primarily reflecting increased interest expense on short-term borrowings used to fund Cinergy's investment in Avon Energy.

PREFERRED DIVIDEND REQUIREMENTS OF SUBSIDIARIES

Preferred dividend requirements of subsidiaries decreased $11 million (46%) and $8 million (25%) in 1997 and 1996, respectively. These decreases were primarily attributable to the reacquisition of approximately 90% of the outstanding preferred stock of CG&E, pursuant to Cinergy's tender offer. (See
Note 3(b) of the Notes to Consolidated Financial Statements.)

EXTRAORDINARY ITEM - EQUITY SHARE OF WINDFALL PROFITS TAX

Extraordinary item - equity share of windfall profits tax represents the one-time charge for the windfall profits tax levied against Midlands as recorded in the third quarter of 1997. (See Note 17 of the Notes to Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)                               1997           1996           1995
-----------------------------------------------------------------------------------------------------------
OPERATING REVENUES
  Electric                                                         $3 861 698     $2 768 706     $2 612 579
  Gas                                                                 491 145        474 034        410 852
-----------------------------------------------------------------------------------------------------------
                                                                    4 352 843      3 242 740      3 023 431
OPERATING EXPENSES
  Fuel used in electric production                                    693 435        713 250        716 754
  Gas purchased                                                       266 158        249 116        206 250
  Purchased and exchanged power                                     1 219 358        158 838         47 632
  Other operation                                                     637 945        598 434        520 590
  Maintenance                                                         176 471        193 908        182 180
  Depreciation                                                        289 077        282 763        279 759
  Amortization of phase-in deferrals                                   13 483         13 598          9 091
  Post-in-service deferred operating expenses - net                     4 362         (1 509)        (2 500)
  Income taxes (Note 11)                                              248 937        218 269        221 429
  Taxes other than income taxes                                       265 024        257 815        255 533
-----------------------------------------------------------------------------------------------------------
                                                                    3 814 250      2 684 482      2 436 718
OPERATING INCOME                                                      538 593        558 258        586 713

OTHER INCOME AND EXPENSES - NET
  Allowance for equity funds used during construction                      98          1 225          1 964
  Post-in-service carrying costs                                            -          1 223          3 186
  Phase-in deferred return                                              8 008          8 372          8 537
  Equity in earnings of unconsolidated subsidiaries (Note 1(e))        60 392         25 430              -
  Income taxes (Note 11)                                               35 937         19 536          7 358
  Other - net                                                         (31 502)       (40 464)        (3 051)
-----------------------------------------------------------------------------------------------------------
                                                                       72 933         15 322         17 994
INCOME BEFORE INTEREST AND OTHER CHARGES                              611 526        573 580        604 707
INTEREST AND OTHER CHARGES
  Interest on long-term debt                                          181 772        190 617        213 911
  Other interest                                                       59 947         31 169         20 826
  Allowance for borrowed funds used during construction                (5 400)        (6 183)        (8 065)
  Preferred dividend requirements of subsidiaries                      12 569         23 180         30 853
-----------------------------------------------------------------------------------------------------------
                                                                      248 888        238 783        257 525
NET INCOME BEFORE EXTRAORDINARY ITEM                               $  362 638     $  334 797     $  347 182
EXTRAORDINARY ITEM - EQUITY SHARE OF WINDFALL PROFITS
  TAX (LESS APPLICABLE INCOME TAXES OF $0) (Note 17)                 (109 400)             -              -
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                         $  253 238     $  334 797     $  347 182
AVERAGE COMMON SHARES OUTSTANDING                                     157 685        157 678        156 620
EARNINGS PER COMMON SHARE (Note 16)
  Net income before extraordinary item                                  $2.30          $2.00          $2.22
  Net income                                                            $1.61          $2.00          $2.22
EARNINGS PER COMMON SHARE - ASSUMING DILUTION (Note 16)
  Net income before extraordinary item                                  $2.28          $1.99          $2.20
  Net income                                                            $1.59          $1.99          $2.20
DIVIDENDS DECLARED PER COMMON SHARE                                     $1.80          $1.74          $1.72

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)                             December 31        1997           1996
--------------------------------------------------------------------------------------------
ASSETS
Utility Plant - Original Cost
  In service
    Electric                                                       $8 981 182     $8 809 786
    Gas                                                               746 903        713 829
    Common                                                            186 078        185 255
--------------------------------------------------------------------------------------------
                                                                    9 914 163      9 708 870
  Accumulated depreciation                                          3 800 322      3 591 858
--------------------------------------------------------------------------------------------
                                                                    6 113 841      6 117 012
  Construction work in progress                                       183 262        172 614
--------------------------------------------------------------------------------------------
    Total utility plant                                             6 297 103      6 289 626

CURRENT ASSETS
  Cash and temporary cash investments                                  53 310         19 327
  Restricted deposits                                                   2 319          1 721
  Accounts receivable less accumulated provision for doubtful
    accounts of $10,382 in 1997 and $10,618 in 1996 (Note 6)          413 626        199 361
  Materials, supplies, and fuel - at average cost
    Fuel for use in electric production                                57 916         71 730
    Gas stored for current use                                         29 174         32 951
    Other materials and supplies                                       76 066         80 292
  Prepayments and other                                                38 171         37 049
--------------------------------------------------------------------------------------------
                                                                      670 582        442 431

OTHER ASSETS
  Regulatory assets (Note 1(f))
    Amounts due from customers - income taxes                         374 456        377 194
    Post-in-service carrying costs and deferred operating expenses    178 504        186 396
    Coal contract buyout costs                                        122 485        138 171
    Deferred demand-side management costs                             109 596        134 742
    Phase-in deferred return and depreciation                          89 689         95 163
    Deferred merger costs                                              90 346         93 999
    Unamortized costs of reacquiring debt                              66 242         70 518
    Other                                                              45 533         72 483
  Investments in unconsolidated subsidiaries (Note 1(e))              537 720        592 660
  Other                                                               275 897        231 551
--------------------------------------------------------------------------------------------
                                                                    1 890 468      1 992 877
                                                                   $8 858 153     $8 724 934
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

(dollars in thousands)                                 December 31           1997           1996
---------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
COMMON STOCK EQUITY (Note 2)
  Common stock - $.01 par value; authorized shares - 600,000,000;
    outstanding shares - 157,744,658 in 1997 and 157,679,129 in 1996      $    1 577     $    1 577
  Paid-in capital                                                          1 573 064      1 590 735
  Retained earnings                                                          965 084        992 273
  Cumulative foreign currency translation adjustment                            (525)          (131)
---------------------------------------------------------------------------------------------------
    Total common stock equity                                              2 539 200      2 584 454

CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES (Note 3)
  Not subject to mandatory redemption                                        177 989        194 232

LONG-TERM DEBT (Note 4)                                                    2 150 902      2 326 378
---------------------------------------------------------------------------------------------------
    Total capitalization                                                   4 868 091      5 105 064

CURRENT LIABILITIES
  Long-term debt due within one year (Note 4)                                 85 000        140 000
  Notes payable and other short-term obligations (Note 5)                  1 114 028        922 217
  Accounts payable                                                           488 716        305 420
  Accrued taxes                                                              187 033        199 479
  Accrued interest                                                            46 622         55 590
  Other                                                                       79 193        114 653
---------------------------------------------------------------------------------------------------
                                                                           2 000 592      1 737 359
OTHER LIABILITIES
  Deferred income taxes (Note 11)                                          1 248 543      1 146 263
  Unamortized investment tax credits                                         166 262        175 935
  Accrued pension and other postretirement benefit
    costs (Notes 9 and 10)                                                   297 142        263 319
  Other                                                                      277 523        296 994
---------------------------------------------------------------------------------------------------
                                                                           1 989 470      1 882 511



Commitments and Contingencies (Note 12)
                                                                          $8 858 153     $8 724 934
---------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK EQUITY

                                                                                      Cumulative
                                                                                        Foreign
                                                                                        Currency
                                                  Common       Paid-in     Retained    Translation   Total Common
(dollars in thousands)                            Stock        Capital     Earnings     Adjustment   Stock Equity
-----------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994                         $1 552     $1 535 658      $877 061     $     -     $2 414 271
Net income                                                                    347 182                    347 182
Issuance of 2,472,103 shares
  of common stock - net                               25         60 343                                   60 368
Common stock issuance expenses                                     (229)                                    (229)
Dividends on common stock (see
  page A-20 for per share amounts)                                           (268 851)                  (268 851)
Other                                                             1 278        (5 176)                    (3 898)
-----------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                          1 577      1 597 050       950 216           -      2 548 843
Net income                                                                    334 797                    334 797
Issuance of 8,988 shares
  of common stock - net                                             311                                      311
Treasury shares purchased                             (4)       (14 887)                                 (14 891)
Treasury shares reissued                               4          8 599                                    8 603
Dividends on common stock (see
  page A-20 for per share amounts)                                           (274 358)                  (274 358)
Translation adjustments                                                                      (131)          (131)
Costs of reacquisition of preferred
  stock of subsidiary                                                         (18 391)                   (18 391)
Other                                                              (338)            9                       (329)
-----------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                          1 577      1 590 735       992 273        (131)     2 584 454
NET INCOME                                                                    253 238                    253 238
ISSUANCE OF 65,529 SHARES OF
  COMMON STOCK - NET                                              2 066                                    2 066
TREASURY SHARES PURCHASED                            (11)       (46 199)                                 (46 210)
TREASURY SHARES REISSUED                              11         26 729                                   26 740
DIVIDENDS ON COMMON STOCK (see
  page A-20 for per share amounts)                                           (283 866)                  (283 866)
TRANSLATION ADJUSTMENTS                                                                        (394)        (394)
OTHER                                                              (267)        3 439                      3 172
-----------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997                         $1 577     $1 573 064      $965 084         $(525)  $2 539 200
-----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)                                                         1997           1996           1995
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

  Net income                                                         $253 238       $334 797       $347 182
  Items providing or (using) cash:
    Depreciation                                                      289 077        282 763        279 759
    Deferred income taxes and investment tax credits - net             67 638         47 912         28 411
    Equity in earnings of unconsolidated subsidiaries                 (35 239)       (25 430)             -
    Extraordinary item - equity share of windfall profits tax         109 400              -              -
    Allowance for equity funds used during construction                   (98)        (1 225)        (1 964)
    Regulatory assets - net                                            71 310         39 282         33 324
    Changes in current assets and current liabilities
      Restricted deposits                                                (598)          (358)        (1 035)
      Accounts receivable, net of reserves on receivables sold       (217 157)       132 749        (71 641)
      Materials, supplies, and fuel                                    21 817         44 005         51 214
      Accounts payable                                                183 296         37 281          1 672
      Litigation settlement                                                 -        (80 000)             -
      Accrued taxes and interest                                      (21 414)        (1 289)        52 233
    Other items - net                                                  32 175         44 604         16 538
---------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                       753 445        855 091        735 693

FINANCING ACTIVITIES
  Issuance of common stock                                              2 066            311         60 139
  Issuance of long-term debt                                          100 062        150 217        260 280
  Funds on deposit from issuance of long-term debt                          -            973          9 987
  Retirement of preferred stock of subsidiaries                       (16 269)      (212 487)       (93 466)
  Redemption of long-term debt                                       (336 312)      (237 183)      (398 833)
  Change in short-term debt                                           191 811        572 417         20 900
  Dividends on common stock                                          (283 866)      (274 358)      (268 851)
---------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                          (342 508)          (110)      (409 844)

INVESTING ACTIVITIES
  Construction expenditures (less allowance for
    equity funds used during construction)                           (328 055)      (323 013)      (324 905)
  Deferred demand-side management costs                               (19 867)       (44 344)       (57 571)
  Investments in unconsolidated subsidiaries                          (29 032)      (503 349)             -
  Equity investments in Argentine utilities                                 -              -         19 799
---------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                          (376 954)      (870 706)      (362 677)
Net increase (decrease) in cash and temporary cash investments         33 983        (15 725)       (36 828)
Cash and temporary cash investments at beginning of period             19 327         35 052         71 880
---------------------------------------------------------------------------------------------------------------
Cash and temporary cash investments at end of period                $  53 310      $  19 327      $  35 052
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest (net of amount capitalized)                             $235 948       $207 393       $218 357
    Income taxes                                                     $140 655       $141 917       $140 189
---------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

(a) NATURE OF OPERATIONS

Cinergy Corp., a Delaware corporation, (Cinergy or Company), is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Cinergy was created in the October 1994 merger of PSI Resources, Inc. (Resources) and The Cincinnati Gas & Electric Company (CG&E). Cinergy's utility subsidiaries are CG&E and PSI Energy, Inc. (PSI). CG&E, an Ohio combination electric and gas utility, and its five wholly-owned utility subsidiaries, are primarily engaged in the production, transmission, distribution, and sale of electric energy and/or the sale and transportation of natural gas in the southwestern portion of Ohio and adjacent areas in Kentucky and Indiana. PSI, an Indiana electric utility and previously Resources' utility subsidiary, is engaged in the production, transmission, distribution, and sale of electric energy in north central, central, and southern Indiana. The majority of Cinergy's operating revenues are derived from the sale of electricity and the sale and transportation of natural gas.

     Cinergy's non-utility subsidiaries are Cinergy Investments, Inc. (Investments) and Cinergy Services, Inc. (Services). Investments, a Delaware corporation, is a non-utility subholding company that was formed to hold and operate Cinergy's non-utility businesses and interests. Investments' principal activities include investments in Midlands Electricity plc (Midlands), Cinergy Global Power, Inc., and Trigen-Cinergy Solutions LLC (Trigen-Cinergy). (See Note 1(e) for a further discussion of Midlands.) Services, a Delaware corporation, is the service company for the Cinergy system, providing member companies with a variety of administrative, management, and support services.

(b) PRESENTATION

The accompanying Consolidated Financial Statements include the accounts of Cinergy and its wholly-owned subsidiaries. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% ownership) are accounted for using the equity method. All significant intercompany transactions and balances have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. (See
Note 12.)

     Certain reclassifications of prior years' data have been made to conform with the current year's presentation.

(c) POWER MARKETING AND TRADING

Cinergy's power marketing and trading function actively markets and trades over-the-counter forward and option contracts for the purchase and sale of electricity. The majority of these contracts are settled via physical delivery of electricity or netted out in accordance with industry trading standards. Option premiums are deferred and included in the Consolidated Balance Sheets and amortized to "Operating Revenues - Electric" or "Purchased and exchanged power" in the Consolidated Statements of Income over the term of the option contract. Cinergy values its portfolio of over-the-counter forward and option contracts using the aggregate lower of cost or market method. To the extent there are net aggregate losses in the portfolio, Cinergy reserves for such losses. Net gains are recognized when realized. Due to the lack of liquidity and the volatility currently experienced in the power markets, significant assumptions must be made by the Company when estimating current market values for purposes of the aggregate lower of cost or market comparison. It is possible that the actual gains and losses from the Company's power marketing and trading activities could differ substantially from the gains and losses estimated currently.

(d) FINANCIAL DERIVATIVES

Cinergy and its subsidiaries use derivative financial instruments to hedge exposures to foreign currency exchange rates, lower funding costs, and manage exposures to fluctuations in interest rates. Instruments used as hedges must be designated as a hedge at the inception of the contract and must be effective at reducing the risk associated with the exposure being hedged. Accordingly, changes in market values of designated hedge instruments must be highly correlated with changes in market values of the underlying hedged items at inception of the hedge and over the life of the hedge contract.

     Cinergy utilizes a currency swap to hedge its pound sterling denominated net investment in Avon Energy Partners Holdings (Avon Energy). Accordingly, any translation gains or losses related to the principal exchange on the currency swap are recorded in the cumulative foreign currency translation adjustment which is a separate component of common stock equity. Aggregate translation losses related to the principal exchange of the currency swap are reflected in "Current Liabilities - Other" in the Consolidated Balance Sheets.

     Interest rate swaps are accounted for under the accrual method. Accordingly, gains and losses based on any interest differential between fixed-rate and floating-rate interest amounts, calculated on agreed upon notional principal amounts, are recognized in the Consolidated Statements of Income as a component of interest expense as realized over the life of the agreement.

(e) INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

Except for Cinergy's investment in Avon Energy, investments in unconsolidated subsidiaries are not significant. In May 1996, Cinergy and GPU, Inc. (GPU), a Pennsylvania corporation, entered into a 50%/50% joint venture agreement and formed Avon Energy, incorporated in London, England. Avon Energy, through a wholly-owned subsidiary, immediately began acquiring the outstanding common stock of Midlands, a United Kingdom (UK) regional electric company. During the third quarter of 1996, Avon Energy completed the acquisition of substantially all of the outstanding common stock of Midlands. The total consideration paid by Avon Energy was approximately 1.7 billion pounds sterling ($2.6 billion at then existing currency exchange rates). The funds for the acquisition were obtained from Cinergy's and GPU's investment in Avon Energy of approximately 330 million pounds sterling each ($500 million each), with the remainder being obtained by Avon Energy through the issuance of non-recourse debt. As a result of the allocation of the purchase price, Avon Energy has recorded goodwill of approximately 1.4 billion pounds sterling ($2 billion) in connection with its acquisition of Midlands. The goodwill is being amortized on a straight-line basis over 40 years.

     Summarized financial information for Avon Energy is as follows:

                                                 DECEMBER 31, 1997
(in millions)                                      AVON ENERGY
--------------------------------------------------------------------
ASSETS
Property, plant, and equipment                          $ 1890
Current assets                                             676
Other assets                                              2148
--------------------------------------------------------------------
  Total assets                                          $ 4714
CAPITALIZATION AND LIABILITIES
Total common shareholders' equity                       $ 1006
Long-term debt                                            1533
Other liabilities                                         2175
--------------------------------------------------------------------
  Total capitalization and liabilities                  $ 4714
CINERGY'S INVESTMENTS IN
  UNCONSOLIDATED SUBSIDIARIES:
    AVON ENERGY                                         $  505
    OTHER COMPANIES                                         33
--------------------------------------------------------------------
  TOTAL INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES      $  538

                                                       YEAR ENDED
                                                   DECEMBER 31, 1997
(in millions)                                         AVON ENERGY
--------------------------------------------------------------------
Operating revenues                                      $ 2176
Net income before extraordinary item                    $  127
Extraordinary item - windfall profits tax
  (less applicable income taxes of $0)                  $ (219)
Net loss                                                $  (92)
CINERGY'S EQUITY IN EARNINGS OF AVON ENERGY
  BEFORE EXTRAORDINARY ITEM                             $   63
CINERGY'S EQUITY IN EXTRAORDINARY ITEM                  $ (109)
--------------------------------------------------------------------
CINERGY'S EQUITY IN EARNINGS OF:  AVON ENERGY           $  (46)
                                  OTHER COMPANIES           (3)
--------------------------------------------------------------------
  TOTAL EQUITY IN THE EARNINGS OF
    UNCONSOLIDATED SUBSIDIARIES                         $  (49)

     During 1997, Cinergy received $25 million of dividends from Avon Energy.

     The pro forma financial information for 1996 presented below assumes 100% of Midlands was acquired on January 1, 1996. The pro forma adjustments include recognition of equity in the estimated earnings of Avon Energy, an adjustment for interest expense on debt associated with Cinergy's investment in Avon Energy, and related income taxes. The estimated earnings of Avon Energy include the historical earnings of Midlands prior to its acquisition by Avon Energy, adjusted for the estimated effect of purchase accounting (including the amortization of goodwill) and conversion to United States (US) GAAP, interest expense on debt issued by Avon Energy associated with the acquisition, and related income taxes. The equity in earnings of Avon Energy has been converted from pounds sterling to dollars using the average exchange rate for 1996 of $1.53/L.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                Year Ended
                                             December 31, 1996
-------------------------------------------------------------------------------
(in millions, except                    Net       Earnings   Per Share (1)
per share amounts)                    Income       Basic       Diluted
-------------------------------------------------------------------------------
Cinergy                                $335         $2.00(2)     $1.99(2)
Pro forma adjustments:
  Equity in earnings
    of Avon Energy                       20
  Interest expense                      (14)
  Income taxes                            6
-------------------------------------------------------------------------------
Pro forma results                      $347         $2.08        $2.06


(1)See Note 16.

(2)Earnings per share after a charge of $.12 per share for the cost of reacquiring preferred stock of CG&E through a tender offer.

(f) REGULATION

Cinergy, its utility subsidiaries (CG&E, together with its subsidiaries, and PSI), and certain of its non-utility subsidiaries are subject to regulation by the Securities and Exchange Commission (SEC) under the PUHCA. Cinergy's utility subsidiaries are also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the state utility commissions of Indiana, Kentucky, and Ohio.

     The accounting policies of Cinergy's utility subsidiaries conform to the accounting requirements and ratemaking practices of these regulatory authorities and to GAAP, including the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (Statement 71).

     Under the provisions of Statement 71, regulatory assets represent probable future revenue associated with deferred costs to be recovered from customers through the ratemaking process. Certain criteria must be met for regulatory assets to be recorded and for the continued application of the provisions of Statement 71, including regulated rates designed to recover the specific utility's costs. Failure to satisfy the criteria in Statement 71 would eliminate the basis for recognition of regulatory assets.

     Based on Cinergy's current regulatory orders and the regulatory environment in which it currently operates, the recognition of its regulatory assets as of December 31, 1997, is fully supported. The regulatory assets of PSI and CG&E and its utility subsidiaries as of December 31 are as follows:

                                                                    1997                               1996
-----------------------------------------------------------------------------------------------------------------------
(in millions)                                              PSI      CG&E     CINERGY        PSI        CG&E    Cinergy
-----------------------------------------------------------------------------------------------------------------------
Amounts due from customers - income taxes (Note 1(g))    $  24      $350      $  374       $ 33        $344      $  377
Post-in-service carrying costs and deferred operating
  expenses (Note 1(h))                                      44       135         179         45         141         186
Coal contract buyout costs (Note 1(i))                     122         -         122        138           -         138
Deferred demand-side management (DSM) costs (Note 1(j))     71        39         110        102          33         135
Phase-in deferred return and depreciation (Note 1(k))        -        90          90          -          95          95
Deferred merger costs (Note 1(l))                           74        16          90         76          18          94
Unamortized costs of reacquiring debt (Note 1(m))           30        36          66         32          39          71
Coal gasification services expenses (Note 1(n))             22         -          22         25           -          25
Other                                                       22         2          24         28          20          48
-----------------------------------------------------------------------------------------------------------------------
  Total                                                   $409      $668      $1,077       $479        $690      $1,169

     PSI has previously received regulatory orders authorizing the recovery of $399 million of its total regulatory assets at December 31, 1997. CG&E has previously received regulatory orders authorizing the recovery of $595 million of its total regulatory assets at December 31, 1997. Both PSI and CG&E will request recovery of additional amounts in future proceedings, which could include proceedings, if any, related to transition to customer choice in each applicable jurisdiction.

(g) FEDERAL AND STATE INCOME TAXES

Under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109), deferred tax assets and liabilities are recognized for the income tax consequences of transactions treated differently for financial reporting and tax return purposes, measured on the basis of statutory tax rates. Investment tax credits utilized to reduce Federal income taxes payable have been deferred for financial reporting purposes and are being amortized over the useful lives of the property which gave rise to such credits.

     Income tax provisions reflected in customer rates are regulated by the various regulatory commissions overseeing the regulated business operations of PSI, CG&E, and CG&E's utility subsidiaries. In accordance with the provisions of Statement 71, Cinergy has recorded a regulatory asset, "Amounts due from customers - income taxes," representing the probable recovery from customers of additional income taxes established under Statement 109.

(h) POST-IN-SERVICE CARRYING COSTS AND DEFERRED OPERATING EXPENSES

CG&E received various orders from the Public Utilities Commission of Ohio
(PUCO) which permitted the deferral of carrying costs and non-fuel operating expenses (including depreciation) for the Wm. H. Zimmer Generating Station (Zimmer) and Woodsdale Generating Station (Woodsdale) units. Effective with the dates of the PUCO's orders reflecting the units in customer rates, the deferrals of post-in-service carrying costs are being recovered over the lives of the applicable units and the deferred non-fuel operating expenses are being recovered over a 10-year period.

     PSI received authority from the Indiana Utility Regulatory Commission
(IURC) for the accrual of the debt component of carrying costs (to the extent not recovered currently in retail rates) and the deferral of depreciation expense on certain major projects which are primarily environmental in nature. These projects include a 262-megawatt clean coal power generating facility located at the Wabash River Generating Station (Clean Coal Project) and a scrubber at Gibson Generating Station (Gibson). In a February 1995 order (February 1995 Order) and a September 1996 order (September 1996 Order), the IURC authorized the recovery of deferred costs incurred prior to August 31, 1995. These deferred costs are to be recovered over the remaining lives of the related assets. Deferrals incurred after this date will be requested for recovery in future proceedings. These proceedings could include proceedings, if any, related to transition to customer choice.

(i) COAL CONTRACT BUYOUT COSTS

In August 1996, PSI entered into a coal supply agreement with Eagle Coal Company (Eagle) for the supply of approximately three million tons of coal per year. The agreement, which terminates December 31, 2000, provides for a buyout fee of $179 million (including interest) to be included in the price of coal to PSI over the term of the contract. This fee represents the costs to Eagle of the buyout of the coal supply agreement between PSI and Exxon Coal and Minerals Company. The retail jurisdictional portion of the buyout charge, excluding the portion applicable to joint owners, is being recovered through the quarterly fuel adjustment clause, with carrying costs on unrecovered amounts, through December 2002. PSI has also filed a petition at the FERC for recovery of the wholesale jurisdictional portion of the buyout costs through the wholesale fuel adjustment clause. Generally, the FERC will allow recovery if the utility can demonstrate there will be net benefits to customers during the buyout cost recovery period. The FERC is expected to issue an order on PSI's petition early in 1998.

(j) DSM

A settlement agreement between PSI and certain intervenors, in a proceeding established to review PSI's current and proposed DSM programs, was approved by the IURC in December 1996. Beginning January 1, 1997, and continuing through December 31, 2000, the settlement agreement allows PSI to recover $35 million per year through a non-bypassable charge in PSI's retail rates. The $35 million is designed to recover all previously incurred, but as yet unrecovered, DSM costs and all costs related to satisfying remaining commitments associated with a previous DSM settlement agreement. The $35 million also includes recovery of carrying costs. Further, the agreement authorizes PSI to spend up to $8 million annually on ongoing DSM programs through the year 1999 and to collect such amounts currently in retail rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Additionally, in December 1996, the PUCO issued an order applicable to CG&E's DSM programs. The order requires CG&E to spend up to one-half of the annual $5 million currently included in retail rates on PUCO-sanctioned low-income residential programs. The remaining portion of the $5 million is to be applied to the recovery of DSM cost deferrals. CG&E's participation in the low-income programs will be a factor considered by the PUCO in setting future rates of return and approving competitive transition plans.

     The Kentucky Public Service Commission has authorized concurrent recovery of costs related to various DSM programs of The Union Light, Heat and Power Company (ULH&P).

(k) PHASE-IN DEFERRED RETURN AND DEPRECIATION

In May 1992, the PUCO issued an order (May 1992 Order) establishing a rate phase-in plan for Zimmer. In the first three years of the rate phase-in plan, rates charged to customers did not fully recover depreciation expense and return on investment. In accordance with the provisions of the May 1992 Order, this deficiency has been recognized as a regulatory asset and is being recovered over a seven-year period which began in May 1995.

(l) DEFERRED MERGER COSTS

CG&E and its utility subsidiaries have deferred a portion of merger transaction costs and costs to achieve merger savings (collectively, Merger Costs) incurred through December 31, 1996, for future recovery in customer rates.

     In accordance with various IURC orders, PSI has deferred Merger Costs incurred through October 31, 1996, and is recovering $44 million of these deferred costs incurred through August 31, 1995, over a ten-year period.

     CG&E and PSI completed voluntary workforce reduction and severance programs in 1996 with total pre-tax costs of $77 million. Of the $77 million, approximately $35 million was expensed and $42 million was deferred. As further discussed in Note 9, the associated pension benefits accounted for approximately $61 million of the total costs.

(m) DEBT DISCOUNT, PREMIUM, AND ISSUANCE EXPENSES AND COSTS OF REACQUIRING
    DEBT

Debt discount, premium, and issuance expenses on outstanding long-term debt of Cinergy's utility subsidiaries are amortized over the lives of the respective issues.

     In accordance with established ratemaking practices, Cinergy's utility subsidiaries have deferred costs (principally call premiums) from the reacquisition of long-term debt and are amortizing such amounts over periods ranging from one to 24 years.

(n) COAL GASIFICATION SERVICES EXPENSES

In November 1995, upon commercial operation of the Clean Coal Project, PSI and Destec Energy, Inc. (Destec) began a 25-year contractual agreement for the provision of coal gasification services. The agreement requires PSI to pay Destec a base monthly fee including certain monthly operating expenses. Over the next five years (1998 through 2002), the base monthly fees and expenses are expected to total $201 million. PSI received authorization in the September 1996 Order for the inclusion of the costs of the Clean Coal Project in retail rates. PSI also received authorization to defer, for subsequent recovery in retail rates, the base monthly fees and expenses incurred prior to the effective date of the September 1996 Order.

(o) UTILITY PLANT

Utility plant is stated at the original cost of construction, which includes an allowance for funds used during construction (AFUDC) and a proportionate share of overhead costs. Construction overhead costs include salaries, payroll taxes, fringe benefits, and other expenses.

     Substantially all utility plant is subject to the lien of each applicable company's first mortgage bond indenture.

(p) AFUDC

Cinergy's utility subsidiaries capitalize AFUDC, a non-cash income item, which is defined in the regulatory system of accounts prescribed by the FERC as including "the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used." AFUDC accrual rates averaged 6.3% in 1997, 7.1% in 1996, and 7.9% in 1995.

(q) DEPRECIATION AND MAINTENANCE

Provisions for depreciation are determined by using the straight-line method applied to the cost of depreciable plant in service. The rates are based on periodic studies of the estimated service lives and net cost of removal of the properties. The average depreciation rates for utility plant are:

                                                         1997      1996      1995
---------------------------------------------------------------------------------
PSI                                                      3.0%      3.0%      3.1%
CG&E and its utility subsidiaries
  Electric                                               2.9       2.9       2.9
  Gas                                                    2.9       2.8       2.8
  Common                                                 3.0       3.0       3.4

     For Cinergy's utility subsidiaries, maintenance and repairs of property units and replacements of minor items of property are charged to maintenance expense. The costs of replacements of property units are capitalized. The original cost of the property retired and the related costs of removal, less salvage recovered, are charged to accumulated depreciation.

(r) OPERATING REVENUES AND FUEL COSTS

Cinergy's utility subsidiaries recognize revenues for electric and gas service rendered during the month, including revenues associated with sales unbilled at the end of each month. The costs of electricity and gas purchased and the cost of fuel used in electric production are expensed as recovered through revenues. Any portion of these costs which are recoverable or refundable in future periods is deferred in the accompanying Consolidated Balance Sheets. PSI's recovery of fuel costs is subject to a determination that such recovery will not result in PSI earning a return in excess of that allowed in the September 1996 Order. Prior to January 1, 1998, this earnings test was calculated in accordance with the settlement agreement approved in the February 1995 Order and the Indiana statute in effect at the time of the settlement agreement. Effective January 1, 1998, PSI will follow the provisions of the current Indiana statute, which are generally less stringent with regard to the earnings test.

(s) ORDER 636

In 1992, the FERC issued order 636 (Order 636). CG&E and certain of its utility subsidiaries are subject to Order 636 which restructured operations between interstate gas pipelines and their customers for gas sales and transportation services. Order 636 also allowed pipelines to recover from customers transition costs incurred in complying with the order. In July 1994, the PUCO issued an order approving a stipulation between CG&E and its residential and industrial customer groups providing for recovery of these pipeline transition costs. CG&E is presently recovering its Order 636 transition costs pursuant to a PUCO-approved tariff. CG&E's utility subsidiaries, including ULH&P, recover such costs through their gas cost recovery mechanisms. These costs are deferred as incurred by CG&E and its applicable utility subsidiaries and amortized as recovered from customers.

(t) CONSOLIDATED STATEMENTS OF CASH FLOWS

All temporary cash investments with maturities of three months or less, when acquired, are reported as cash equivalents. See Note 8(a)(i) for information concerning non-cash investing transactions during 1996.

(u) TRANSLATION OF FOREIGN CURRENCY

All assets and liabilities reported in the balance sheets of foreign subsidiaries whose functional currency is other than the US dollar are translated at year-end exchange rates; income and expense items are translated at the average exchange rate prevailing during the month the respective transactions occur. Translation gains and losses are accumulated as a separate component of common stock equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  COMMON STOCK

(a) CHANGES IN COMMON STOCK OUTSTANDING

The following table reflects the shares of Cinergy common stock reserved for issuance at December 31, 1997, and shares issued in 1997, 1996, and 1995 for the Company's stock-based plans.

                                                          SHARES
                                                        RESERVED AT                     Shares Issued
                                                       DEC. 31, 1997          1997           1996           1995
--------------------------------------------------------------------        --------------------------------------
401(k) Savings Plans                                      6 469 373            --             --         1 222 379
Dividend Reinvestment and Stock Purchase Plan             1 798 486            --             --           935 711
Directors' Deferred Compensation Plan                       200 000            --             --             --
Performance Shares Plan (PSP)                               771 301            --             492           28 207
Employee Stock Purchase and Savings Plan                  1 932 384            --             --             1 010
Stock Option Plan                                         4 558 777          22 219        15 007          403 997
1996 Long-term Incentive Compensation Plan (LTIP)         6 956 386          43 614           --             --
------------------------------------------------------------------------------------------------------------------

  Cinergy retired 304, 6,511, and 119,211 shares of common stock in 1997, 1996, and 1995, respectively, primarily representing shares tendered as payment for the exercise of previously granted stock options. In 1995, Cinergy issued 10 shares of common stock, representing the remainder of a non-officer employee award program granted in 1994.

(b) DIVIDEND RESTRICTIONS

Cinergy owns all of the common stock of CG&E and PSI. The ability of Cinergy to pay dividends to holders of its common stock is principally dependent on the ability of CG&E and PSI to pay common dividends to Cinergy. CG&E and PSI cannot purchase or otherwise acquire for value or pay dividends on their common stock if dividends are in arrears on their preferred stock. The amount of common stock dividends that each company can pay also may be limited by certain capitalization and earnings requirements. Currently, these requirements do not impact the ability of either company to pay dividends on common stock.

(c) STOCK-BASED COMPENSATION PLANS

Cinergy has four stock-based compensation plans: the LTIP, the Stock Option Plan, the PSP, and the Employee Stock Purchase and Savings Plan. Cinergy ceased accrual of incentive compensation under the PSP as of December 31, 1996, and on January 1, 1997, implemented the LTIP.

  Cinergy accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which stock option-type awards are recorded at intrinsic value. For 1997, 1996, and 1995, compensation cost related to Cinergy's stock-based compensation plans, before income taxes, recognized in the Consolidated Statements of Income was $6 million, $2 million, and $1 million, respectively.

  Net income and earnings per share for 1997, 1996, and 1995, assuming compensation cost for these plans had been determined at fair value, consistent with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), would have been as follows:

(in millions, except per share amounts)                  1997          1996          1995
--------------------------------------------------------------------------------------------
Net income           - as reported                       $ 253         $ 335         $ 347
                     - pro forma                         $ 251         $ 334         $ 346
Earnings per share   - as reported                       $1.61         $2.00         $2.22
                     - pro forma                         $1.59         $1.99         $2.21
Diluted earnings per share
                     - as reported                       $1.59         $1.99         $2.20
                     - pro forma                         $1.58         $1.99         $2.20

     In accordance with the provisions of Statement 123, in estimating the pro forma amounts, the fair value method of accounting was not applied to options granted prior to January 1, 1995. As a result, the pro forma effect on net income and earnings per share may not be representative of future years. In addition, the pro forma amounts reflect certain assumptions used in estimating fair values. These fair value assumptions are described under each applicable plan discussion below.

(i)  LTIP

In 1996, Cinergy adopted the LTIP. Under this plan, certain key employees may be granted stock options and restricted shares of Cinergy common stock. Stock options are granted at the fair market value of the shares on the date of grant. These options vest in three years and expire in 10 years from the date of grant. None of the stock options were exercisable as of December 31, 1997. Restricted shares are granted at the fair market value of the shares on the date of grant, discounted to reflect the inability to sell the shares during the three-year restriction period. In addition to the stock options and restricted shares, participants may earn additional shares if Cinergy's Total Shareholder Return (TSR) exceeds that of the average annual median TSR of a selected peer group. Conversely, if Cinergy's TSR falls below that of the peer group, participants would lose some or all of the restricted shares. Dividends on any restricted stock awards and additional performance shares will be paid in shares of common stock during the payout period in the years 2000 to 2002. No stock-based awards were made under the LTIP prior to 1997. In 1997, 425,938 performance-based restricted shares at a weighted average price of $29.95 and 369,600 stock options at a weighted average exercise price of $33.60 were granted to certain key employees. The number of shares of common stock to be awarded under the LTIP is limited in the aggregate to 7,000,000 shares.

  LTIP stock option activity for 1997 is summarized as follows:

                                                                1997
                                                       -------------------------
                                                                        WEIGHTED
                                                                         AVERAGE
                                                                        EXERCISE
                                                       NUMBER             PRICE
--------------------------------------------------------------------------------
Outstanding, beginning of year                           --                 --
  Granted                                              369 600            $33.60
--------------------------------------------------------------------------------
Outstanding, end of year                               369 600            $33.60
Exercisable, end of year                                 --                 --
Weighted average fair value of
  options granted during the year                                $ 3.71

  The fair values of options granted were estimated as of the date of grant using a Black-Scholes option pricing model. The weighted averages for the assumptions used in determining the fair values of options granted were as follows:

                                                                         1997
---------------------------------------------------------------------------------
Risk-free interest rate                                                  6.2%
Expected dividend yield                                                  5.4%
Expected lives                                                           6.5 yrs.
Expected common stock variance                                           1.7%


(ii)  STOCK OPTION PLAN

The Cinergy Stock Option Plan is designed to align executive compensation with shareholder interests. Under the Stock Option Plan, incentive and non-qualified stock options, stock appreciation rights (SARs), and SARs in tandem with stock options may be granted to key employees, officers, and outside directors. Options are granted at the fair market value of the shares on the date of grant. Options vest over five years at a rate of 20% per year and expire 10 years from the date of grant. The total number of shares of common stock available under the Stock Option Plan may not exceed 5,000,000 shares. No stock options may be granted under the plan after October 24, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Stock Option Plan activity for 1997, 1996, and 1995 is summarized as follows (no SARs have been granted under this plan):


                                                     1997                      1996                    1995
                                           ------------------------------------------------------------------------
                                                         WEIGHTED                  Weighted                Weighted
                                                         AVERAGE                   Average                 Average
                                                         EXERCISE                  Exercise                Exercise
                                            NUMBER        PRICE       Number        Price      Number       Price
-------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year             3 359 508      $23.61     3 652 956      $22.47    2 409 453     $19.74
  Granted                                          -           -       220 000       29.75    1 672 500      24.91
  Exercised                                 (380 162)      21.71      (513 448)      18.16     (403 997)     16.16
  Forfeited                                        -           -             -           -      (25 000)     24.31
----------------------------------------------------                 ---------                ---------
Outstanding, end of year                   2 979 346      $23.85     3 359 508      $23.61    3 652 956     $22.47
----------------------------------------------------                 ---------                ---------
Exercisable, end of year                   1 259 859      $22.62       989 021      $21.12      895 456     $17.47
Weighted average fair value of options
  granted during the year                             $ -                      $3.07                   $2.41


     The fair values of options granted were estimated as of the date of grant using a Black-Scholes option pricing model. The weighted averages for the assumptions used in determining the fair values of options granted in 1996 and 1995 (no options were granted during 1997), were as follows:


                                           1996           1995
--------------------------------------------------------------
Risk-free interest rate                    6.3%           7.3%
Expected dividend yield                    5.8%           6.9%
Expected lives                             6.5 yrs.       6.5 yrs.
Expected common stock variance             1.8%           1.8%


     Price ranges, along with certain other information, for options outstanding under the Stock Option Plan at December 31, 1997, are as follows:


                                 OUTSTANDING                  EXERCISABLE
                    -------------------------------------  --------------------
                                  WEIGHTED     WEIGHTED                WEIGHTED
                                   AVERAGE      AVERAGE                 AVERAGE
EXERCISE                          EXERCISE    CONTRACTUAL              EXERCISE
PRICE RANGE            NUMBER       PRICE        LIFE      NUMBER       PRICE
-------------------------------------------------------------------------------
$13.14 - $17.35       234 179      $15.13       2.0 yrs.   234 179      $15.13
$22.88 - $25.19     2 311 744      $23.72       7.0 yrs.   897 257      $23.63
$28.81 - $31.56       433 423      $29.29       8.1 yrs.   128 423      $29.13


(iii) PSP

Cinergy's PSP is a long-term incentive plan developed to reward officers and other key employees for achieving corporate and individual goals. Under the PSP, participants are granted contingent shares of common stock. A percentage of these contingent shares is earned with respect to each participant based on the level of goal attainment at the completion of a performance cycle. Performance cycles consist of overlapping four-year periods, beginning every two years. Awards earned under the PSP are paid in two installments: one-half of the award is paid in the year immediately following the end of the performance cycle and one-half of the award is paid in the subsequent year. The most recently commenced four-year performance cycle under the PSP began January 1, 1996, and was scheduled to end December 31, 1999. As previously discussed, Cinergy implemented the LTIP effective January 1, 1997, and ceased accrual of incentive compensation under the PSP as of December 31, 1996. The total number of shares of common stock available under this plan may not exceed 800,000 shares. Final payouts for performance cycle four that began January 1, 1992, were made in 1997. Final payouts for cycles five and six, which began in January 1994 and January 1996, respectively, will be made in 1999.

     The following table provides certain information regarding contingent shares granted under the PSP for the performance cycle which began January 1, 1996:


                                                        1996
---------------------------------------------------------------
Number of contingent shares granted                    166 280
Fair value at date of grant (dollars in thousands)      $3 508
Weighted average per share amounts                      $24.47


     The fair values of contingent shares and the weighted average per share amounts are measured at the market price of a share of common stock as if it were vested and issued on the date of grant, adjusted for expected forfeitures and the estimated present value of dividends foregone during the related performance cycle.

(iv) EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

Cinergy's Employee Stock Purchase and Savings Plan allows essentially all full-time, regular employees to purchase shares of common stock pursuant to a stock option feature. Under the Employee Stock Purchase and Savings Plan, after-tax funds are withheld from a participant's compensation during a 26-month offering period and are deposited in an interest-bearing account. At the end of the offering period, participants may apply amounts deposited in the account, plus interest, toward the purchase of shares of common stock at a purchase price equal to the fair market value of a share of common stock on the first date of the offering period, less five percent. Any funds not applied toward the purchase of shares are returned to the participant. A participant may elect to terminate participation in the plan at any time. Participation also will terminate if the participant's employment with Cinergy ceases. Upon termination of participation, all funds, including interest, are returned to the participant without penalty. A new offering period began January 1, 1997, and will end February 28, 1999. The purchase price under this offering is $31.825. The most recently completed offering period ended December 31, 1996. The purchase price under this offering was $21.7312. The total number of shares of common stock available under the Employee Stock Purchase and Savings Plan may not exceed 2,000,000.

     Employee Stock Purchase and Savings Plan activity for 1997, 1996, and 1995 is summarized as follows:


                                           1997                    1996                1995
----------------------------------------------------------------------------------------------------
                                                WEIGHTED               Weighted             Weighted
                                                AVERAGE                Average              Average
                                                EXERCISE               Exercise             Exercise
                                    NUMBER       PRICE       Number     Price      Number    Price
----------------------------------------------------------------------------------------------------
Outstanding, beginning of year           -      $    -      490 787     $21.73    217 604    $21.73
  Granted                          338 947       31.83            -          -    328 362     21.73
  Exercised                            (95)      31.83     (414 284)     21.73     (1 010)    21.73
  Forfeited                        (12 485)      31.83      (76 503)     21.73    (54 169)    21.73
------------------------------------------                 --------               -------
Outstanding, end of year           326 367      $31.83            -     $    -    490 787    $21.73
------------------------------------------                 --------               -------
Weighted average fair value of
options granted during the year           $3.08                    $ -                   $2.42


     The fair values of options granted were estimated as of the date of grant using a Black-Scholes option pricing model. The weighted averages for the assumptions used in determining the fair values of options granted were as follows:


                                                             1997           1995
------------------------------------------------------------------------------------
              Risk-free interest rate                        5.9%           7.7%
              Expected dividend yield                        5.4%           7.3%
              Expected lives                                 2.0 yrs.       2.0 yrs.
              Expected common stock variance                 1.6%           1.7%


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. PREFERRED STOCK OF SUBSIDIARIES

(a) SCHEDULE OF CUMULATIVE PREFERRED STOCK


(dollars in thousands)                                                   December 31                               1997       1996
----------------------------------------------------------------------------------------------------------------------------------
CG&E
    Authorized 6,000,000 shares
    Not subject to mandatory redemption  Par value $100 per share - outstanding
                                           4%       Series   169,834 shares in 1997 and 169,835 shares in 1996  $ 16 983  $ 16 984
                                           4 3/4%   Series    38,096 shares in 1997 and  41,621 shares in 1996     3 810     4 162
                                         -----------------------------------------------------------------------------------------
                                                       Total                                                      20 793    21 146
PSI Not subject to mandatory redemption  Par value $25 per share - authorized 5,000,000 shares - outstanding
                                            4.32%   Series   169,161 shares in 1997 and 169,162 shares in 1996     4 229     4 229
                                            4.16%   Series   148,763 shares in 1997 and 1996                       3 719     3 719
                                            7.44%   Series 3,408,712 shares in 1997 and 1996                      85 218    85 218
                                         Par value $100 per share - authorized 5,000,000 shares - outstanding
                                           3 1/2%   Series    40,302 shares in 1997 and 40,567 shares in 1996      4 030     4 056
                                           6 7/8%   Series   600,000 shares in 1997 and 1996                      60 000    60 000
                                            7.15%   Series   158,640 shares in 1996                                    -    15 864
                                         -----------------------------------------------------------------------------------------
                                                       Total                                                     157 196   173 086
TOTAL - CINERGY
    Total not subject to mandatory redemption                                                                   $177 989  $194 232

----------------------------------------------------------------------------------------------------------------------------------


(b) CHANGES IN CUMULATIVE PREFERRED STOCK OUTSTANDING

Changes in cumulative preferred stock outstanding during 1997, 1996, and 1995, were as follows:


                                                                        Shares            Par
(dollars in thousands)                                                  Retired          Value
----------------------------------------------------------------------------------------------
1997   NOT SUBJECT TO MANDATORY REDEMPTION  PAR VALUE $100 PER SHARE
                                              CG&E    4%       SERIES         1       $      1
                                                      4 3/4%   SERIES     3 525            352
                                               PSI    3 1/2%   SERIES       265             26
                                                      7.15%    SERIES   158 640         15 864
                                            PAR VALUE $25 PER SHARE
                                               PSI    4.32%    SERIES         1              -

1996   Not subject to mandatory redemption  Par value $100 per share
                                              CG&E    4%       Series   100 165        $10 016
                                                      4 3/4%   Series    88 379          8 838
                                               PSI    3 1/2%   Series       276             29
                                            Par value $25 per share
                                               PSI    7.44%    Series   591 288         14 782
       Subject to mandatory redemption      Par value $100 per share
                                              CG&E    7 7/8%   Series   800 000         80 000
                                                      7 3/8%   Series   800 000         80 000

1995   Not subject to mandatory redemption  Par value $100 per share
                                              CG&E    7.44%    Series   400 000        $40 000
                                               PSI    3 1/2%   Series       329             32
       Subject to mandatory redemption      Par value $100 per share
                                              CG&E    9.15%    Series   500 00 0        50 000

----------------------------------------------------------------------------------------------

     During the third quarter of 1996, Cinergy commenced an offer to purchase any and all outstanding shares of preferred stock of CG&E. Cinergy purchased 1,788,544 shares of preferred stock and made a capital contribution to CG&E of all the shares it acquired and CG&E canceled the shares. The cost of reacquiring the preferred stock, totaling $18 million, represents the difference between the par value of the preferred stock purchased and the price paid (including fees paid to tender agents) and is reflected as a charge to "Retained Earnings" in the Consolidated Statements of Changes in Common Stock Equity and as a deduction from "Net Income" in the Consolidated Statements of Income for purposes of determining net income and earnings per share applicable to common stock. The 4 3/4% Series no longer meets listing requirements of the New York Stock Exchange (NYSE) and has been delisted.

4. LONG-TERM DEBT

(a) SCHEDULE OF LONG-TERM DEBT (EXCLUDING AMOUNTS REFLECTED IN CURRENT LIABILITIES)


(dollars in thousands)                                           December 31                    1997           1996
----------------------------------------------------------------------------------------------------------------------
CG&E AND SUBSIDIARIES
  CG&E    First Mortgage Bonds      5.80%  Series due February 15, 1999                     $  110 000      $ 110 000
                                   7 3/8%  Series due May 1, 1999                               50 000         50 000
                                   7 3/8%  Series due November 1, 2001                          60 000         60 000
                                   7 1/4%  Series due September 1, 2002                        100 000        100 000
                                   8 1/8%  Series due August 1, 2003                                 -         60 000
                                    6.45%  Series due February 15, 2004                        110 000        110 000
                                    8.95%  Series due December 15, 2021                              -        100 000
                                   8 1/2%  Series due September 1, 2022                        100 000        100 000
                                    7.20%  Series due October 1, 2023                          300 000        300 000
                                    5.45%  Series due January 1, 2024 (Pollution Control)       46 700         46 700
                                   5 1/2%  Series due January 1, 2024 (Pollution Control)       48 000         48 000
                                   -----------------------------------------------------------------------------------
                                             Total first mortgage bonds                        924 700      1 084 700
          Pollution Control Notes   6.50%  due November 15, 2022                                12 721         12 721
          Other Long-term Debt      6.90%  Debentures due June 1, 2025
                                           (REDEEMABLE AT THE OPTION OF THE
                                           HOLDERS ON JUNE 1, 2005)                            150 000        150 000
                                    8.28%  Junior subordinated debentures due July 1, 2025     100 000        100 000
                                           Variable rate Liquid Asset Notes with Coupon
                                             Exchange (LANCEs) due October 1, 2007
                                             (REDEEMABLE AT THE OPTION OF CG&E)
                                             (VARIABLE INTEREST RATE SETS AT 6.5% COMMENCING
                                             OCTOBER 1, 1999)
                                             (HOLDERS OF NOT LESS THAN 66 2/3% IN AN AGGREGATE
                                             PRINCIPAL AMOUNT OF THE LANCES  HAVE THE ONE-TIME
                                             RIGHT TO CONVERT FROM THE 6.5% FIXED RATE TO A
                                             LIBOR-BASED FLOATING RATE AT ANY INTEREST RATE
                                             PAYMENT DATE BETWEEN OCTOBER 1, 1999
                                             AND OCTOBER 1, 2002)                              100 000              -
                                   -----------------------------------------------------------------------------------
                                             Total other long-term debt                        350 000        250 000
          Unamortized Premium
            and Discount - Net                                                                  (8 860)       (12 130)
                                   -----------------------------------------------------------------------------------
                                             Total - CG&E                                    1 278 561      1 335 291
  ULH&P   First Mortgage Bonds     6 1/2%  Series due August 1, 1999                            20 000         20 000
                                       8%  Series due October 1, 2003                           10 000         10 000
                                   -----------------------------------------------------------------------------------
                                             Total first mortgage bonds                         30 000         30 000
          Other Long-term Debt      7.65%  Debentures due July 15, 2025                         15 000         15 000
          Unamortized Premium
            and Discount - Net                                                                    (329)          (383)
                                   -----------------------------------------------------------------------------------
                                             Total - ULH&P                                      44 671         44 617
  LAWRENCEBURG GAS
  COMPANY (LAWRENCEBURG)
          First Mortgage Bonds     9 3/4%  Series due October 1, 2001                            1 200          1 200
                                   -----------------------------------------------------------------------------------
                                             Total - CG&E and subsidiaries                  $1 324 432     $1 381 108

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(a) SCHEDULE OF LONG-TERM DEBT (EXCLUDING AMOUNTS REFLECTED IN CURRENT LIABILITIES) - CONTINUED


(dollars in thousands)                                                                 December 31          1997           1996
----------------------------------------------------------------------------------------------------------------------------------
  PSI     First Mortgage Bonds      Series S,        7%,  due January 1, 2002                              $    26 429   $   26 429
                                    Series Y,    7 5/8%,  due January 1, 2007                                   24 140       24 140
                                    Series NN,    7.60%,  due March 15, 2012 (Pollution Control)                     -       35 000
                                    Series QQ,   8 1/4%,  due June 15, 2013 (Pollution Control)                 23 000       23 000
                                    Series TT,   7 3/8%,  due March 15, 2012 (Pollution Control)                10 000       10 000
                                    Series UU,   7 1/2%,  due March 15, 2015 (Pollution Control)                14 250       14 250
                                    Series YY,    5.60%,  due February 15, 2023 (Pollution Control)             29 945       29 945
                                    Series ZZ,   5 3/4%,  due February 15, 2028 (Pollution Control)             50 000       50 000
                                    Series AAA,  7 1/8%,  due February 1, 2024                                  50 000       50 000
                                    -----------------------------------------------------------------------------------------------
                                      Total first mortgage bonds                                               227 764      262 764

          Secured Medium-
          term Notes                Series A,     7.15% to 8.88%, due January 6, 1999 to June 1, 2022          290 000      290 000
                                    Series B,     5.22% to 8.26%, due September 17, 1998 to August 22, 2022    195 000      230 000
                                                  (SERIES A AND B, 7.66% WEIGHTED AVERAGE
                                                    INTEREST RATE AND 14 YEAR WEIGHTED AVERAGE
                                                    REMAINING LIFE)
                                    -----------------------------------------------------------------------------------------------
                                      Total secured medium-term notes                                          485 000      520 000

          Other Long-term Debt      Series 1994A Promissory Note, non-interest bearing,
                                      due January 3, 2001                                                       19 825       19 825
                                    6.25%, due December 15, 2005
                                      (NOTES ARE CALLABLE AND/OR PUTABLE ON DECEMBER 15, 1998)                       -       50 000
                                    6.35% Debentures due November 15, 2006
                                      (REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE
                                        HOLDERS ON NOVEMBER 15, 2000)                                          100 000      100 000
                                    -----------------------------------------------------------------------------------------------
                                      Total other long-term debt                                               119 825      169 825

          Unamortized Premium
            and Discount - Net                                                                                  (6 119)      (7 319)
                                    -----------------------------------------------------------------------------------------------
                                      Total - PSI                                                           $  826 470   $  945 270

  TOTAL - CINERGY                   First Mortgage Bonds                                                    $1 183 664   $1 378 664
                                    Secured Medium-term Notes                                                  485 000      520 000
                                    Pollution Control Notes                                                     12 721       12 721
                                    Other Long-term Debt                                                       484 825      434 825
                                    Unamortized Premium
                                      and Discount - Net                                                       (15 308)     (19 832)
                                    -----------------------------------------------------------------------------------------------
                                      Total long-term debt                                                  $2 150 902   $2 326 378



(b) MANDATORY REDEMPTION AND OTHER REQUIREMENTS

Cinergy's long-term debt maturities for the next five years are $35 million in 1998, $186 million in 1999, $31 million in 2000, $99.5 million in 2001, and $149.4 million in 2002. These maturities do not reflect the $50 million of 6.25% notes, due December 15, 2005, which are callable and/or putable on December 15, 1998.

     On February 27, 1998, CG&E announced its intention to redeem on March 29, 1998, $41 million principal amount of its 7 3/8% Series First Mortgage Bonds (due November 1, 2001) at a redemption price of 100.30% and to redeem on March 30, 1998, the entire $100 million principal amount of its 8 1/2% Series First Mortgage Bonds (due September 1, 2022) at a redemption price of 100%, both through the maintenance and replacement fund (M&R Fund) provision of CG&E's first mortgage bond indenture. Additionally, on the same date, CG&E announced its intention to redeem on March 30, 1998, the remaining $19 million principal amount of its 7 3/8% Series First Mortgage Bonds (due November 1, 2001) at a redemption price of 100.87%. M&R Fund provisions contained in CG&E's, PSI's, and ULH&P's first mortgage bond indentures require cash payments, bond retirements, or pledges of unfunded property additions each year based on an amount related to the net revenues of the respective company.

5. NOTES PAYABLE AND OTHER SHORT-TERM OBLIGATIONS

Obligations representing notes payable and other short-term obligations and weighted average interest rates were as follows:


                                                        DECEMBER 31, 1997                     December 31, 1996
---------------------------------------------------------------------------------------------------------------------
                                                                       WEIGHTED                              Weighted
                                        ESTABLISHED                    AVERAGE     Established               Average
(in millions)                              LINES       OUTSTANDING       RATE        Lines      Outstanding    Rate
--------------------------------------------------------------------------------------------------------------------
Cinergy
  Committed lines
    Acquisition line                     $   350        $   350          6.25%    $   500        $477          5.96%
    Revolving line                           400             89          6.27         100          32          5.95
  Commercial paper                             -            161          6.19           -           -          -
Utility subsidiaries
  Committed lines                            270             30          6.09         280          99          5.92
  Uncommitted lines                          360            206          6.19         285          78          6.03
  Pollution control notes                    244            244          4.08         209         209          3.96
Cinergy UK, Inc.                             115             34          7.20          40          27          6.91
                                         -------        -------                    ------        ----
Total notes payable and other
  short-term obligations                  $1 739         $1 114          5.78%     $1 414        $922          5.53%


     Cinergy's committed lines are comprised of an acquisition line and a revolving line and are maintained by commitment fees which were immaterial during the 1995 through 1997 period. The established revolving line (as shown in the above table) also provides credit support for the newly instituted commercial paper program. Such program is limited to a maximum outstanding principal amount of $200 million. The majority of the proceeds from the commercial paper sales were used to reduce the acquisition line to the year-end level of $350 million. CG&E and PSI also have the capacity to issue commercial paper that must be supported by committed lines (unsecured lines of credit) of the respective company. Neither CG&E nor PSI issued commercial paper in 1997 or 1996.

     Cinergy's utility subsidiaries had regulatory authority to borrow up to $853 million as of December 31, 1997. In connection with this authority, committed lines, as well as, uncommitted lines (short-term borrowings with various banks on an "as offered" basis) have been arranged. The established committed lines (as shown in the above table) includes $100 million designated as backup for certain of the uncommitted lines at December 31, 1997. Further, the committed lines are maintained by commitment fees, which were immaterial during the 1995 through 1997 period.

     In addition, Cinergy UK, Inc. (Cinergy UK), a subsidiary of Investments, which holds Cinergy's 50% investment in Avon Energy, entered into a $40 million non-recourse credit agreement in 1996, which was terminated in October of 1997. This agreement was replaced by a one-year $115 million non-recourse revolving credit agreement. The commitment fees paid for these lines were immaterial for the 1996 through 1997 period.

     Amounts outstanding of the committed lines for Cinergy, the utility subsidiaries, and Cinergy UK would become immediately due upon an event of default which includes non-payment, default under other agreements governing company indebtedness, bankruptcy, or insolvency. Certain of the uncommitted lines have similar default provisions.

     Both CG&E and PSI have issued variable rate pollution control notes. Holders of these pollution control notes have the right to put their notes on any business day. Accordingly, these issuances are reflected in the Consolidated Balance Sheets as "Notes payable and other short-term obligations."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. SALE OF ACCOUNTS RECEIVABLE

In January 1996, CG&E, PSI, and ULH&P entered into an agreement to sell, on a revolving basis, undivided percentage interests in certain of their accounts receivable up to an aggregate maximum of $350 million, of which $252 million, net of reserves, has been sold as of December 31, 1997. The Consolidated Balance Sheets are net of the $252 million and $246 million sold at December 31, 1997 and 1996, respectively.

7. LEASES

(a) OPERATING LEASES

Cinergy and its subsidiaries have entered into operating lease agreements covering various facilities and properties, including office space and computer, communications, and transportation equipment. Total rental payments on operating leases were $36 million for 1997, $31 million for 1996, and $36 million for 1995. Future minimum lease payments required under operating leases with remaining, non-cancelable lease terms in excess of one year as of December 31, 1997, are as follows:


(in millions)                                         Minimum
Year Ended December 31                                Payments
---------------------------------------------------------------
1998                                                      $ 36
1999                                                        29
2000                                                        22
2001                                                        13
2002                                                         7
After 2002                                                  26
---------------------------------------------------------------
Total                                                     $133

(b) CAPITAL LEASE

In November 1996, CG&E entered into a sale-leaseback agreement for certain equipment at Woodsdale. The lease is a capital lease with an initial lease term of five years. At the end of the initial lease term, the lease may be renewed at mutually agreed upon terms or the equipment may be repurchased by CG&E at the original sale amount. The monthly lease payment, comprised of interest only, is based on the applicable London Interbank Offered Rate (LIBOR) and, therefore, the capital lease obligation will not be amortized over the initial lease term. The property under the capital lease is depreciated at the same rate as if the property were still owned by CG&E. CG&E recorded a capital lease obligation of $22 million, which represented the net book value of the equipment at the beginning of the lease.

8. FINANCIAL INSTRUMENTS

(a) FINANCIAL DERIVATIVES

Cinergy has entered into financial derivative contracts for the purposes described below.

(i)  FOREIGN EXCHANGE HEDGING ACTIVITY

Cinergy has hedged its pound sterling denominated investment in Midlands through a currency swap. The currency swap requires Cinergy to exchange a series of pound sterling denominated cash flows for a series of dollar denominated cash flows based on Cinergy's initial exchange of $500 million for 330 million pounds sterling. Translation gains and losses related to the principal exchange on the currency swap have been recorded in the cumulative foreign currency translation adjustment which is reported as a separate component of common stock equity in the Consolidated Financial Statements. At December 31, 1997, translation losses of approximately $43 million related to the principal exchange of the currency swap have been reflected in "Current Liabilities - Other" in the Consolidated Balance Sheets.

(ii)  INTEREST RATE RISK MANAGEMENT

Cinergy and its subsidiaries enter into interest rate swaps to lower funding costs and manage exposures to fluctuations in interest rates. Under these interest rate swaps, Cinergy and its subsidiaries agree with counterparties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed notional principal amount. At December 31, 1997, Cinergy has effectively fixed the interest rate applicable to the pound sterling denominated leg of its currency swap through two interest rate swap agreements. These contracts require Cinergy to pay a fixed rate and receive a floating rate. Both of the interest rate swaps are forward starting swaps that effectively fix the interest rate applicable to the ensuing four year period of the currency swap. These contracts have a total notional principal amount of 330 million pounds sterling. Translation gains and losses related to Cinergy's interest obligation, which is payable in pounds sterling, are recognized as a component of interest expense in the Consolidated Statements of Income. At December 31, 1997, PSI had two interest rate swap agreements outstanding with notional amounts of $100 million each. One contract, with three years remaining from a four-year term, requires PSI to pay a floating rate and receive a fixed rate. The second contract, with a six-month term, requires PSI to pay a fixed rate and receive a floating rate. In all cases, the floating rate is based on the applicable LIBOR and the interest differential paid or received is recognized in the Consolidated Statements of Income as a component of interest expense. The fair values of the interest rate swap agreements at December 31, 1997, were not significant.

(b)  FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

The estimated fair values of Cinergy's and its subsidiaries' other financial instruments were as follows (this information does not purport to be a valuation of the companies as a whole):


                                               DECEMBER 31, 1997   December 31, 1996
------------------------------------------------------------------------------------
                                               CARRYING   FAIR     Carrying    Fair
(in millions)                                  AMOUNT    VALUE     Amount      Value
------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS
First mortgage bonds
  and other long-term
  debt (includes amounts
  reflected as long-term
  debt due within one
  year)                                       $2 236    $2 337     $2 466     $2 472

     The following methods and assumptions were used to estimate the fair values of each major class of financial instruments:

     CASH AND TEMPORARY CASH INVESTMENTS, RESTRICTED DEPOSITS, AND NOTES PAYABLE AND OTHER SHORT-TERM OBLIGATIONS Due to the short period to maturity, the carrying amounts reflected on the Consolidated Balance Sheets approximate fair values.

     FIRST MORTGAGE BONDS AND OTHER LONG-TERM DEBT The fair values of long-term debt issues were estimated based on the latest quoted market prices or, if not listed on the NYSE, on the present value of future cash flows. The discount rates used approximate the incremental borrowing costs for similar instruments.

(c) CONCENTRATIONS OF CREDIT RISK

Credit risk represents the risk of loss which would occur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations with the Company. Concentrations of credit risk relate to significant customers or counterparties, or groups of customers or counterparties, possessing similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

     Concentration of credit risk with respect to Cinergy's trade accounts receivable from electric and gas retail customers is limited due to Cinergy's large number of customers and diversified customer base of residential, commercial, and industrial customers. Sales for resale customers on Cinergy's electric system include traditional electric cooperatives and municipalities with which CG&E and PSI have long-standing relationships. Contracts for sales of electricity for resale outside of Cinergy's system are principally with power marketers, other investor owned utilities, electric cooperatives, and municipalities. As of December 31, 1997, approximately 65% of Cinergy's power marketing and trading activity represents commitments with 10 counterparties. The majority of these contracts are for terms of one year or less. As the competitive electric power market expands, counterparties will increasingly include new market entrants, such as other power marketers, brokers, and commodities traders. This increased level of new market entrants, as well as competitive pressures on the utility market participants, could increase Cinergy's exposure to credit risk. As of December 31, 1997, Cinergy's management believes nonperformance of contractual obligations by any one counterparty of Cinergy's power marketing and trading function would not result in losses which are significant to the financial condition or results of operations of Cinergy.

     Potential exposure to credit risk also exists from Cinergy's use of financial derivatives such as currency swaps and interest rate swaps. Because these financial instruments are transacted only with highly rated financial institutions, Cinergy does not anticipate nonperformance by any of the counterparties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. PENSION PLANS

Cinergy's defined benefit pension plans cover substantially all employees meeting certain minimum age and service requirements. Plan benefits are determined under a final average pay formula with consideration of years of participation, age at retirement, and the applicable average Social Security wage base or benefit amount.

     Cinergy's funding policy is to contribute annually to the plans an amount which is not less than the minimum amount required by the Employee Retirement Income Security Act of 1974 and not more than the maximum amount deductible for income tax purposes. Contributions applicable to the last three plan years are: $8 million for 1997, $7 million for 1996, and $18 million for 1995. The plans' assets consist of investments in equity and fixed income securities.

     Effective January 1, 1998, Cinergy reconfigured its defined benefit pension plans. The reconfigured plans cover the same employees as the previous plans and established a uniform final average pay formula for all employees. When an employee retires, he or she will receive the greater of the benefit accrued under the previous plan as of December 31, 1997, or the benefit accrued under the new plan as of the retirement date. The reconfiguration of the pension plans is not expected to have a significant impact on the Company's financial condition or results of operations.

     Cinergy's pension cost for 1997, 1996, and 1995 included the following components:


(in millions)                             1997        1996        1995
------------------------------------------------------------------------
Benefits earned during the period        $  19.8    $  21.2     $  18.5
Interest accrued on projected
  benefit obligations                       67.8       61.6        61.4
Return on Plans' assets
  Actual                                  (186.6)     (75.6)     (119.3)
  Deferred gain                            123.8       14.4        58.8
Net amortizations                            2.8        2.9         2.3
------------------------------------------------------------------------
Net periodic pension cost                $  27.6    $  24.5     $  21.7

     During 1996, Cinergy recognized an additional $61 million of accrued pension cost in accordance with Statement of Financial Accounting Standards No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. This amount represents the costs associated with additional benefits extended in connection with voluntary workforce reduction programs (see Note 1(l)).

                                          1997        1996        1995
------------------------------------------------------------------------
Actuarial Assumptions:
For determination of projected
  benefit obligations
    Discount rate                            7.5%       8.0%        7.5%
    Rate of increase in
      future compensation                    4.5        5.0         4.5
For determination of pension cost
  Rate of return on plans' assets            9.0        9.0         9.0 - 9.5

     The following table reconciles the plans' funded status with amounts recorded in the Consolidated Financial Statements. Under the provisions of Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions (Statement 87), certain assets and obligations of the plans are deferred and recognized in the Consolidated Financial Statements in later years.

                                                        1997                     1996
-----------------------------------------------------------------   ----------------------------
                                                                                        Plan's
                                                       Plans'             Plans'     Accumulated
                                                   Assets Exceed      Assets Exceed    Benefits
                                                    Accumulated        Accumulated      Exceed
(in millions)                                         Benefits           Benefits       Assets
------------------------------------------------------------------------------------------------
Actuarial present value of benefits
  Vested benefits                                      $(731.6)         $(423.1)      $(241.6)
  Non-vested benefits                                    (35.5)           (33.5)        (10.1)
------------------------------------------------------------------------------------------------
    Accumulated benefit obligations                     (767.1)          (456.6)       (251.7)
  Effect of future compensation increases               (193.2)          (121.7)        (53.3)
------------------------------------------------------------------------------------------------
    Projected benefit obligations                       (960.3)          (578.3)       (305.0)
Plans' assets at fair value                              888.1            531.6         234.1
------------------------------------------------------------------------------------------------
Projected benefit obligations in excess of
 plans' assets                                           (72.2)           (46.7)        (70.9)
Remaining balance of plans' net assets existing
 at date of initial application of Statement 87
 to be recognized as a reduction of pension
 cost in future periods                                   (8.5)            (6.7)         (3.1)
Unrecognized net gain resulting from experience
 different from that assumed and effects of
 changes in assumptions                                 (134.6)           (48.4)        (28.1)
Prior service cost not yet recognized in net
 periodic pension cost                                    46.6             33.6          23.2
------------------------------------------------------------------------------------------------
Accrued pension cost at December 31                    $(168.7)         $ (68.2)     $  (78.9)

10. OTHER POSTRETIREMENT BENEFITS

Cinergy provides certain health care and life insurance benefits to retired employees who have met minimum age and service requirements and their eligible dependents. The health care benefits include medical coverage, dental coverage, and prescription drugs and are subject to certain limitations, such as deductibles and co-payments. Prior to January 1, 1997, CG&E and PSI employees were covered under separate plans. Effective January 1, 1997, all Cinergy active employees are eligible to receive essentially the same postretirement health care benefits. Certain classes of employees, based on age, as well as all retirees, have been grandfathered under benefit provisions in place prior to January 1, 1997. Neither CG&E and its subsidiaries nor PSI currently pre-fund their obligations for these postretirement benefits; however, PSI, in connection with the settlement which resulted in the February 1995 Order, agreed to begin pre-funding. Implementation of pre-funding is subject to the outcome of negotiations with The Office of the Utility Consumer Counselor and approval by the IURC.

     Postretirement benefit cost for 1997, 1996, and 1995 included the following components:

                                            Health       Life
(in millions)                                Care      Insurance        Total
-----------------------------------------------------------------------------
1997
BENEFITS EARNED DURING THE PERIOD           $  3.0     $  .1            $  3.1
INTEREST ACCRUED ON ACCUMULATED
  POSTRETIREMENT BENEFIT
OBLIGATION (APBO)                             14.1       2.2              16.3
NET AMORTIZATION AND DEFERRAL                   .2        .1                .3
AMORTIZATION OF TRANSITION
  OBLIGATIONS                                  4.7        .3               5.0
------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT
  BENEFIT COST                              $ 22.0     $ 2.7            $ 24.7
1996
Benefits earned during the period           $  5.7     $  .1            $  5.8
Interest accrued on APBO                      16.5       2.2              18.7
Net amortization and deferral                   .3         -                .3
Amortization of transition obligations         8.1        .3               8.4
------------------------------------------------------------------------------
Net periodic postretirement benefit cost    $ 30.6     $ 2.6            $ 33.2
1995
Benefits earned during the period           $  4.4     $  .1            $  4.5
Interest accrued on APBO                      15.6       2.2              17.8
Amortization of transition obligations         8.1        .3               8.4
------------------------------------------------------------------------------
Net periodic postretirement benefit cost    $ 28.1     $ 2.6            $ 30.7

     The following table reconciles the APBO of the health care and life insurance plans with amounts recorded in the Consolidated Financial Statements. Under the provisions of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, certain obligations of the plans are deferred and recognized in the Consolidated Financial Statements in later years.

                                            Health       Life
(in millions)                                Care      Insurance        Total
-------------------------------------------------------------------------------
1997
ACTUARIAL PRESENT VALUE OF BENEFITS
  FULLY ELIGIBLE ACTIVE PLAN
  PARTICIPANTS                              $  (9.9)   $  (2.3)         $ (12.2)
  OTHER ACTIVE PLAN PARTICIPANTS              (66.3)      (1.1)           (67.4)
  RETIREES AND BENEFICIARIES                 (113.6)     (28.7)          (142.3)
-------------------------------------------------------------------------------
    PROJECTED APBO                           (189.8)     (32.1)          (221.9)
UNAMORTIZED TRANSITION OBLIGATIONS             70.7         .2             70.9
UNRECOGNIZED NET LOSS
  RESULTING FROM EXPERIENCE
  DIFFERENT FROM THAT ASSUMED
  AND EFFECTS OF CHANGES IN
  ASSUMPTIONS                                  21.1        1.5             22.6
-------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT
  BENEFIT OBLIGATIONS AT
  DECEMBER 31, 1997                         $ (98.0)   $ (30.4)         $(128.4)

1996
Actuarial present value of benefits
  Fully eligible active plan
    participants                            $ (13.7)   $  (1.6)         $ (15.3)
  Other active plan participants              (49.8)      (1.5)           (51.3)
  Retirees and beneficiaries                 (118.0)     (26.4)          (144.4)
-------------------------------------------------------------------------------
    Projected APBO                           (181.5)     (29.5)          (211.0)
Unamortized transition obligations             75.4         .4             75.8
Unrecognized net loss (gain) resulting
  from experience different from
  that assumed and effects of
  changes in assumptions                       19.5        (.5)            19.0
-------------------------------------------------------------------------------
Accrued postretirement benefit
  obligations at December 31, 1996          $ (86.6)   $ (29.6)         $(116.2)

  The following assumptions were used to determine the APBO:

                                            1997         1996           1995
-------------------------------------------------------------------------------
Discount rate                               7.5%         8.0%           7.5%
Health care cost
  trend rate, gradually
  declining to 5%
    CG&E                                7.0-8.0%      7.0-9.0%     8.0-11.0%
    PSI                                 7.0-8.0       7.0-9.0      8.0-10.0
Year ultimate trend
  rates achieved
    CG&E                                   2004          2004          2002
    PSI                                    2004          2004          2007

     Increasing the health care cost trend rate by one percentage point in each year would increase the APBO by approximately $24 million for 1997 and $21 million for 1996, and the aggregate of the service and interest cost components of the postretirement benefit cost by approximately $2 million for 1997, $4 million for 1996, and $3 million for 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. INCOME TAXES

Cinergy complies with the provisions of Statement 109. Statement 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities.

     The significant components of Cinergy's net deferred income tax liability at December 31, 1997, and 1996, are as follows:

(in millions)                                             1997           1996
-------------------------------------------------------------------------------
DEFERRED INCOME TAX LIABILITY
  Utility plant                                         $1 076.8       $1 061.3
  Unamortized costs of reacquiring debt                     24.4           23.2
  Deferred operating expenses
    and carrying costs                                      70.4           73.5
  Amounts due from customers - income taxes                129.4          129.4
  Deferred DSM costs                                        31.7           43.4
  Investment in unconsolidated subsidiary                   55.0           13.5
  Other                                                     47.9           41.3
-------------------------------------------------------------------------------
    Total deferred income tax liability                  1 435.6        1 385.6
DEFERRED INCOME TAX ASSET
  Unamortized investment tax credits                        60.5           63.9
  Deferred fuel costs                                        -             12.9
  Accrued pension and other benefit costs                   63.3           60.4
  Other                                                     63.3          102.1
-------------------------------------------------------------------------------
    Total deferred income tax asset                        187.1          239.3
NET DEFERRED INCOME TAX LIABILITY                       $1 248.5       $1 146.3

     A summary of Federal and state income taxes charged (credited) to income and the allocation of such amounts is as follows:

(in millions)                                 1997           1996           1995
----------------------------------------------------------------------------------
CURRENT INCOME TAXES
  Federal                                     $133.3         $143.4         $175.3
  State                                         12.1            7.5           10.4
----------------------------------------------------------------------------------
      Total current income taxes               145.4          150.9          185.7
DEFERRED INCOME TAXES
  Federal
    Depreciation and other
      utility plant-related items               26.7           61.6           53.8
    DSM costs                                   (8.5)          (1.9)          12.0
    Pension and other benefit costs               .9          (28.2)         (21.8)
    Litigation settlement                        1.8           26.2              -
    Fuel costs                                   4.4            8.8             .3
    Other items - net                           49.5          (15.4)          (7.5)
----------------------------------------------------------------------------------
      Total deferred Federal
        income taxes                            74.8           51.1           36.8
  State                                          2.4            6.5            1.7
----------------------------------------------------------------------------------
      Total deferred income taxes               77.2           57.6           38.5
INVESTMENT TAX CREDITS - NET                    (9.6)          (9.8)         (10.1)
----------------------------------------------------------------------------------
      TOTAL INCOME TAXES                      $213.0         $198.7         $214.1
ALLOCATED TO:
  Operating income                            $248.9         $218.2         $221.4
  Other income and expenses - net              (35.9)         (19.5)          (7.3)
----------------------------------------------------------------------------------
                                              $213.0         $198.7         $214.1

     Federal income taxes, computed by applying the statutory Federal income tax rate to book income before extraordinary item and Federal income tax, are reconciled to Federal income tax expense reported in the Consolidated Statements of Income as follows:

(in millions)                               1997           1996           1995
-------------------------------------------------------------------------------
Statutory Federal income tax
  provision                                $196.4         $181.8         $192.2
Increases (Reductions) in taxes
  resulting from:
    Amortization of investment
  tax credits                                (9.6)          (9.8)         (10.1)
    Depreciation and other utility
  plant-related differences                  11.7           14.1            9.0
    Preferred dividend requirements
  of subsidiaries                             4.4            8.5           10.8
    Foreign tax adjustments                 (13.2)         (11.1)             -
    Other - net                               8.8            1.2             .1
-------------------------------------------------------------------------------
Federal income tax expense                 $198.5         $184.7         $202.0

12. COMMITMENTS
    AND CONTINGENCIES

(a) CONSTRUCTION

Cinergy currently forecasts the aggregate expenditures for its construction program for the 1998 through 2002 period to be $1.7 billion.

(b) MANUFACTURED GAS PLANT (MGP) SITES

(i)  GENERAL

Prior to the 1950s, gas was produced at MGP sites through a process that involved the heating of coal and/or oil. The gas produced from this process was sold for residential, commercial, and industrial uses.

(ii)  PSI

Coal tar residues, related hydrocarbons, and various metals associated with MGP sites have been found at former MGP sites in Indiana, including at least 21 MGP sites which PSI or its predecessors previously owned. In 1945, PSI sold 19 of these sites to Indiana Gas and Water Company, Inc. (now Indiana Gas Company, Inc. (IGC)), including the Shelbyville and Lafayette sites (discussed below). PSI or its predecessors acquired seven of the 21 MGP sites from Northern Indiana Public Service Company (NIPSCO), five of which were among the 19 sites PSI sold to IGC. The other two sites acquired from NIPSCO are located in Goshen (discussed below) and Warsaw, Indiana.

     PSI has received claims from IGC and NIPSCO that PSI is a Potentially Responsible Party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) with respect to the 21 MGP sites, and therefore responsible for the costs of investigating and remediating these sites.

     The Shelbyville MGP site has been the subject of an investigation and cleanup enforcement action by the Indiana Department of Environmental Management (IDEM) against IGC and PSI. Pursuant to an agreement, PSI and IGC have conducted investigation and remediation activities at the Shelbyville site and are sharing the costs of these activities. In 1997, PSI and IGC submitted a proposed agreed order to IDEM relative to the Shelbyville site, which, if accepted by IDEM, will result in a determination of whether the activities previously undertaken at the site are sufficient to adequately protect human health and the environment. Based upon environmental investigations and remediation completed to date, PSI believes that any further investigation and remediation required for this site will not have a material adverse effect on its financial condition or results of operations.

     In 1992, the IDEM issued an order to IGC, naming IGC as a PRP as defined in the CERCLA, which requires investigation and remediation of the Lafayette MGP site. IGC entered into an agreed order with the IDEM for the removal of MGP contamination at that site.

     In August 1997, NIPSCO filed suit against PSI in the United States District Court for the Northern District of Indiana, South Bend Division, claiming, pursuant to CERCLA, recovery from PSI of NIPSCO's past and future costs of investigating and remediating MGP related contamination at the Goshen MGP site. NIPSCO alleged that it has already incurred about $400,000 in response costs at the site and that remediation of the site will cost about $2.7 million. PSI denied liability in its answer to the complaint. The parties are currently engaged in the discovery process and the case has not yet been scheduled for trial.

     Also, in August 1997, PSI reached an agreement with IGC settling IGC's claims that PSI contribute to IGC's response costs related to 13 of the 19 MGP sites conveyed by PSI to IGC in 1945. This agreement requires PSI and IGC to share past and future response costs equally (50%/50%) at the 13 sites. Further, the parties must jointly approve future management of the sites and the decisions to spend additional funds. The settlement does not address the five sites PSI acquired from NIPSCO and subsequently sold to IGC (including the Lafayette site).

     PSI has placed its insurance carriers on notice of IGC's, NIPSCO's, and IDEM's claims.

     In May 1995, the IURC denied IGC's request for recovery of costs incurred in complying with Federal, state, and local environmental regulations related to MGP sites in which IGC has an interest, including sites acquired from PSI. IGC appealed this decision, which IGC contended was contrary to decisions made by other state utility commissions with respect to this issue. In January 1997, the Indiana Court of Appeals (Court of Appeals) affirmed the IURC's decision denying IGC's request for recovery of MGP costs. IGC petitioned the Indiana Supreme Court to review the Court of Appeals decision. In August 1997, the Indiana Supreme Court denied transfer of this case. Accordingly, the IURC's decision denying rate recovery for these costs by IGC remains intact. The IURC granted PSI's motion establishing a sub-docket to PSI's last retail rate proceeding, in which the IURC issued an order in September 1996, to consider its request for rate recovery of any MGP site-related costs it may incur. PSI is unable to predict the extent to which it will be able to recover through rates any MGP site investigation and remediation costs ultimately incurred.

     PSI continues to gather information pertaining to each of these MGP sites, including the 13 sites which are the subject of the agreement with IGC and the Goshen site which is the subject of NIPSCO's complaint. Reserves recorded, based on information currently available, are not material to Cinergy's financial condition or results of operations. However, as further investigation and remediation activities are undertaken at these sites, the potential liability for MGP sites could be material to Cinergy's financial condition or results of operations.

(iii)  CG&E AND ITS UTILITY SUBSIDIARIES

Lawrenceburg, a wholly-owned subsidiary of CG&E, also has a MGP site. In May 1995, Lawrenceburg and the IDEM reached an agreement to include the Lawrenceburg MGP site in the IDEM's voluntary cleanup program. Lawrenceburg implemented a remediation plan, and, on September 20, 1996, received a certificate of completion on the cleanup from the IDEM. The total costs incurred for the cleanup program were approximately $273,000.

     CG&E and its utility subsidiaries are aware of other potential sites where MGP activities may have occurred at some time in the past. None of these sites is known to present a risk to the environment. CG&E and its utility subsidiaries have undertaken preliminary site assessments to obtain more information about some of the other potential MGP sites.

(c) UNITED SCRAP LEAD SITE

The United States Environmental Protection Agency (EPA) alleges that CG&E is a PRP under the CERCLA liable for cleanup of the United Scrap Lead site in Troy, Ohio. CG&E was one of approximately 200 companies so named. CG&E believes it is not a PRP and should not be responsible for cleanup of the site. Under the CERCLA, CG&E could be jointly and severally liable for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

costs incurred in cleaning up the site, estimated by the EPA to be $27 million, of which CG&E estimates its portion to be immaterial to its financial condition or results of operations. In January 1998, CG&E executed a de minimis settlement agreement, which if accepted by the Federal District Court will resolve CG&E's potential liability for the site. Action on the proposed settlement is expected by the end of 1998.

(d) ENERTECH ASSOCIATES, INC. (ENERTECH) LITIGATION

In October 1995, a suit was filed in the Federal District Court for the Southern District of Ohio by three former employees of Enertech, formerly named Power International, Inc., a subsidiary of Investments, naming as defendants Enertech, Cinergy, Investments, CG&E, PSI, James E. Rogers, and William J. Grealis. (Mr. Rogers and/or Mr. Grealis are officers and/or directors of the foregoing companies.) The lawsuit, which stems from the termination of employment of the three former employees, alleges that they entered into employment contracts with Enertech based on the opportunity to participate in potential profits from future investments in energy projects in central and eastern Europe. The suit alleges causes of action based upon, among other theories, breach of contract related to the events surrounding the termination of their employment and fraud and misrepresentation related to the level of financial support for future projects. The suit alleges compensatory damages of $154 million based upon assumed future success of potential future investments and punitive damages of three times that amount. All defendants are vigorously defending against the charges based upon meritorious defenses. Cinergy is currently unable to predict the outcome of this litigation.

(e) WABASH VALLEY POWER ASSOCIATION, INC. (WVPA)

In February 1989, PSI and WVPA entered into a settlement agreement to resolve all claims related to Marble Hill, a nuclear project canceled in 1984. Implementation of the settlement was contingent upon a number of events, including the conclusion of WVPA's bankruptcy proceeding, negotiation of certain terms and conditions with WVPA, the Rural Utilities Service (RUS), and the National Rural Utilities Cooperative Finance Corporation (CFC), and certain regulatory approvals. In December 1996, following the resolution of issues associated with WVPA's bankruptcy proceeding, PSI, on behalf of itself and its officers, paid $80 million on behalf of WVPA to the RUS and the CFC. The $80 million obligation, net of insurance proceeds, other credits, and applicable income tax effects, was charged to income in 1988. In January 1997, an order dismissing the WVPA litigation against PSI and its officers with prejudice was entered by the United States District Court for the Southern District of Indiana. Negotiations among PSI, WVPA, the RUS, and the CFC continue regarding certain additional terms and conditions of the settlement agreement. Based on the current status of negotiations, the Company believes it has adequately reserved for any loss that would be material to its financial condition or results of operations. However, the Company cannot currently predict the outcome of these negotiations. Depending on the form of the final negotiated terms and conditions and the form of any regulatory approvals, the Company could be required to recognize additional losses of up to $90 million for accounting purposes. The recognition of this loss is not expected to have an immediate impact on Cinergy's cash flow. The Company believes that negotiations could be concluded and the final terms and conditions determined during 1998.

(f) POTENTIAL DIVESTITURE OF GAS OPERATIONS

Under the PUHCA, the divestiture of CG&E's gas operations may be required. The key question under the relevant PUHCA standards is the amount of increased operating costs, if any, that would result from the gas operations being divested and operated on a stand-alone basis.

     In its order approving the merger, the SEC reserved judgment over Cinergy's ownership of CG&E's gas operations for three years, at the end of which period Cinergy would be required to address the matter. In February 1998, Cinergy made a filing with the SEC setting forth its rationale for retention of the gas operations. The filing includes, among other things, a study showing that, if divested and operated on a stand-alone basis, the gas operations would bear significant increased operating costs, greater than those cited by the SEC in two 1997 cases permitting electric registered holding companies to acquire and retain gas properties. For these and other reasons stated in Cinergy's filing, Cinergy believes its retention of CG&E's gas properties meets all relevant standards under the PUHCA.

13. JOINTLY OWNED PLANT

PSI is a joint owner of Gibson Unit 5 with WVPA and the Indiana Municipal Power Agency (IMPA). Additionally, PSI is a co-owner with WVPA and IMPA of certain transmission property and local facilities. These facilities constitute part of the integrated trans-mission and distribution systems which are operated and maintained by PSI. CG&E, Columbus Southern Power Company, and The Dayton Power and Light Company have constructed electric generating units and related transmission facilities on varying common ownership bases. The Consolidated Statements of Income reflect PSI's and CG&E's portions of all operating costs associated with the commonly owned facilities.

     PSI's and CG&E's investments in jointly owned plant are as follows:

                                                                            1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  CONSTRUCTION
                                                                                 UTILITY PLANT    ACCUMULATED       WORK IN
(DOLLARS IN MILLIONS)                                                 SHARE        IN SERVICE     DEPRECIATION      PROGRESS
-----------------------------------------------------------------------------------------------------------------------------
PSI
PRODUCTION
  GIBSON (UNIT 5)                                                       50.05%       $   205         $ 97            $ 1
TRANSMISSION AND LOCAL FACILITIES                                       94.28          1 918          673             32
CG&E
PRODUCTION
  MIAMI FORT STATION (UNITS 7 AND 8)                                       64            208          117              4
  W.C. BECKJORD STATION (UNIT 6)                                         37.5             41           25              1
  J.M. STUART STATION                                                      39            273          121              1
  CONESVILLE STATION (UNIT 4)                                              40             72           37              2
  ZIMMER                                                                 46.5          1 216          239              5
  EAST BEND STATION                                                        69            330          164              2
  KILLEN STATION                                                           33            187           85              -
TRANSMISSION                                                          VARIOUS             63           31              1
-----------------------------------------------------------------------------------------------------------------------------

14. QUARTERLY FINANCIAL DATA (unaudited)

(in millions, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       Net          Basic         Diluted
                                                      Operating       Operating       Income   Earnings (Loss) Earnings (Loss)
Quarter Ended                                         Revenues         Income         (Loss)      Per Share        Per Share
------------------------------------------------------------------------------------------------------------------------------
1997
MARCH 31                                               $1 030           $152          $114       $ .72           $ .71
JUNE 30                                                   865            105            55         .35             .35
SEPTEMBER 30                                            1 355            140           (27)(a)    (.16)(a)        (.17)(a)
DECEMBER 31                                             1 103            142           111         .70             .70
------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                $4 353           $539          $253(a)    $1.61(a)        $1.59(a)

1996
March 31                                               $  884           $169          $110       $ .70           $ .69
June 30                                                   717            113            56(b)      .35(b)          .35(b)
September 30                                              766            150            98         .51(c)          .51(c)
December 31                                               876            126            71(b)      .44(b)          .44(b)
------------------------------------------------------------------------------------------------------------------------------
  Total                                                $3 243           $558          $335(b)    $2.00(b)(c)     $1.99(b)(c)


(a) For a discussion of the windfall profits tax levied against Midlands, which was recorded in the third quarter as an extraordinary item, see
    Note 17. Net income, basic earnings per share and diluted earnings per share during the third quarter of 1997, before the extraordinary item, were $83 million, $.53 and $.52, respectively. Total net income, basic earnings per share, and diluted earnings per share for 1997, before the extraordinary item, were $363 million, $2.30, and $2.28, respectively.

(b) In 1996, Cinergy recognized charges to earnings of approximately $55 million ($38 million, net of taxes or $.24 per share, basic and diluted) primarily for charges related to voluntary early retirement and severance programs and disallowances associated with the PUCO's December 1996 Order in CG&E's gas rate proceeding. Of these charges, approximately
    $11 million, net of taxes or $.07 per share(basic and diluted), was recognized in the second quarter, and approximately $27 million, net of taxes or $.17 per share (basic and diluted), was recognized in the fourth quarter. Of the total $55 million charge, $41 million is reflected in "Operating Expenses - Other operation" and $14 million is reflected in "Other Income and Expenses - Net."

(c) In the third quarter of 1996, Cinergy incurred costs of $18 million or $.12 per share (basic and diluted), related to the reacquisition of 90% of CG&E's preferred stock through a tender offer. (See Note 3(b).)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. FINANCIAL INFORMATION BY BUSINESS SEGMENT


(in millions)
------------------------------------------------------------------------------------------------------------------------------
                                                                                     Operating
                                                      Operating       Operating        Income     Provision For  Construction
Year Ended                                            Revenues         Income          Taxes      Depreciation   Expenditures
------------------------------------------------------------------------------------------------------------------------------
1997
  ELECTRIC                                              $3 862           $505           $229           $266           $247
  GAS                                                      491             34             20             23             44
------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                               $4 353           $539           $249           $289           $291

1996
  Electric                                              $2 769           $520           $204           $260           $276
  Gas                                                      474             38             14             23             32
------------------------------------------------------------------------------------------------------------------------------
    Total                                               $3 243           $558           $218           $283           $308

1995
  Electric                                              $2 612           $548           $209           $258           $286
  Gas                                                      411             39             12             22             36
------------------------------------------------------------------------------------------------------------------------------
    Total                                               $3 023           $587           $221           $280           $322

(in millions)                                      December 31                          1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment - net
  Electric                                                                             $5 724         $5 737        $5 718
  Gas                                                                                     573            553           532
------------------------------------------------------------------------------------------------------------------------------
                                                                                        6 297          6 290         6 250
Other Corporate Assets                                                                  2 561          2 435         1 853
------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                       $8 858         $8 725        $8 103


For a discussion of the potential divestiture of CG&E's gas operations, see
Note 12(f).

16. EARNINGS PER SHARE

Effective December 31, 1997, Cinergy adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (Statement 128). Statement 128 replaces the calculation of primary and fully diluted earnings per share under previous accounting standards with basic and diluted earnings per share amounts. Previously reported earnings per share amounts have been restated to comply with the provisions of Statement 128.

     The after-tax earnings per share impact of the extraordinary item - equity share of windfall profits tax in 1997 was $.69 for both basic and diluted earnings per share.

     Presented below is a reconciliation of earnings per common share (basic
EPS) and earnings per common share assuming dilution (diluted EPS).

                                                                                     Income         Shares           Earnings
(In thousands, except per share amounts)                                           (Numerator)   (Denominator)       Per Share
------------------------------------------------------------------------------------------------------------------------------
1997
EARNINGS PER COMMON SHARE: NET INCOME BEFORE EXTRAORDINARY ITEM                     $362 638        157 685             $2.30
EFFECT OF DILUTIVE SECURITIES: COMMON STOCK OPTIONS                                                     928
                               CONTINGENTLY ISSUABLE COMMON STOCK                                       204
------------------------------------------------------------------------------------------------------------------------------
EPS-ASSUMING DILUTION: NET INCOME BEFORE
  EXTRAORDINARY ITEM PLUS ASSUMED CONVERSIONS                                       $362 638        158 817             $2.28

1996
Net income                                                                          $334 797
Less:  costs of reacquisition of preferred stock of subsidiary                        18 391
------------------------------------------------------------------------------------------------------------------------------
Earnings per common share: Net income applicable to common stock                    $316 406        157 678             $2.00
Effect of dilutive securities: Common stock options                                                     923
                               Contingently issuable common stock                                       314
------------------------------------------------------------------------------------------------------------------------------
EPS-assuming dilution: Net income applicable to
  common stock plus assumed conversions                                             $316 406        158 915             $1.99

1995
Earnings per common share: Net income                                               $347 182        156 620             $2.22
Effect of dilutive securities: Common stock options                                                     586
                               Contingently issuable common stock                                       316
------------------------------------------------------------------------------------------------------------------------------
EPS-assuming dilution: Net income plus assumed conversions                          $347 182        157 522             $2.20
------------------------------------------------------------------------------------------------------------------------------


     Options to purchase shares of common stock that were excluded from the calculation of EPS-assuming dilution because the exercise prices of these options were greater than the average market price of the common shares during the year are summarized below:

                                               Average
                                              Exercise
Year                         Shares            Price
------------------------------------------------------
1997                         22 300            $35.25
1996                         45 000             31.56
1995                        215 000             28.81


17. EXTRAORDINARY ITEM - EQUITY SHARE OF WINDFALL PROFITS TAX

In May 1997, general elections were held in Great Britain which resulted in the Labour Party gaining control of the government. In July 1997, the Labour Government announced a windfall profits tax to be levied against a limited number of British companies, including Midlands, which had previously been owned and operated by the government. The tax, which was enacted into law during the third quarter of 1997, was intended to be a recovery of funds by the government due to the undervaluing of the companies subject to the tax when they were privatized by the government via public stock offerings several years ago.

     Cinergy's share of the tax to be paid by Midlands in two equal installments, due December 1, 1997 and 1998, is approximately 67 million pounds sterling ($109 million or $.69 per share, basic and diluted).
Midlands borrowed the funds to finance the first installment. Cinergy expects Midlands will borrow funds as necessary to pay the final installment. As Cinergy's management believes this charge to be unusual in nature, and does not expect such a charge to recur, the tax was recorded as an extraordinary item in Cinergy's Consolidated Statement of Income during the third quarter of 1997. No related tax benefit was recorded for the charge as the windfall profits tax is not deductible for corporate income tax purposes in the UK, and Cinergy expects that benefits, if any, derived for US Federal income taxes will not be significant.

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the accuracy, objectivity, and consistency of the financial statements presented in this report. The Consolidated Financial Statements of Cinergy Corp. (Cinergy) conform to generally accepted accounting principles and have also been prepared to comply with accounting policies and principles prescribed by the applicable regulatory authorities.

     To assure the reliability of Cinergy's financial statements, management maintains a system of internal controls. This system is designed to provide reasonable assurance that assets are safeguarded, that transactions are executed with management's authorization, and that transactions are properly recorded so financial statements can be prepared in accordance with the policies and principles previously described.

     Cinergy has established policies intended to ensure that employees adhere to the highest standards of business ethics. Management also takes steps to assure the integrity and objectivity of Cinergy's accounts by careful selection of managers, division of responsibilities, delegation of authority, and communication programs to assure that policies and standards are understood.

     An internal auditing program is used to evaluate the adequacy of and compliance with internal controls. Although no cost effective internal control system will preclude all errors and irregularities, management believes that Cinergy's system of internal controls provides reasonable assurance that material errors or irregularities are prevented, or would be detected within a timely period.

     Cinergy's Consolidated Financial Statements have been audited by Arthur Andersen LLP, which has expressed its opinion with respect to the fairness of the statements. The auditors' examination included a review of the system of internal controls and tests of transactions to the extent they considered necessary to render their opinion.

     The Board of Directors, through its audit committee of outside directors, meets periodically with management, internal auditors, and independent auditors to assure that they are carrying out their respective responsibilities. The audit committee has full access to the internal and independent auditors, and meets with them, with and without management present, to discuss auditing and financial reporting matters.




/s/ James E. Rogers

James E. Rogers
President and
Chief Executive Officer


/s/ Madeleine W. Ludlow

Madeleine W. Ludlow
Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Cinergy Corp.:

  We have audited the consolidated balance sheets of Cinergy Corp. (a Delaware Corporation) and its subsidiary companies as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in common stock equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cinergy Corp. and its subsidiary companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


Arthur Andersen LLP
Cincinnati, Ohio,
January 27, 1998


FIVE YEAR STATISTICAL SUMMARY

FINANCIAL                                                   1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES (thousands)                           $4 352 843     $3 242 740     $3 023 431     $2 888 447    $2 833 440
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (thousands)                                   $  253 238     $  334 797     $  347 182     $  191 142    $   62 547(a)
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS (thousands)                                 $8 858 153     $8 724 934     $8 103 242     $8 037 422    $7 696 489
------------------------------------------------------------------------------------------------------------------------------
CONSTRUCTION EXPENDITURES (INCLUDING AFUDC)
  (thousands)                                            $  317 153     $  324 238     $  326 869     $  486 734    $  563 355
------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION    Common Equity                          $2 539 200     $2 584 454     $2 548 843     $2 414 271    $2 221 681
($  - thousands)  Preferred Stock(b)
                    Subject to Mandatory Redemption               -              -        160 000        210 000       210 000
                    Not Subject to Mandatory Redemption     177 989        194 232        227 897        267 929       307 989
                  Long-term Debt(b)                       2 150 902      2 326 378      2 346 766      2 615 269     2 545 213
                  Total Capitalization                   $4 868 091     $5 105 064     $5 283 506     $5 507 469    $5 284 883
------------------------------------------------------------------------------------------------------------------------------
OTHER COMMON      Avg. Shares Outstanding (thousands)       157 685        157 678        156 620        147 426       144 226
STOCK DATA        Avg. Shares Outstanding -
                    Assuming Dilution (thousands)           158 817        158 915        157 522        148 006       144 832
                  Earnings Per Share                     $     1.61(d)  $     2.00(c)  $     2.22     $     1.30         $0.43(a)
                  Earnings Per Share -
                    Assuming Dilution                    $     1.59(d)  $     1.99(c)  $     2.20     $     1.29         $0.43(a)
                  Dividends Declared Per Share           $     1.80(d)  $     1.74(a)  $     1.72     $     1.50         $1.46(a)
                  Payout Ratio(e)                             111.8%          87.0%(c)       77.5%         115.4%        339.5%
                  Book Value Per Share (year-end)        $    16.10     $    16.39     $    16.17     $    15.56    $    15.17
------------------------------------------------------------------------------------------------------------------------------
DEGREE DAY DATA   CG&E Heating
                       (30-year average - 5 248)              5 271          5 611          5 323          4 937         5 326
------------------------------------------------------------------------------------------------------------------------------
                       Cooling (30-year average - 996)          851            916          1 216          1 026         1 156
                  PSI  Heating (30-year average - 5 609)      5 680          5 891          5 578          5 194         5 656
                       Cooling (30-year average - 1 014)        871            989          1 214          1 057         1 056
------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE DATA    Number of Employees (year-end)               7 609          7 973          8 602          8 868         9 227
------------------------------------------------------------------------------------------------------------------------------
GAS OPERATIONS
------------------------------------------------------------------------------------------------------------------------------
GAS REVENUES          Residential                        $  284 516     $  272 303     $  237 576     $  242 415    $  269 684
(thousands)           Commercial                            121 345        118 994         99 708        114 854       114 957
                      Industrial                             31 168         30 409         28 979         43 490        47 403
                      Other                                  18 554         20 133         19 740         23 483        21 573
------------------------------------------------------------------------------------------------------------------------------
                        Total Sales                         455 583        441 839        386 003        424 242       453 617
                      Gas Transported                        32 456         27 679         20 934         13 496        11 331
------------------------------------------------------------------------------------------------------------------------------
                        Total Sales & Transported           488 039        469 518        406 937        437 738       464 948
                      Other Gas Revenues                      3 106          4 516          3 915          4 660         4 348
------------------------------------------------------------------------------------------------------------------------------
                        Total Gas                        $  491 145     $  474 034     $  410 852     $  442 398    $  469 296
------------------------------------------------------------------------------------------------------------------------------
GAS SALES             Residential                            41 846         44 721         43 153         39 065        43 514
(million cu. ft.)     Commercial                             19 141         21 199         19 664         20 070        20 370
                      Industrial                              5 240          5 746          6 624          9 025        10 011
                      Other                                   3 162          3 947          4 584          4 803         4 303
------------------------------------------------------------------------------------------------------------------------------
                        Total Sales                          69 389         75 613         74 025         72 963        78 198
                      Gas Transported                        53 448         48 560         40 543         32 579        28 593
------------------------------------------------------------------------------------------------------------------------------
                        Total Sales & Transported           122 837        124 173        114 568        105 542       106 791
------------------------------------------------------------------------------------------------------------------------------
GAS CUSTOMERS         Residential                           407 128        397 660        389 165        379 953       373 494
(avg.)                Commercial                             41 915         41 499         40 897         40 545        40 348
                      Industrial                              1 960          1 961          1 959          2 076         2 176
                      Other                                   1 505          1 518          1 558          1 520         1 472
------------------------------------------------------------------------------------------------------------------------------
                        Total                               452 508        442 638        433 579        424 094       417 490
------------------------------------------------------------------------------------------------------------------------------
SYSTEM MAXIMUM DAY SENDOUT (million cu. ft.)                    932            861            813            955           843
------------------------------------------------------------------------------------------------------------------------------
AVG. COST PER MCF PURCHASED (cents)                          380.41         326.50         277.92         335.60        353.74
------------------------------------------------------------------------------------------------------------------------------
LOAD FACTOR - GAS                                              36.1%          39.5%          38.7%          30.3%         34.7%
------------------------------------------------------------------------------------------------------------------------------


Certain amounts in prior years have been reclassified to conform to the 1997 presentation.

(a) Includes the write-off of a portion of Zimmer.

(b) Excludes amounts due within one year.

(c) Includes $.12 per share for the cost of reacquiring 90% of CG&E's preferred stock through a tender offer.

(d) Includes $.69 per share for an extraordinary item (Midlands windfall profits tax).

(e) Based on basic earnings per share.


ELECTRIC OPERATIONS                                        1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------
ELECTRIC REVENUES (thousands)        Residential        $  984 891     $  996 959     $  965 278     $  898 763     $  893 089
                                     Commercial            688 301        673 181        661 496        626 333        608 407
                                     Industrial            669 130        657 563        637 090        598 126        584 382
                                     Other                 111 867        110 003        118 458         96 247         68 364(a)
                                     -----------------------------------------------------------------------------------------
                                       Total Retail      2 454 189      2 437 706      2 382 322      2 219 469      2 154 242
                                     Sales For Resale    1 369 021        296 600        197 943        194 734        177 754
                                     Other                  38 488         34 400         32 314         31 846         32 148
                                     -----------------------------------------------------------------------------------------
                                       Total Electric   $3 861 698     $2 768 706     $2 612 579     $2 446 049     $2 364 144(a)
------------------------------------------------------------------------------------------------------------------------------
ELECTRIC SALES (million kwh)         Residential            14 147         14 705         14 366         13 578         13 818
                                     Commercial             11 993         11 802         11 648         11 167         10 963
                                     Industrial             17 296         16 803         16 264         15 547         14 860
                                     Other                   1 825          1 811          1 795          1 723          1 732
                                     -----------------------------------------------------------------------------------------
                                       Total Retail         45 261         45 121         44 073         42 015         41 373
                                     Sales For Resale       57 520         12 399          7 769          7 801          7 063
                                     -----------------------------------------------------------------------------------------
                                       Total Electric      102 781         57 520         51 842         49 816         48 436
------------------------------------------------------------------------------------------------------------------------------
ELECTRIC CUSTOMERS (avg.)            Residential         1 236 974      1 215 782      1 195 323      1 174 705      1 160 513
                                     Commercial            151 093        149 015        147 888        144 766        142 767
                                     Industrial              6 472          6 470          6 424          6 345          6 263
                                     Other                   6 372          6 265          6 008          5 779          5 721
                                     -----------------------------------------------------------------------------------------
                                       Total             1 400 911      1 377 532      1 355 643      1 331 595      1 315 264
------------------------------------------------------------------------------------------------------------------------------
SYSTEM CAPABILITY - SUMMER (mw)(b)   Consolidated           10 936         11 037         11 133         10 990         10 997
                                     CG&E                    5 075          5 175          5 271          5 271          5 271
                                     PSI                     5 861          5 862          5 862          5 719          5 726
------------------------------------------------------------------------------------------------------------------------------
SYSTEM PEAK LOAD (mw)                CG&E                    4 638          4 452          4 509          4 326          4 493
                                     PSI                     5 313          5 227          5 274          4 869          4 812
------------------------------------------------------------------------------------------------------------------------------
ANNUAL LOAD FACTOR - ELECTRIC        CG&E                     58.4%          60.5%          58.8%          58.7%          55.8%
                                     PSI                      59.2%          59.0%          57.4%          59.0%          58.0%
ELECTRICITY OUTPUT (million kwh)     Generated - Net
                                       CG&E                 25 329         25 844         23 959         22 432         22 338
                                       PSI                  29 521         26 815         28 499         27 898         26 740
                                     Purchased (c)           4 073          7 990          2 576          2 449          2 075
------------------------------------------------------------------------------------------------------------------------------
SOURCE OF ENERGY SUPPLY (%)          Coal                    90.74%         85.69%         93.93%         94.40%         95.15%
                                     Hydro                    0.72%          0.56%          0.66%          0.58%          0.60%
                                     Oil & Gas                1.63%          0.58%          0.73%          0.38%          0.19%
                                     Purchased                6.91%         13.17%          4.68%          4.64%          4.06%
------------------------------------------------------------------------------------------------------------------------------
FUEL COST                            Per Million Btu    $     1.25     $     1.35     $     1.37     $     1.41     $     1.50
------------------------------------------------------------------------------------------------------------------------------
HEAT RATE (Btu per kwh sendout)      Consolidated           10 190         10 113         10 035         10 095          9 909
                                     CG&E                    9 984          9 816          9 832          9 853          9 801
                                     PSI                    10 369         10 403         10 207         10 292         10 232
------------------------------------------------------------------------------------------------------------------------------

Certain amounts in prior years have been reclassified to conform to the 1997 presentation.

(a) 1993 reflects the refund of $31 million applicable to the IURC's April 1990 rate order.

(b) Includes amounts to be purchased, subject to availability, pursuant to agreements with other utilities.

(c) Excludes purchases related to Cinergy's power marketing and trading function.

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PSI ENERGY, INC.
1000 East Main Street
Plainfield, Indiana  46168